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Proxy Statement-Prospectus

Gold Country Financial Services, Inc. 519 D Street Marysville, California 95901 (530) 742-3800	Western Sierra Bancorp 4080 Plaza Goldorado Circle Cameron Park, California 95682 (530) 677-5600

        The Board of Directors of Gold Country Financial Services, Inc. has scheduled its special shareholders' meeting for the purpose of approving payments to an executive officer and a merger transaction; and voting on other matters that may properly come before the meeting. If approved, the merger will result in Gold Country Financial being merged with Western Sierra Bancorp and Gold Country Bank being merged with Western Sierra National Bank.

        You are cordially invited to attend the special shareholders' meeting, which will be held at Gold Country Financial's head office, 519 D Street, Marysville, California 95901, on Monday, March 7, 2005, at 5:30 p.m. If you are not able to attend, a proxy authorizing someone else to vote for you in the way that you specify is enclosed. This proxy statement-prospectus provides you with detailed information about the merger, Gold Country Financial and Western.

        Gold Country Financial and Western entered into a merger agreement on November 18, 2004 and amended the merger agreement on January 18, 2005. A copy of that agreement, as amended, is attached as Appendix A to this proxy statement-prospectus. Under the terms of the merger agreement, Gold Country Financial will be merged with and into Western. You will have the choice of electing to receive newly issued shares of Western common stock; cash; or a combination of both; subject to certain restrictions discussed in this proxy statement-prospectus. As of January 31, 2005, the value of the merger consideration was $33.91 per share of Gold Country Financial, based upon the $37.77 average closing price of Western common stock for the twenty trading days ending on January 24, 2005 and 682,610 shares of Gold Country Financial common stock to be issued and outstanding at the completion of the merger consisting of 671,019 shares of common stock issued and outstanding on January 28, 2005 and the assumed exercise of 11,591 shares of common stock to be issued prior to the completion of the merger. You should read the section entitled "The Merger—Calculation of Consideration to be Paid to Gold Country Financial Shareholders" for additional information.

        Western's common stock is quoted on the Nasdaq-National Market System, or Nasdaq-NMS, under the symbol "WSBA."

        Please read the section entitled "Risk Factors" beginning on page 10 for a discussion of certain factors that you should consider when deciding on how to vote on the merger.

        This proxy statement-prospectus is dated February 2, 2005 and is first being mailed to shareholders on or about February 4, 2005.

        Neither the Securities and Exchange Commission, or SEC, nor any state securities regulators have approved either the acquisition described in this proxy statement-prospectus or the Western common stock to be issued in the acquisition, nor have they determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The shares of Western common stock offered through this proxy statement-prospectus are not deposits and are not insured by the Federal Deposit Insurance Corporation, or FDIC. Western and Gold Country Financial do not guarantee the investment value of the transaction described in this proxy statement-prospectus.

        The information contained in this proxy statement-prospectus speaks only as of its date unless the information specifically indicates that another date applies. The information contained in this proxy statement-prospectus regarding Gold Country Financial has been furnished by Gold Country Financial, and the information contained in this proxy statement- prospectus regarding Western has been furnished by Western.

Gold Country Financial Services, Inc.
519 "D" Street
Marysville, California 95901

Notice of Special Meeting of Shareholders
March 7, 2005

To:	The Shareholders of Gold Country Financial Services, Inc.

        Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, the special meeting of shareholders of Gold Country Financial Services, Inc. will be held at Gold Country Financial Services, Inc.'s head office located at 519 "D" Street, Marysville, California, on Monday, March 7, 2005 at 5:30 p.m., for the purpose of considering and voting upon the following matters:

1.
Approval of Payments to Executive.    To approve payments to Ronald W. Kelly, President and Chief Executive Officer of Gold Country Financial, in connection with the merger of Gold Country Financial with Western Sierra Bancorp.

2.
Approval of the Merger Agreement.    To approve the merger agreement dated November 18, 2004, as amended, attached as Appendix A to the proxy statement-prospectus and the transactions contemplated by the merger agreement.

3.
Transaction of Other Business.    To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

        The merger agreement sets forth the terms of the acquisition of Gold Country Financial by Western Sierra Bancorp. As a result of the acquisition, all shareholders of Gold Country Financial will have a choice of electing to receive for their shares of Gold Country Financial common stock newly issued shares of Western common stock, cash, or a combination of both. The election is subject to certain restrictions which are listed and discussed in detail in the proxy statement-prospectus and in the merger agreement which is attached as Appendix A to the proxy statement-prospectus. The transaction is also more fully described in the enclosed proxy statement-prospectus and in Appendix A.

        The Board of Directors has fixed the close of business on January 28, 2005 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting of shareholders.

        The affirmative vote of shareholders holding more than seventy-five percent (75%) of the outstanding shares (excluding shares held by the executive who will receive payments) of Gold Country Financial is required to approve the payments to Ronald W. Kelly; and a majority of the outstanding shares of Gold Country Financial common stock is required to approve the merger agreement, as amended, and the transactions contemplated by the merger agreement. Directors of Gold Country Financial holding 59% of the outstanding shares of Gold Country Financial have signed agreements with Western which state that each of the directors will vote their shares in favor of the merger. You are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you do attend the meeting you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

        Shareholders are entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, a copy of which is included as Appendix B to the enclosed proxy statement-prospectus.

By Order of the Board of Directors
Dated: February 4, 2005	Corporate Secretary

References to Additional Information

        This document incorporates important business and financial information about Western Sierra Bancorp (referred to as "Western") from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Western as follows:

Western Sierra Bancorp
4080 Plaza Goldorado Circle
Cameron Park, California 95682
Attention: Anthony Gould
(530) 677-5600

        You will not be charged for any of these documents that you request. If you would like to request documents, please do so by February 21, 2005 in order to receive them before the special meeting.

        For additional information regarding Western, please see "Where You Can Find More Information" beginning on page 98.

i

ii

Competition and Service Area	50
Summary of Earnings	52
Results of Operations	54
Financial Condition	59
Management	74
Compensation of Directors and Executive Officers	75
Certain Transactions	78
Description of Capital Stock	78
Comparison of Shareholder Rights	79
Comparison of Corporate Structure	79
Voting Rights	79
Dividends	79
Number of Directors	80
Indemnification of Directors and Officers	80
Supervision and Regulation	80
Introduction	80
Western and Gold Country Financial	81
Western's and Gold Country Financial's Banking Subsidiaries	85
Validity of Western's Common Stock	97
Experts	98
Where You Can Find More Information	98
Index to Financial Statements	F-1
Gold Country Financial Services, Inc. and Subsidiary Unaudited Consolidated Financial Statements	F-2
Gold Country Financial Services, Inc. and Subsidiary Audited Consolidated Financial Statements	F-7

List of Appendices

Agreement and Plan of Reorganization dated November 18, 2004, by and between Western Sierra Bancorp and Gold Country Financial Services, Inc and First Amendment to the Agreement and Plan of Reorganization dated January 18, 2005	Appendix A
Excerpt from Chapter 92A of the Nevada Revised Statutes	Appendix B

iii

Questions and Answers About the Merger

        This question and answer summary highlights selected information contained in other sections of this proxy statement-prospectus. To understand the merger more fully, you should carefully read this entire proxy statement-prospectus, including all appendices and financial statements.

Q:
What am I being asked to vote on?

A:
You are being asked to vote on payments to Ronald W. Kelly and a merger agreement which will result in Gold Country Financial being merged with Western. If the merger is completed, immediately after the merger Gold Country Bank will be merged with and into Western Sierra National Bank.

Q:
Who is eligible to vote?

A:
Holders of Gold Country Financial common stock are eligible to vote their shares by proxy or at the Gold Country Financial special meeting of shareholders if they were holders of record of those shares at the close of business on January 28, 2005.

Q:
What is the vote needed for approval of the payments to Ronald W. Kelly?

A:
The vote of the shareholders who hold more than seventy-five percent (75%) of the outstanding shares of common stock (excluding shares held by the executive who will receive payments) is required to approve the payments to Ronald W. Kelly.

Q:
What is the vote needed for approval of the merger?

A:
The vote of shareholders who hold a majority of the outstanding shares of common stock is required to approve the merger. Each of the directors has signed a director-shareholder agreement which requires them to vote to approve the merger. The directors own 59 percent of the outstanding shares which means that the merger will be approved.

Q:
What will happen in the merger?

A:
Following the approval by the Gold Country Financial shareholders of the merger, and provided that all regulatory approvals are obtained, Gold Country Financial will merge with Western, and Gold Country Financial will cease to operate. In addition, immediately following the merger, Gold Country Bank will merge with Western Sierra National Bank and Gold Country Bank will also cease to operate.

Q:
Why is Gold Country Financial merging with Western?

A:
Western's and Gold Country Financial's respective managements believe that their respective shareholders will benefit from the merger because the business potential for the combined companies exceeds what each company could individually accomplish. Western and Gold Country Financial believe that their similar and complementary financial products and services in the Northern California market will contribute to enhanced future performance, as well as providing a larger shareholder base. Western and Gold Country Financial believe a larger shareholder base will increase shareholder liquidity and provide for increased shareholder value. Please read the section entitled "The Merger—Background and Reasons for the Merger; Recommendation of the Board of Directors" for additional information.

Q:
Should I send in my certificates now?

A:
No. You should not send in your Gold Country Financial stock certificates now. The envelope provided with this proxy statement-prospectus is only for use in returning your proxy. You will be sent written instructions for exchanging your stock certificates only if the merger is approved and completed.

Q:
What happens if I do not return my proxy card?

A:
If you fail to execute and return your proxy card, it will have the same effect as voting against the merger.

Q:
What risks should I consider before I vote on the merger?

A:
The risks that you should consider in deciding how to vote on the merger are explained in the section of this proxy statement-prospectus entitled "Risk Factors." You are urged to read this section, as well as the rest of this proxy statement-prospectus, before deciding how to vote.

Q:
How do I vote?

A:
Just indicate on your proxy card how you want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Gold Country Financial special shareholders' meeting. Alternatively, you may attend the meeting and vote in person.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the payments to an executive officer and in favor of the merger. If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of voting against the payments to an executive officer and against the merger.

You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Gold Country Financial special shareholders' meeting by following the directions on page 18 and either change your vote or attend the meeting and vote in person.

Q:
How do Gold Country Financial's directors plan to vote?

A:
All of Gold Country Financial's directors have committed to vote their shares in favor of the merger. Gold Country Financial's directors collectively hold, as of the record date for the special shareholders' meeting, 398,423 shares, or approximately 59%, of Gold Country Financial common stock eligible to vote. The affirmative vote of a majority, or 335,510 shares, of Gold Country Financial's issued and outstanding common stock eligible to vote is needed to approve the merger. Therefore, the merger will be approved

Q:
Who can help answer my other questions?

A:
If you want to ask any additional questions about the merger, you should contact Mr. Ronald W. Kelly, President and Chief Executive Officer, Gold Country Financial Services, Inc., 519 "D" Street, Marysville, California 95901, telephone (530) 742-3800.

Summary

        This summary only highlights selected information from this proxy statement-prospectus. It may not contain all the information that is important to you in deciding how to vote. You should carefully read this entire proxy statement-prospectus, including the appendices. These will give you a more complete description of the merger, the merger agreement and the transactions proposed. You should also refer to the section entitled "Where You Can Find More Information" on page 98.

General

        This proxy statement-prospectus relates to proposed payments to Ronald W. Kelly and the proposed merger of Gold Country Financial with Western. Gold Country Financial and Western believe that the merger will create opportunities to apply their similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.

Parties to the Merger (pages 45 and 49)

  Western Sierra Bancorp
  4080 Plaza Goldorado Circle
  Cameron Park, California 95682
  (530) 677-5600

        Western is a bank holding company headquartered in Cameron Park, California. Western has four subsidiary banks, Western Sierra National Bank, Lake Community Bank, Central California Bank and Auburn Community Bank. Through its subsidiaries, Western serves the California communities of Cameron Park, El Dorado Hills, Lincoln, Placerville, Pollock Pines, Sacramento, Columbia, Sonora, Twain Harte, Roseville, Folsom, Lakeport, Kelseyville, Modesto, Antioch, Turlock, San Andreas, Angels Camp, Jamestown, Lodi, Valley Springs, Sutter Creek, Copperopolis and Auburn.

        Please read the section entitled "Information Regarding Western" for additional information about Western, Western Sierra National Bank, Lake Community Bank, Central California Bank and Auburn Community Bank.

  Gold Country Financial Services, Inc.
  519 D Street
  Marysville, California 95901
  (530) 742-3800

        Gold Country Financial is a bank holding company headquartered in Marysville, California. Gold Country Financial has one subsidiary bank, Gold Country Bank. Gold Country Bank's head office is located at 519 D Street, Marysville, California and it has four branch offices located at 16850 Willow Glen Road, Brownsville, California, 9942 Broadway, Live Oak, California, 620 North Walton Avenue, Yuba City, California, and 567 Virginia Street, Gridley, California. Gold Country Bank also has a loan production office located at 2210 Plaza Drive, Suite 200, Rocklin, California. Gold Country Bank also has a subsidiary, Gold Country Insurance Services which is located at 9778 Larkin Road, Live Oak, California.

        Please read the section entitled "Information Regarding Gold Country Financial" for additional information.

Special Shareholders' Meeting (Page 17)

        Gold Country Financial will hold its special shareholders' meeting at 519 "D" Street, Marysville, California 95901 on Monday, March 7, 2005 at 5:30 p.m. At this important meeting, Gold Country Financial shareholders will consider and vote upon the approval of payments to Ronald W. Kelly, approval of the merger and other matters that may properly come before the special shareholders' meeting. You may vote at the Gold Country Financial special shareholders' meeting if you owned shares of Gold Country Financial common stock at the close of business on January 28, 2005. On that date, Gold Country Financial had 671,019 shares of common stock issued and outstanding and entitled to be voted at the shareholders' meeting. Each Gold Country Financial shareholder is entitled to one vote for each share he or she held on January 28, 2005. The affirmative vote of a majority of the outstanding shares or at least 335,510 shares entitled to vote, is required to approve the merger. Under the provisions of the California Corporations Code, Western's shareholders are not required to approve the merger. Please read the section entitled "The Gold Country Financial Meeting" for additional information.

Payments to Executive (Page 20)

        In connection with the merger of Gold Country Financial with Western, Gold Country Bank's Board of Directors has approved payments to Ronald W. Kelly, President and Chief Executive Officer.

        Mr. Kelly currently has an employment agreement with Gold Country Bank to serve as its President and Chief Executive Officer to serve for a period of three years beginning January 1, 2004, at a base annual salary of $165,000 per year, an automobile allowance of $700 per month and certain other customary employee benefits. The employment agreement also contains a change-in-control provision the provides for the payment of an amount equal to 1 1/2 years of salary, in addition to incentive compensation or bonus payments due him, if any.

        Mr. Kelly's employment agreement was amended on November 18, 2004, to reduce the term to end on September 30, 2005 and eliminate the change in control provision. The amended agreement provides for the three month period between July 1, 2005, and September 30, 2005 (i) an increase in Mr. Kelly's monthly compensation from $6,875.00 to $8,333.00, (ii) a decrease his monthly automobile allowance from $700.00 to $350.00 and (ii) no entitlement to a bonus or other incentive compensation or vacation benefits for such three month period. The amended agreement is supplemented by (i) a consulting and noncompetition agreement to provide consulting services to Western Sierra National Bank, as successor to Gold Country Bank that becomes effective on October 1, 2005 and terminates on September 30, 2009 and (ii) a salary continuation agreement that will begin one (1) year after the merger of Gold Country Financial with Western.

        For the four year term of the consulting and noncompetition agreement Mr. Kelly has agreed not to compete with or solicit employees from Western Sierra National Bank and will be paid a consulting fee of $2,000 per month. In addition, he will receive medical and dental coverage through Western from October 1, 2005, through June 30, 2007 with an expected cost of this coverage to be approximately $800.00 per month. Mr. Kelly's salary continuation agreement provides a conditional salary continuation benefit which is conditioned on the merger of Gold Country Financial with Western by November 18, 2005, and Mr. Kelly's compliance with the noncompetition and nonsolicitation provisions of the salary continuation agreement. If Mr. Kelly is actively employed by Gold Country Financial at the time of the merger of Gold Country Financial with Western and the other conditions are met, Mr. Kelly will be entitled to the annual payments of $65,000 for ten years beginning on the second day after the first anniversary of the merger of Gold Country Financial with Western. The present value of these payments at a 6% discount rate is $476,055.

        Mr. Kelly holds options to purchase 23,182 shares of Gold Country Financial common stock at $12.75 per share. These are incentive stock options issued under the Gold Country Financial Incentive Stock Option Plan of 2002, as amended. Mr. Kelly's options became 50% vested on July 16, 2004, and will become 100% vested upon the merger of Gold Country Financial with Western. Mr. Kelly will exercise options for 11,591 shares (which is 50% of his options) prior to the merger of Gold Country Financial with Western. The other 50% will be converted, fully vested, to options to purchase shares of

Western. Based on a merger price of $34.00 for each share of Gold Country Financial, the options will have a value in excess of the exercise price of $246,309 upon the merger of Gold Country Financial with Western. The value assigned to the acceleration of the vesting of the options as a result of the merger of Gold Country Financial with Western is $10,316.

        If the shareholders approve the payments to Mr. Kelly, he will receive $486,371 upon completion of the merger. If the shareholders do not approve the payments to Mr. Kelly, he will receive $456,513 upon completion of the merger. The total amount of payments which is subject to shareholder approval is $29,858. Please read the section entitled "Proposal 1: Payments to Executive" for additional information.

The Merger (Pages 25 and 35)

        The merger will result in Gold Country Financial being merged out of existence and into Western, subject to shareholder and regulatory approvals, as well as other customary closing conditions. Please read the sections entitled "The Merger—Structure of the Merger" and "—Certain Effects of the Merger" for additional information.

  The Merger Agreement (Page 39)

        The merger agreement is the legal document that embodies the merger's terms and governs Western's and Gold Country Financial's merger process, including the issuance of Western common stock and cash to Gold Country Financial's shareholders in connection with the merger. Please read the entire merger agreement which is attached to this proxy statement-prospectus as Appendix A. Also, please read the section entitled "The Merger—The Merger Agreement" for additional information.

  Consideration to be Paid to Gold Country Financial Shareholders (Pages 8 and 26)

        You will have the right to receive newly issued shares of Western common stock, cash, or a combination of cash and Western common stock. Please read the sections entitled "Risk Factors—Risks Regarding the Merger" and "The Merger—Calculation of Consideration to be Paid to Gold Country Financial Shareholders" for additional information.

  Regulatory Approvals (Page 34)

        Western must receive approvals from the Federal Reserve Board, or FRB, and the Office of the Comptroller of the Currency, or the OCC. Western submitted applications which are currently pending. Western and Gold Country Financial believe the applications will be approved. Please read the section entitled "The Merger—Regulatory Approvals" for additional information.

  Votes Required; Securities Held by Insiders (Pages 17 and 44))

        Approval of the payments to Ronald W. Kelly requires the affirmative vote of more than seventy-five percent (75%) of the outstanding shares (excluding shares held by the executive who will receive payments), or 501,031 shares, and approval of the merger requires the affirmative vote of a majority of the outstanding shares, or 335,510 shares, of Gold Country Financial's 671,019 issued and outstanding shares of common stock. Your failure to vote in person or by proxy, or your abstention from voting entirely, will have the same effect as voting against the merger. Please read the section entitled "The Gold Country Financial Meeting."

        Directors and executive officers owned approximately 398,973 shares, or 59%, of Gold Country Financial's outstanding shares of common stock entitled to vote. All of Gold Country Financial's directors have entered into separate agreements in which they have agreed, among other things, to vote "FOR" approval of the merger agreement. Therefore, the merger will be approved by the shareholders.

Please read the section entitled "The Merger—The Merger Agreement—Director Voting Agreements" for additional information.

  Recommendation of Gold Country Financial's Board of Directors (Page 20)

        On November 18, 2004, Gold Country Financial's Board of Directors approved the merger agreement and the transactions contemplated by it. Moreover, they believe that the merger's terms are fair to you and in your best interests. Accordingly, they unanimously recommend a vote "FOR" the proposal to approve the merger agreement, and the merger. The conclusions of Gold Country Financial's Board of Directors regarding the merger are based upon a number of factors. Please read the section entitled "The Merger—Background and Reasons for the Merger; Recommendation of the Board of Directors" for additional information.

  Exchange of Share Certificates (Page 39)

        After completing the merger, holders of Gold Country Financial stock certificates will need to exchange those certificates for new certificates of Western common stock, cash, or a combination of both. Shortly after completing the merger, U.S. Stock Transfer Corporation, Western's exchange agent, will send Gold Country Financial's shareholders detailed instructions on how to exchange their shares and elect the form of payment. Please do not send any stock certificates until you receive these instructions. Please read the section entitled "The Merger—The Merger Agreement—Election, Exchange and Proration Procedures" for additional information.

  Conditions to Closing the Merger (Page 43)

        In addition to regulatory and shareholder approvals, Western's and Gold Country Financial's obligations to close the merger depend on fulfilling certain conditions, unless waived, including receipt of a tax opinion from Perry-Smith LLP, accountants for Western, that the merger qualifies as a tax-free reorganization for federal income tax purposes.

        Gold Country Financial's obligation to close the merger is also subject to the appointment of John A. Marta and Ronald W. Kelly to Western Sierra National Bank's Board of Directors. Please read the section entitled "The Merger—The Merger Agreement—Conditions to the Parties' Obligations" for additional information.

  Closing the Merger (Page 39)

        If all required regulatory and shareholder approvals are received as planned, and if the conditions to the merger have either been met or waived, Western and Gold Country Financial anticipate that the merger will close on or about April 8, 2005. However, neither Western nor Gold Country Financial can assure you whether or when the merger will actually close. Please read the section entitled "The Merger—The Merger Agreement—The Closing" for additional information.

  Termination of the Merger (Page 44)

        Western and Gold Country Financial can mutually agree to terminate or extend the merger agreement. Either Western or Gold Country Financial can terminate the merger agreement in the event of a material breach or the occurrence of certain other events, including receipt of an offer from a third party.

        Gold Country Financial must pay Western a fee of $900,000 if Gold Country Financial terminates the merger agreement because it elected to proceed with a third party transaction. If the merger agreement is terminated by Western or Gold Country Financial pursuant to a material breach of any representation, warranty, covenant or agreement, the breaching party will owe the other party liquidated damages of $450,000, and an additional $450,000 must be paid by Gold Country Financial if it accepts an alternative merger or similar proposal within a specified period following a termination because of a material breach by Gold Country Financial. Please read the section entitled "The Merger—The Merger Agreement—Termination" for additional information.

  Federal Income Tax Consequences (Page 29)

        Except for those shareholders who receive cash, Gold Country Financial and Western intend for the merger to be treated as a tax-free reorganization under federal tax law, so that neither Gold Country Financial nor Western will recognize any gain or loss. The federal income tax consequences of the merger to you, however, depend upon the type of consideration you receive in the merger. Please read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

        The tax laws are complex. Therefore, you should consult your individual tax advisor regarding the federal income tax consequences of the merger to you. You should also consult your tax advisor concerning all state, local and foreign tax consequences of the merger.

  Accounting Treatment (Page 38)

        Western must account for the merger as a purchase. Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired. Please read the section entitled "The Merger—Accounting Treatment" for additional information.

Western's Management and Operations After the Merger (Page 35)

        After the merger, Western's present directors will remain directors of Western. John A. Marta and Ronald W. Kelly, who are members of Gold Country Financial's current board of directors, will be appointed as additional directors of Western Sierra National Bank. Please read the section entitled "The Merger—Certain Effects of the Merger" and "—Interests of Certain Persons in the Merger" for additional information.

Interests of Certain Persons in the Merger That Are Different From Yours (Pages 18 and 35)

        The directors and executive officers of Gold Country Financial have financial interests in the merger that are in addition to their interests as Gold Country Financial shareholders. You should consider these interests in deciding how to vote. Please read the sections entitled "Payments to Executive" and "The Merger—Interests of Certain Persons in the Merger" for additional information.

Differences in Your Rights as a Shareholder (Page 79)

        As a Gold Country Financial shareholder, your rights are currently governed by Gold Country Financial's Articles of Incorporation and Bylaws. If you receive Western common stock in exchange for your Gold Country Financial common stock, you will become a Western shareholder. Consequently, your rights as a Western shareholder will be governed by Western's Articles of Incorporation and Bylaws. Please read the section entitled "Comparison of Shareholder Rights" for additional information.

Dissenters' Rights (Page 36)

        In the event Gold Country Financial's shareholders approve the merger and you do not wish to accept the consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares under the provisions of Nevada Revised Statutes 92A.300 to 92A.500, inclusive. Please read the section entitled "The Merger—Dissenters' Rights of Gold Country Financial's Shareholders" and Appendix B for additional information.

Stock Dividends; Western Stock Repurchase Plan

        On April 22, 2004, Western's Board of Directors declared a 3-for-2 stock split to stockholders of record on May 7, 2004, which was paid on May 24, 2004. On July 16, 2003, Western's Board of Directors declared a 5% stock dividend to stockholders of record on July 21, 2003, which was paid on August 8, 2003. Also, on May 23, 2002, Western's Board of Directors declared a 5% stock dividend to stockholders of record on June 3, 2002, which was paid on June 14, 2002. All per share financial data contained in this proxy statement-prospectus have been adjusted to reflect these stock dividends.

        On January 16, 2004, Western announced that the Board of Directors approved a plan to utilize up to $2 million (or approximately 1% of the total outstanding shares) to repurchase Western common stock. As of December 31, 2004, Western had purchased 3,000 shares at an average price of approximately $28.27 under this plan.

Resale of Western Common Stock by Former Gold Country Financial Shareholders (Page 35)

        Western common stock that you receive in the merger will be freely transferable, unless you are considered an affiliate of Gold Country Financial. Please refer to the section entitled "The Merger—Resale of Western Common Stock" for additional information.

Risk Factors

        In addition to the other information included in this proxy statement-prospectus or incorporated by reference, you are urged to carefully consider the following factors before making a decision to approve the merger.

Risks Regarding the Merger

  You Will Not Know in Advance the Value of the Merger Consideration You Will be Entitled to Receive

        The merger agreement provides for merger consideration of $5,535,906 in cash and approximately $17,614,250 in shares of Western common stock determined by dividing $17,614,250 by the average closing price of Western common stock for the twenty trading days ending at the end of the fifth trading day before the completion of the merger. However, in no event shall the number of shares of Western common stock exceed 476,061 shares or be less than 419,386 shares. In addition, if any of the holders of Gold Country Financial options exercise their options, then the per share merger consideration will be reduced. These components will determine the amount that you will be entitled to receive for each share of Gold Country Financial common stock that you own.

        Because of the time period spanning the computation of the exchange ratio and per share value of your shares of Gold Country Financial common stock, you will not know in advance the amount of cash that you will be entitled to receive or the number of shares of Western common stock that you will receive until the merger is completed.

        Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Gold Country Financial Shareholders."

  The Composition of the Total Merger Consideration That You Receive May Not Be the Amount You Originally Elected

        You will have the right to choose to receive newly issued shares of Western common stock, cash, or a combination of the two equal to approximately $33.91 per share (based upon 682,610 shares of common stock to be issued and outstanding at the completion of the merger consisting of 671,019 shares of common stock issued and outstanding on January 28, 2005 and the assumed exercise of 11,591 shares of common stock to be issued prior to the completion of the merger, and based upon the $37.77 average closing price of Western common stock for the twenty trading days ending on January 24, 2005) for each share of Gold Country Financial common stock that you own. Your choice is limited by the fact that certain proportions of cash and shares of Western common stock will be allocated to exchange your shares of Gold Country Financial common stock. These limitations could result in Gold Country Financial shareholders' elections collectively exceeding the total amount of cash or the total number of shares of Western common stock allotted for the exchange. Accordingly, you will be voting to approve a transaction without the certainty of knowing the actual type and amount of consideration you will receive. No assurances can be given that Gold Country Financial shareholders electing all cash, all Western common stock, or a combination of cash and Western common stock will receive the exact consideration elected. Should this contingency arise, your individual election will be prorated, subject to certain qualifications and limitations. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Gold Country Financial Shareholders" and "—The Merger Agreement—Election, Exchange and Proration Procedures" for additional information.

  Your Actual Tax Consequences Will Depend on What You Receive in the Merger

        The tax consequences of the merger to you will depend upon the form of merger consideration you receive and not what you elect. Please read the section entitled "The Merger—Certain Federal Income Tax Consequences—Consequences to Gold Country Financial Shareholders" for additional information.

Risks Regarding the Businesses of Western and Gold Country Financial following the Merger

  If Western is Unable to Integrate its Recent Acquisitions Successfully, its Future Business and Earnings May be Negatively Affected

        Western has made several acquisitions since 1999, including the acquisition of Central Sierra Bank in July 2003 and Auburn Community Bank in December 2003. We cannot assure you that Western will be able to integrate effectively the different operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of ongoing businesses, or possible inconsistencies in standards, controls, procedures and policies. Moreover, we cannot be sure that the projected efficiencies of Western's acquisition activity will result in significant cost savings or revenue enhancements within the expected time frame or in the long run. If Western has difficulties with the integration, it may not achieve the economic benefits expected to result from the merger, and this would likely hurt its business and earnings.

  The Banking Business is Subject to Interest Rate Risk, and Variations in Interest Rates May Negatively Affect Financial Performance

        Changes in the interest rate environment may reduce net interest income for the combined entity. It is expected that Western will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that interest rate risk can be minimized. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect Western's net interest spread, asset quality, loan origination volume and overall profitability.

  Declines in Real Estate Values Could Materially Impair Profitability and Financial Condition

        As of September 30, 2004, approximately 80% and 63% respectively, of Western's and Gold Country Financial's loans are secured by real estate collateral. A substantial portion of the real estate securing these loans is located in Northern California. Real estate values are generally affected by factors such as:

  •
  the socioeconomic conditions of the area where real estate collateral is located;

  •
  fluctuations in interest rates;

  •
  property and income tax laws;

  •
  local zoning ordinances governing the manner in which real estate may be used; and

  •
  federal, state and local environmental regulations.

        Management and the Boards of Directors of Western and Gold Country Financial monitor the concentrations of loans secured by real estate, which are within pre-approved limits. However, declines in real estate values could significantly reduce the value of the real estate collateral securing Western's and Gold Country Financial's loans, increasing the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, Western and Gold Country Financial will need to make additional loan loss provisions which, in turn, will reduce their profits or may even result in losses. Also, if a borrower defaults on a real estate secured loan, Western and Gold Country Financial may be forced to foreclose on the property and carry it as a nonearning asset which, in turn, may reduce net interest income.

  Western's and Gold Country Financial's Asset Growth May Not Continue at the Same Rates as Previously Experienced

        Western and Gold Country Financial have experienced high rates of growth. From the end of 1999 to September 30, 2004, Western's total assets have increased from $392 million to $1.180 billion. Gold Country Financial's assets have increased from $56 million at the end of 1999 to $136 million at September 30, 2004. These growth rates have resulted from acquisitions by Western, as well as from internally generated growth for both Western and Gold Country Financial. Sustained asset growth for Western and Gold Country Financial depends on their ability to successfully implement their marketing strategies, as well as Western's ability to make future acquisitions consistent with its strategic plans. Western's and Gold Country Financial's continued success in achieving these goals cannot be guaranteed and, therefore, there can be no assurances that Western and Gold Country Financial will experience the same rates of growth previously experienced.

  Community Banks Face Strong Competition from Financial Service Companies and Other Companies that Offer Banking Services, which Can Hurt Western's Business

        Both Western and Gold Country Financial conduct their banking operations principally in the non-metropolitan areas of Northern California. Increased competition in this market may result in reduced loans and deposits. Ultimately, both companies may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that Western and Gold Country Financial offer in their service areas. These competitors include national and super-regional banks, finance companies, investment banking and brokerage firms, credit unions, government-assisted farm credit programs, other community banks and technology-oriented financial institutions offering online services. In particular, competitors of both companies include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances, such as Internet-based banking services that cross traditional geographic bounds, enable more companies to provide financial services. If Western and Gold Country Financial are unable to attract and retain banking customers, they may be unable to continue loan growth and level of deposits, and results of operations and financial condition may otherwise be adversely affected.

  Changes in Economic Conditions, in Particular, an Economic Slowdown in Northern California, Could Hurt the Banking Business Materially

        Western's and Gold Country Financial's businesses are directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond their control. A deterioration in economic conditions, in particular an economic slowdown in Northern California, could result in the following consequences, any of which could hurt business materially:

  •
  loan delinquencies may increase;

  •
  problem assets and foreclosures may increase;

  •
  demand for banking products and services may decline;

  •
  low cost or noninterest-bearing deposits may decrease; and

  •
  collateral for loans made, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans.

A Warning about Forward Looking Statements

        Western and Gold Country Financial make forward-looking statements in this proxy statement-prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results after the merger. These forward-looking statements are based on the beliefs and assumptions of Western's and Gold Country Financial's managements, as well as on information currently available to them. While Gold Country Financial and Western believe that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on their beliefs as well as assumptions they have made, those expectations may ultimately prove to be incorrect.

        Forward-looking statements include information concerning possible or assumed future results about the operations of Western and/or Gold Country Financial made throughout this proxy statement-prospectus. Also, when any of the words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" or similar expressions are used, forward-looking statements are being made.

        Many possible events or factors could affect Western's and Gold Country Financial's future results and performance after the merger. The events or factors that could cause results or performance to materially differ from those expressed in the forward-looking statements include:

  •
  lower than expected consolidated revenues for Western;

  •
  higher than expected merger related costs;

  •
  losses of deposit and loan customers resulting from the merger;

  •
  greater than expected operating costs and/or loan losses;

  •
  significant increases in competition;

  •
  unexpected difficulties or delays in obtaining regulatory approvals for the merger;

  •
  the inability to achieve expected cost savings from the merger, or the inability to achieve those savings as soon as expected;

  •
  adverse changes in interest rates and economic or business conditions;

  •
  adverse legislative or regulatory changes affecting Western's and Gold Country Financial's businesses;

  •
  unexpected costs and difficulties in adapting to technological changes and integrating systems;

  •
  adverse changes in the securities markets; and

  •
  the effects of terrorist attacks in the U.S. or abroad or other events affecting world peace or international commerce.

        Due to the uncertainties surrounding these events or factors, you should not unduly rely on the forward-looking statements made in this proxy statement-prospectus. Actual results may materially differ from those currently expected or anticipated.

        Forward-looking statements are not guarantees of performance. Instead, they involve risks, uncertainties and assumptions. The future results and shareholder value of Western following completion of the merger may materially differ from those expressed in these forward-looking statements. Many of the factors described under the section of this proxy statement-prospectus entitled "Risk Factors" will determine the results and values of Western, and are beyond Western's and Gold Country Financial's ability to control or predict. As a result, Western and Gold Country Financial claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 for the forward-looking statements contained in this proxy statement-prospectus.

Markets; Market Prices and Dividends

        The Western common stock currently is traded on the Nasdaq National Market under the symbol "WSBA." There is no active and liquid trading market for shares of Gold Country Financial common stock.

        As of January 14, 2005, there were 7,631,292 shares of Western common stock outstanding, which were held by approximately 3,500 holders of record, and as of the record date for the special meeting of shareholders, there were 671,019 shares of Gold Country Financial common stock outstanding, which were held by approximately 220 holders of record.

        The following chart summarizes the approximate high and low bid prices and dividends declared per share for Western common stock. The information in the following table is based upon information provided by the OTC Bulletin Board for prices on the over-the-counter market and by the National Association of Securities Dealers for prices on the Nasdaq-NMS. This information has been retroactively adjusted to reflect previous stock dividends, including the 3-for-2 stock split paid by Western on May 24, 2004 and the 5% stock dividends paid by Western on July 21, 2003 and June 14, 2002 to shareholders of record on July 16, 2003 and June 3, 2002, respectively. Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	Western Common Stock
	High Bid	Low Bid	Dividends
2003
First Quarter	$19.75	$24.66
Second Quarter	$21.84	$28.33
Third Quarter	$24.70	$30.40	5% stock
Fourth Quarter	$32.33	$23.57
2004
First Quarter	$32.03	$27.07
Second Quarter	$31,57	$27.45	3-for-2 stock split
Third Quarter	$34.85	$30.00
Fourth Quarter	$41.98	$33.01
2005
First Quarter through January 28, 2005	$39.18	$36.50

        You should obtain current market quotations for Western common stock. The market price of Western common stock will probably fluctuate between the date of this proxy statement-prospectus, the date on which the merger is completed and after the merger. Because the market price of Western common stock is subject to fluctuation, the number of shares of Western common stock that you may receive in the merger may increase or decrease.

        The following chart summarizes the approximate high and low prices paid per share for Gold Country Financial common stock. The information in the following table is based upon information provided by Gold Country Financial as it does not have any market makers and serves as its own transfer agent.

	Gold Country Financial Common Stock
	High	Low
2003
First Quarter	$12.00	$10.50
Second Quarter	$11.58	$10.00
Third Quarter	$13.25	$10.50
Fourth Quarter	$13.25	$9.25
2004
First Quarter	$15.85	$12.50
Second Quarter	$16.00	$13.00

        The last trade of shares of Gold Country Financial common stock occurred on June 23, 2004 at which time 211 shares were sold at $14.50 per share. There have been no trades in Gold Country Financial common stock since that time. You may obtain current market quotations for Gold Country Financial common stock by contacting Gold Country Financial.

Selected Financial Data

        Western and Gold Country Financial are providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by Western and Gold Country Financial.

Western

        Western derived its annual historical financial data from the audited consolidated financial statements incorporated by reference in this proxy statement-prospectus. In the opinion of Western's management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at September 30, 2004 and 2003 and for the nine-months then ended have been made. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of full year results for the year ending December 31, 2004. All share and per share information has been retroactively restated to reflect the 3-for-2 stock split paid by Western in May, 2004 and the 5% stock dividends paid by Western in July, 2003 and June, 2002.

Comparative Historical Financial
Data for Western
(Unaudited)

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands, except per share numbers)	2004	2003	2003	2002	2001	2000	1999
SUMMARY OF EARNINGS:
Net interest income	$38,032	$27,013	$38,103	$29,149	$22,028	$19,453	$17,650
Provision for loan and lease losses	1,910	1,655	2,270	2,026	925	380	920
Noninterest income	7,829	7,251	9,677	7,464	5,447	3,745	3,580
Noninterest expense	26,553	20,402	28,287	23,146	17,876	16,602	15,401
Net income	10,995	7,706	9,948	8,004	5,436	3,884	3,308
FINANCIAL POSITION:
Total assets	$1,179,961	$963,644	$1,035,771	$678,284	$510,622	$474,603	$391,883
Total net loans and leases	909,907	687,138	807,260	531,671	383,337	324,856	270,562
Total deposits	1,006,611	821,015	873,138	589,373	448,631	433,771	343,184
Total shareholders' equity	105,660	74,806	93,437	54,339	39,911	36,137	30,915
PER SHARE DATA:
Net income-basic	$1.46	$1.19	$1.51	$1.31	$0.91	$0.65	$0.56
Net income-diluted	$1.40	$1.14	$1.44	$1.26	$0.89	$0.65	$0.55
Book value	$13.86	$10.82	$12.56	$8.65	$6.84	$6.03	$5.21
Cash dividends	$—	$—	$—	$—	$—	$.03 (1)	$.03 (1)
SELECTED FINANCIAL RATIOS:
Return on average assets	1.32%	1.33%	1.21%	1.31%	1.10%	0.91%	0.87%
Return on average shareholders' equity	14.90%	16.99%	15.42%	16.91%	14.47%	12.08%	11.71%

(1)
These dividends reflect dividends paid by an entity acquired by Western in a pooling of interests transaction, prior to the entity's acquisition by Western. Western has historically not paid any cash dividends to its shareholders and does not anticipate paying cash dividends in the forseeable future.

Comparative Historical Financial
Data for Gold Country Financial Services, Inc.
(Unaudited)

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands, except per share numbers)	2004	2003	2003	2002	2001	2000	1999
	(Unaudited)
SUMMARY OF EARNINGS:
Net interest income	$5,430	$4,895	$6,875	$5,539	$4,132	$3,738	$3,071
Provision for loan losses	860	433	560	239	136	102	153
Noninterest income	1,468	1,510	1,976	1,498	1,056	645	635
Noninterest expense	4,849	4,634	6,259	5,703	4,393	4,012	3,137
Provision for income taxes	493	508	768	350	87	114	186
Minority interest in subsidiary	(3)	(9)	(8)	(10)	(6)	3	—
Net income (after tax)	$693	$821	$1,256	$735	$566	158	$230
FINANCIAL POSITION:
Total assets	$135,644	$119,589	$127,587	$96,589	$84,985	$72,639	$56,292
Total net loans and leases	$107,410	$97,920	$85,237	$75,351	$63,156	$55,960	$43,741
Total deposits	$125,024	$103,964	$118,737	$89,977	$78,831	$67,606	$52,539
Total shareholders' equity	$10,511	$7,524	$7,490	$6,208	$5,460	$4,522	$3,754
PER SHARE DATA:
Net income basic	$1.07	$1.30	$1.97	$1.15	$0.93	$0.29	$0.46
Net income-diluted	$1.06	$1.28	$1.94	$1.14	$0.92	$0.28	$0.44
Book value per share	$12.68	$11.81	$11.76	$9.74	$8.57	$7.58	$7.06
SELECTED FINANCIAL RATIOS:
Return on average assets(1)	0.72%	1.08%	1.18%	0.83%	0.72%	0.24%	0.43%
Return on average shareholders' equity(1)	10.93%	17.86%	17.98%	12.64%	11.42%	3.81%	6.59%

(1)
Ratios have been annualized for the nine months ended September 30, 2004 and 2003.

Selected Historical and Pro Forma Per Share Data

        The table below shows the earnings and book value per share for Western and Gold Country Financial both on a historical and a pro forma basis. The Western pro forma data was derived by combining historical consolidated financial information of Western and Gold Country Financial using the purchase method of accounting for business combinations. Gold Country Financial's equivalent pro forma data was derived by multiplying the Western pro forma income per share before nonrecurring charges or credits directly attributable to the transaction and the pro forma book value per share by an assumed exchange ratio of $8.11 in cash and .67906 shares of Western common stock for each share of Gold Country Financial common stock, so that the per share amounts are equated to the respective values for one share of Gold Country Financial common stock.

        You should read the audited financial statements and related footnotes of Western incorporated by reference in this proxy statement-prospectus and the audited financial statements and related footnotes of Gold Country Financial included in this proxy statement-prospectus.

	At or For the Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Basic earnings per share:
Western	$1.46	$1.51
Gold Country Financial	$1.07	$1.97
Western unaudited pro forma	$1.46	$1.59
Gold Country Financial equivalent pro forma	$1.64	$1.78
Diluted earnings per share:
Western	$1.40	$1.44
Gold Country Financial	$1.05	$1.94
Western unaudited pro forma	$1.41	$1.52
Gold Country Financial equivalent pro forma	$1.58	$1.70
Book value per share:
Western	$13.86	$12.56
Gold Country Financial	$12.68	$11.76
Western unaudited pro forma	$14.56	$13.35
Gold Country Financial equivalent pro forma	$16.32	$14.97

(1)
Western unaudited pro forma per share data includes the proposed acquisition of Gold Country Financial.

(2)
The conversion ratio was calculated using a Western common stock value of $38.00.

The Gold Country Financial Meeting

General

        Gold Country Financial will hold a special shareholders' meeting on Monday, March 7, 2005 at 5:30 p.m., local time, at 519 "D" Street, Marysville, California 95901. At the special shareholders' meeting you will be asked to consider and vote on the approval of the merger agreement, and any other matters that may properly come before the meeting.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of Gold Country Financial common stock at the close of business on January 28, 2005, the record date for Gold Country Financial's special shareholders' meeting, are entitled to receive notice of and to vote at the special shareholders' meeting. On the record date, Gold Country Financial had 671,019 shares of its common stock issued, outstanding and eligible to vote at the special shareholders' meeting. A majority of the shares of Gold Country Financial common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special shareholders' meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the special shareholders' meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

        Each holder of Gold Country Financial common stock will be entitled to one vote, in person or by proxy, for each share of Gold Country Financial common stock held on the record date on approval of the merger agreement.

Votes Required

        Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Gold Country Financial common stock on the record date. Approval of the payments to Ronald W. Kelly requires the affirmative vote of shareholders holding more than seventy-five percent (75%) of the outstanding shares (excluding shares held by the executive who will receive the payments). As of the record date, Gold Country Financial's directors and executive officers owned 398,973 shares, representing approximately 59%, of Gold Country Financial's issued and outstanding shares of common stock entitled to vote.

Voting of Proxies

Submitting Proxies

        Gold Country Financial shareholders may vote their shares in person by attending the special shareholders' meeting or they may vote their shares by proxy. In order to vote by proxy, Gold Country Financial shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

        If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" approval of the payments to Ronald W. Kelly and "FOR" approval of the merger. Gold Country Financial shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Gold Country Financial special shareholders' meeting. It is important that you follow the directions provided by your broker regarding instructions on how to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as voting against the proposal to approve the payments to Ronald W. Kelly and the proposal to approve the merger agreement and the merger.

Revoking Proxies

        Gold Country Financial shareholders of record may revoke their proxies at any time before the time their proxies are voted at the Gold Country Financial special shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Gold Country Financial, by a later-dated proxy signed and returned by mail or by attending the special shareholders' meeting and voting in person. Attendance at the special shareholders' meeting will not, in and of itself, constitute a revocation of a proxy. Instead, Gold Country Financial shareholders who wish to revoke their proxies must inform Gold Country Financial's Corporate Secretary at the special shareholders' meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at Gold Country Financial's special shareholders' meeting as follows:

    Gold Country Financial Services, Inc.
    519 "D" Street
    Marysville, California 95901
    Attention: Ms. Julie Shackleford
    Treasurer

Abstentions and Broker Nonvotes

        The presence, in person or by properly executed proxy, of the holders of a majority of Gold Country Financial's outstanding shares entitled to vote is necessary to constitute a quorum at the special shareholders' meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of Gold Country Financial common stock are prohibited from giving a proxy to vote those shares regarding approval of payments to Ronald W. Kelly, the merger and the merger agreement, in the absence of specific instructions from beneficial owners. We refer to these as "broker nonvotes." Abstentions and broker nonvotes will not be counted as a vote "FOR" or "AGAINST" the payments to Ronald W. Kelly, the merger agreement and merger at the Gold Country Financial special shareholders' meeting. However, abstentions and broker nonvotes will have the same effect as a vote "AGAINST" the payments to Ronald W. Kelly, the merger agreement and merger.

Other Matters

        In addition to voting for approval of the payments to Ronald W. Kelly and the merger, any other matters that are properly presented at the special shareholders' meeting will be acted upon. Gold Country Financial's management does not presently know of any other matters to be presented at the Gold Country Financial special shareholders' meeting other than those set forth in this proxy statement-prospectus. If other matters come before the special shareholders' meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Gold Country Financial's Board of Directors.

Solicitation of Proxies

        Gold Country Financial's Board of Directors is soliciting the proxies for the Gold Country Financial special shareholders' meeting. Gold Country Financial will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Gold Country Financial's directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, telegram or in person. If Gold Country Financial's management deems it advisable, the services of individuals or companies that are not regularly employed by Gold Country Financial may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Gold Country Financial will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

        Gold Country Financial shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. Instructions for the surrender of stock certificates representing shares of Gold Country Financial common stock will be mailed by U.S. Stock Transfer Corporation, Western's exchange agent, to former Gold Country Financial shareholders shortly after the merger is completed. Please read the section entitled "The Merger—The Merger Agreement—Exchange of Stock Certificates" for additional information.

Proposal 1:

Payments to Executive

        In connection with the merger of Gold Country Financial with Western, Gold Country Bank's Board of Directors has approved payments to Ronald W. Kelly, President and Chief Executive Officer.

Payments Under Section 280G

        Gold Country Financial has proposed that its shareholders approve the merger. If the Gold Country Financial shareholders approve the merger, Mr. Kelly, as a "disqualified individual" under Section 280G of the Internal Revenue Code ("Section 280G"), will be entitled to certain payments upon the change of control of Gold Country Financial. These proposed payments are summarized in the Summary of Payments Table (the "280G Table") and described in the text below and total $486,371. However, $29,858 of the proposed payments to Mr. Kelly will be made only if the shareholders of Gold Country Financial approve the merger and the proposed payments. If the shareholders do not approve the merger, no change of control payments will be made. If the shareholders approve the merger, but do not approve the proposed payments, then a reduced payment equal to $456,513 or 299% of Mr. Kelly's "base amount", as defined in Section 280G ("base amount") will be made. The merger is not contingent upon the approval of such payments.

Parachute Payments In General

        Section 280G limits the tax deductibility of certain payments to disqualified individuals that are contingent upon a change of control of the employer (e.g., the merger). The deductibility of payments of reasonable compensation for services to be rendered on or after the change in control is not limited by Section 280G. A "disqualified individual" is an employee or independent contractor of the employer who is also an officer, shareholder or highly compensated individual, as specifically defined in the Treasury regulations. A member of the employer's board of directors is a "disqualified individual" to the extent he or she satisfies any of these three criteria. Payments to a disqualified individual in the nature of compensation are parachute payments under Section 280G, if they are contingent on a change of control and exceed three times a disqualified individual's base amount. Parachute payments which exceed one times the base amount are excess parachute payments and are not deductible by the employer. In addition, Internal Revenue Code Section 4999 imposes an excise tax of 20% upon any person receiving excess parachute payments.

        Section 280G includes a specific exemption to these rules for privately held corporations, such as Gold Country Financial, which obtain shareholder approval for parachute payments to disqualified individuals. Under this exemption, the payments to the disqualified individuals are not parachute payments and, as a result, Section 280G's deduction rule and Internal Revenue Code Section 4999's excise tax are not applied.

Purpose of This Disclosure

        In order to utilize this exemption, Gold Country Financial is making this disclosure to all parties eligible to vote on the parachute payments to Ronald W. Kelly, in compliance with Internal Revenue Code Section 280G(b)(5)(B) and Treasury regulations Section 1.280G-1, Q&As 6 and 7. This disclosure is intended to constitute adequate disclosure of all material facts regarding the payment to a disqualified individual (see the 280G Table). If, after making this disclosure, more than 75% of the outstanding disinterested voting power of Gold Country Financial approves the payments to Mr. Kelly, none of the payments will constitute parachute payments under Section 280G. The number of votes required to approve the payments is 501,031 (more than 75% of the disinterested voting shares).

Payments to Ronald W. Kelly

        Ronald W. Kelly entered into an employment agreement with Gold Country Bank to serve as its President and Chief Executive Officer. The agreement provides for Mr. Kelly to serve for a period of three years beginning January 1, 2004, at a base annual salary of $165,000 per year. Each successive year following the effective date of the agreement, the Board of Directors shall review Mr. Kelly's base salary then being paid and Mr. Kelly shall be entitled to receive a five percent (5%) increase in his base salary if certain conditions have been met. The agreement also provides Mr. Kelly with a discretionary performance bonus. The agreement also entitles Mr. Kelly to receive all other benefits of employment generally available to Gold Country Bank's other executive and managerial employees, including retirement, group insurance, disability, salary continuation, sick leave or other employee benefit plans, programs or arrangements. Mr. Kelly is also entitled to four weeks paid vacation each 12-month period and an automobile allowance of $700 per month. Additionally, Gold Country Bank shall reimburse Mr. Kelly for all ordinary and reasonable business expenses covered by Gold Country Bank's expense reimbursement policies.

        In the event Mr. Kelly is terminated by Gold Country Bank without cause, he will be entitled to severance pay equal to one year of his then-current base annual salary in addition to incentive compensation or bonus payments due him, if any. The employment agreement also contains a change-in-control provision. Under the change-in-control provision, if Mr. Kelly's employment is terminated, or any adverse change occurs in the nature and scope of his position, responsibilities, duties, salary, benefits or location of employment, or any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination due to a change in control, then Mr. Kelly shall be paid an amount equal to 1 1/2 years of salary, in addition to incentive compensation or bonus payments due him, if any.

        Mr. Kelly's employment agreement, as described above, was amended on November 18, 2004, to reduce the term to end September 30, 2005. It will then be replaced with a consulting and noncompetition agreement that begins October 1, 2005, and a salary continuation agreement that will begin one (1) year after the merger of Gold Country Financial with Western. The amendment to Mr. Kelly's employment agreement eliminates the change in control provision described above. Also, for the period between July 1, 2005, and September 30, 2005, it increases Mr. Kelly's monthly compensation from $6,875.00 to $8,333.00 and it decreases his monthly automobile allowance from $700.00 to $350.00. From July 1, 2005, through September 30, 2005, Mr. Kelly will not be entitled to any bonus or other incentive compensation for such period and he will not accrue vacation pay.

        Mr. Kelly will have a consulting and noncompetition agreement with Gold Country Bank. The term of this agreement will begin October 1, 2005, and will end September 30, 2009. Under the agreement, Mr. Kelly will provide consulting services to and will agree not to compete with Western Sierra National Bank, as successor to Gold Country Bank. Mr. Kelly also will agree not to compete with or solicit employees from Western Sierra National Bank. Mr. Kelly will be paid a consulting fee of $2,000 per month. In addition, he will receive medical and dental coverage through Western from

October 1, 2005, through June 30, 2007. The cost of this coverage is expected to be approximately $800.00 per month.

        The payments to Mr. Kelly, pursuant to his employment agreement and the consulting and noncompetition agreement, are deemed by Gold Country Financial and Western to be reasonable compensation for services to be rendered after the merger of Gold Country Financial with Western and, thus, not subject to Section 280G.

        In addition to the consulting and noncompetition agreement, Mr. Kelly will have a salary continuation agreement. Mr. Kelly's salary continuation agreement is not a contract of employment. It provides a conditional fringe benefit which is conditioned on the merger of Gold Country Financial with Western by November 18, 2005, and Mr. Kelly's compliance with the noncompetition and nonsolicitation provisions of the agreement. If Mr. Kelly is actively employed by Gold Country Financial at the time of the merger of Gold Country Financial with Western and the other conditions are met, Mr. Kelly will be entitled to the payments under the agreement. Beginning on the second day after the first anniversary of the merger of Gold Country Financial with Western, Mr. Kelly will receive an annual payment of $65,000 for ten years. The agreement to pay Mr. Kelly will be binding upon Western as the successor by merger to Gold Country Financial. The present value of these payments at a 6% discount rate is $476,055.

        Mr. Kelly holds options to purchase 23,182 shares of Gold Country Financial common stock at $12.75 per share. These are incentive stock options issued under the Gold Country Financial Incentive Stock Option Plan of 2002, as amended. Mr. Kelly's options became 50% vested on July 16, 2004, and will become 100% vested upon the merger of Gold Country Financial with Western. Mr. Kelly will exercise options for 11,591 shares (which is 50% of his options) prior to the merger of Gold Country Financial with Western. The other 50% will be converted, fully vested, to options to purchase shares of Western. Based on a merger price of $34.00 for each share of Gold Country Financial, the options will have a value in excess of the exercise price of $246,309 upon the merger of Gold Country Financial with Western. The value assigned to the acceleration of the vesting of the options as a result of the merger of Gold Country Financial with Western is $10,316.

Shareholder Approval of Payments

        The payments to which Section 280G applies made pursuant to the above agreements are subject to shareholder approval, but only to the extent that the payments, when aggregated with all other payments which are contingent on the change of control, exceed 299% of Mr. Kelly's base amount.

        The payments described above to which Section 280G applies are totaled in Column III of the 280G Table. If these payments are made to disqualified individuals, they would constitute parachute payments under Section 280G, unless the amounts of the payments in Column V of the 280G Table are approved by more than 75% of the outstanding disinterested voting power of Gold Country Financial. If such approval is obtained, the payments shown in Column III of the 280G Table will be made as indicated, but they will not constitute parachute payments under Section 280G. If such shareholder approval is not obtained, Mr. Kelly will receive reduced payments (see Column IV of the 280G Table) equal to 299% of his base amount. In that event, because no payments to a disqualified individual will equal or exceed three times the disqualified individual's base amount, none of the payments will be parachute payments under Section 280G.

Summary of Payments Table

	Source of Payment
					V. Total Payments Subject to Shareholder Approval
Disqualified Individual:	I. Accelerated Vesting of Options	II. Salary Continuation Agreement	III. Total Payments	IV. Total Payments in the Event Approval is Not Obtained
Ronald W. Kelly	$10,316	$476,055	$486,371	$456,513	$29,858

        Please note that a description of each payment type appears above.

Proposal 2:

The Merger

        This section of the proxy statement-prospectus describes certain aspects of the proposed merger. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire proxy statement-prospectus, including the appendices. A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus. The following discussion, and the discussion under the subsection entitled "The Merger Agreement," describes important aspects of the merger and the material terms of the merger agreement. These descriptions are qualified by reference to Appendix A.

Background and Reasons for the Merger; Recommendation of the Board of Directors

        Gold Country Financial was incorporated as a Nevada corporation on May 20, 2002 for the purpose of becoming the holding company for Gold Country Bank, a national banking association that commenced operations in Yuba County on December 29, 1986. Gold Country Financial's sole subsidiary is Gold Country Bank and its only business activities are commercial banking activities.

        Gold Country Bank currently operates five branch offices and a loan production office. Gold Country Bank's branches are located in Brownsville, Marysville, Live Oak, Gridley and Yuba City, California. The loan production office is located in Rocklin, California. All of Gold Country Bank's branches are located within three counties; Sutter, Yuba and Butte. These counties are major agricultural centers with Sutter and Yuba County's most southern borders approximately 10 miles north of Sacramento, the State's Capitol. The loan production office is located in Placer County. The executive offices of Gold Country Financial and Gold Country Bank are located in Gold Country Bank's Marysville Branch. All of Gold Country Bank's branches and offices are located in rural areas of the central Sacramento Valley.

        Gold Country Bank has enjoyed success by emphasizing the advantages of doing business with a locally owned, independent institution attuned to the particular needs of the community. Gold Country Bank focuses on providing traditional banking products to consumers and small to medium sized businesses and professionals.

        Over the past few years, Gold Country Bank has experienced continued growth with a commensurate growth in overhead costs. In order to facilitate the growth, Gold Country Bank continues to need additional capital. In September, 2001, Gold Country Bank raised $347,026 in capital through a private offering. In an effort to be proactive, the Board of Directors and Management began exploring additional options to raise capital to support the projected growth of Gold Country Bank. To avoid the dilution to existing shareholders that would result from the sale of additional common stock, the long-term strategy is to continue to grow Gold Country Bank through the use of leverage instead of an equity offering.

        In 1999, Management and the Board began to research the feasibility of forming a holding company in order to facilitate raising capital to support the growth of Gold Country Bank. However,

during this same period of time, Gold Country Bank was placed under a Formal Agreement with the Office of the Comptroller of the Currency (the "OCC"), so the formation of a holding company was deferred while Gold Country Bank addressed the significant regulatory concerns.

        In September 2002, Gold Country Bank was released from the Formal Agreement. In February 2003, Gold Country Financial became the holding company for Gold Country Bank. The formation of the holding company gave Gold Country Bank new options for obtaining additional capital. In 2002, Gold Country Financial obtained a line of credit from The Independent Bankers Bank and used the proceeds to provide additional capital to Gold Country Bank. As of September 30, 2004, there was $2,000,000 outstanding on this line. On November 10, 2004, Gold Country Bank entered into a new Formal Agreement with the OCC. For a description of this agreement, see "Information Regarding Gold Country Financial—Legal Proceedings."

        In order to facilitate future growth, Gold Country Bank needs to obtain additional funding to support its capital requirements. Gold Country Bank's earnings have not been sufficient to support its capital needs for continued growth.

        Over the past few years, Gold Country Financial's Board and Management have been contacted by several financial institutions expressing interest in a possible acquisition or merger. An offer from a California bank holding company was received in August 2003 and rejected as inadequate by the Gold Country Financial Board. In January 2004, Western contacted Gold Country Financial as to Gold Country Financial's interest in a business combination where Gold Country Financial shareholders would receive a combination of cash and Western common stock with an anticipated total transaction value for Gold Country Financial in the range of $17-$19 million. Gold Country Financial considered the proposal and determined that it should not be pursued at that time. No other specific offers were received until the offer from Western on September 22, 2004.

        During the discussions, regarding mergers and acquisitions, and during the negotiation period with Western, Gold Country Financial consulted with Gerrish & McCreary, P.C. to obtain legal and financial advice regarding the negotiation of a potential merger or acquisition.

        During the past year, the President/Chief Executive Officer of Western, the President/Chief Executive Officer of Gold Country Financial and the Chairman of the Board of Directors of Gold Country Financial have met to discuss the interest of Western in acquiring Gold Country Financial. In September 2004, the President/Chief Executive Officer of Western made a presentation to the Board of Directors and Senior Management of Gold Country Financial at their annual Strategic Planning Session. The focus of the presentation was to discuss Western's growth strategies and its ability to control costs and maintain adequate capital levels, while maintaining satisfactory regulatory relations. Additionally, a presentation was made regarding Western's success in acquiring six other financial institutions, and its ability to maintain good financial performance. Also, there was discussion of the liquidity in the shares of Western common stock compared to the thinly traded stock of Gold Country Financial.

        On September 22, 2004, Gold Country Financial and Western executed a confidentiality agreement and Western proceeded to conduct due diligence of Gold Country Financial. Also, on September 22, 2004, Gold Country Financial and Western executed a "Term Sheet" based upon public information and the brief discussion between the two companies. The term sheet, which was not a binding agreement, outlined potential pricing and other key terms for a possible merger of Gold Country Financial with Western.

        In October 2004, Western and Gold Country Financial conducted due diligence reviews of each other. On November 18, 2004 Western and Gold Country Financial entered into the merger agreement. While the vote of the directors was initially six to two, the Board of Gold Country Financial believes that the terms of the merger are fair and are in the best interest of its shareholders. Each of the eight directors entered into director-shareholder agreements and unanimously recommend that the shareholders of Gold Country Financial vote "FOR" approval of the merger agreement.

        In reaching its conclusion, the Gold Country Financial Board considered information provided at meetings of its Board of Directors in August, September, October and November 2004, including and among other things:

  •
  Information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Western;

  •
  The structure of the transaction, including the fact that the Gold Country Financial shareholders would receive a split of approximately 70% stock of Western and 30% cash;

  •
  The terms of the merger agreement and other documents to be executed in connection with the merger including the premium over book value and the substantial multiple of earnings of Gold Country Financial.

  •
  The prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  A review of alternatives to the merger, prices of other informal offers from other financial institutions and projections of Gold Country Financial's ability to enhance the future value of its stock.

  •
  The current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

  •
  The pro forma financial statements of the combined companies and the capitalization of the combined companies;

  •
  The geographic distribution of Western Sierra National Bank's offices vis-à-vis Gold Country Bank's offices;

  •
  The continuation of Gold Country Bank's branch offices at Western Sierra National Bank-maintaining Gold Country Bank's identity;

  •
  The ability to appoint two of Gold Country Financial's board members to Western Sierra National Bank's board;

  •
  The advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on Gold Country Bank's customers and prospective customers, and the generally higher trading multiples of larger financial institutions;

  •
  The business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing Gold Country Bank's significant business relationships in Yuba, Sutter and Butte Counties;

  •
  The anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Gold Country Financial;

  •
  The anticipated impact on the communities served by Gold Country Bank and Western Sierra National Bank in the merger, and the increased ability to serve the communities and customers through the larger branch network;

  •
  The consolidation currently underway in the banking industry and increased competition from larger independent banks in California and our immediate operating areas; and

  •
  The Western common stock to be issued in the merger to the Gold Country Financial shareholders will be listed on NASDAQ's National Market and the liquidity of the Western common stock versus the current status of the thinly traded stock of Gold Country Financial;

        In addition to the advantages, discussed in the previous paragraph, of the merger with a larger financial institution, the Board of Directors and Management of Gold Country Financial also discussed the various risks of combining with Western, including:

  •
  The disadvantage of being part of a larger entity, with the potential of affecting personalized customer service with loss of small bank image;

  •
  The potential loss of jobs to staff members due to reorganization, centralizations and overlapping positions;

  •
  The potential inability to create products specific to customers needs; and

  •
  The possibility of branch closures.

        However, after weighing the advantages and disadvantages of a merger with Western, the Gold Country Financial Board of Directors determined that the advantages clearly outweighed the disadvantages. For example:

  •
  The advantage of the financial strength and regulatory stability of Western;

  •
  The substantially larger lending limits of the combined entity will better serve customers and prospective customer of Gold Country Bank;

  •
  The liquidity of the Western stock to be received by the Gold Country Financial shareholders will be substantially greater than the current liquidity of Gold Country Financial's stock; and

  •
  The premium over book value and the substantial multiple over earnings being paid by Western in the merger.

        The forgoing discussion of the information and factors considered by the Gold Country Financial Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Gold Country Financial Board of Directors. In reaching its determination to approve and recommend the principal terms of the merger agreement, the Gold Country Financial Board of Directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

        For reasons set forth above, the Gold Country Financial Board of Directors approved the merger agreement as in the best interest of Gold Country Financial and its shareholders and unanimously recommends that the Gold Country Financial shareholders approve the merger agreement.

Structure of the Merger

        The merger agreement provides that Gold Country Financial will merge with and into Western. As a result of the merger, Gold Country Financial shall cease to exist. In addition, Gold Country Bank, currently a wholly-owned subsidiary of Gold Country Financial, will merge with and into Western Sierra National Bank. As a result of that merger, Gold Country Bank shall also cease to exist. Each share of Gold Country Financial common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive shares of Western common stock, cash, or a combination of both, based on a formula exchange ratio. Each share of Western common stock outstanding will remain outstanding after the merger. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Gold Country Financial Shareholders" and "—Dissenters' Rights of Gold Country Financial's Shareholders" for additional information.

Calculation of Consideration to be Paid to Gold Country Financial Shareholders

        Under the terms of the merger agreement, and subject to adjustment as discussed below, Western shall pay an aggregate of $5,535,906 in cash and approximately $17,614,250 in shares of Western common stock to Gold Country Financial shareholders. The number of shares of Western common stock to be issued shall be determined by dividing $17,614,250 by the average of the daily closing price of a share of Western common stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the fifth trading day immediately preceding the effective time of the merger ("average Western stock price"). However, in no event shall the number of shares of Western common stock to be issued exceed 476,061 shares or be less than 419,386 shares.

        On a per share basis, each share of Gold Country Financial common stock will be entitled to receive the aggregate merger consideration described above, divided by the number of shares of Gold Country Financial common stock issued and outstanding just before the merger becomes effective.

        According to the terms of the merger agreement, Gold Country Financial shareholders will be entitled to receive the Gold Country Financial per share merger consideration in the form of: newly issued shares of Western common stock based upon an exchange ratio; cash; or a combination of cash and/or Western common stock.

        The merger agreement also provides for the payout of cash for 17,386 of the outstanding options to purchase Gold Country Financial common stock. This payout amount will not affect the merger consideration to be paid to Gold Country Financial shareholders. Cash will also be paid to Gold Country Financial shareholders in lieu of any fractional shares of Western common stock they would otherwise be entitled to receive, and cash will be paid to any shareholder who perfects his or her dissenter's rights.

        The following table provides an illustration, at various assumed average per share closing prices of Western average stock prices, of the number of shares of Western common stock to be issued, the aggregate value of merger consideration to be received by Gold Country Financial shareholders, and the Gold Country Financial per share consideration. Please note that the following table is only an illustration. The Gold Country Financial per share merger consideration was computed based upon 682,610 shares of common stock to be issued and outstanding at the completion of the merger consisting of 671,019 shares of common stock issued and outstanding on January 28, 2005 and the assumed exercise of 11,591 shares of common stock to be issued prior to the completion of the merger.

Assumed Average Western Stock Prices	Number of Western Shares to be Issued	Aggregate Value of Merger Consideration	Value of Gold Country Financial per Share Merger Consideration
$35.00	476,061	$22,198,041	$32.52
$36.00	476,061	$22,674,102	$33.22
$37.00	476,061	$23,150,156	$33.91
$38.00	463,533	$23,150,156	$33.91
$39.00	451,647	$23,150,156	$33.91
$40.00	440,356	$23,150,156	$33.91
$41.00	429,616	$23,150,156	$33.91
$42.00	419,387	$23,150,156	$33.91
$43.00	419,386	$23,569,504	$34.53
$44.00	419,386	$23,988,890	$35.14
$45.00	419,386	$24,408,276	$35.75

        As the table above illustrates, as the average Western stock price increases, the aggregate value of the merger consideration may also increase.

  Fractional Shares

        It is very likely that most of Gold Country Financial's shareholders will be entitled to receive a fractional interest of a share of Western common stock in addition to a whole number of shares of Western common stock. The merger agreement provides that, in lieu of receiving a fractional share, Gold Country Financial's shareholders entitled to a fractional share will receive cash equal to the value of the fractional interest.

  Illustration of Exchange

        The per share merger consideration paid to individual Gold Country Financial shareholders will be comprised of either all cash, part cash and part Western common stock, or only Western common stock. Shareholders who elect to receive all Western common stock will have their elections filled first. The following chart illustrates the approximate amounts of cash and shares of Western common stock that a Gold Country Financial shareholder, owning 100 shares, would receive, if either all cash were elected or all shares of Western common stock were elected, assuming the average Western stock prices of $37.00, $40.00 and $43.00, and assuming 11,591 options to acquire shares of Gold Country Financial common stock are exercised prior to the merger. The amounts of cash received in each example are adjusted for the amount of cash that would be paid in lieu of issuing fractional shares of Western common stock. Please note that the values of average Western stock prices used are for illustrative purposes only, and do not indicate what the actual value will eventually be at the time of its computation.

  Assuming that 100 shares of Gold Country Financial common stock are exchanged and the average Western per share stock price is:

	$37.00		$40.00		$43.00
The Gold Country Financial shareholder will receive cash and/or Western common stock:	Cash	Shares of Western	Cash	Shares of Western	Cash	Shares of Western
If 100% cash is elected	$3,391	0	$3,391	0	$3,453	0
If 100% stock is elected	$24	91	$31	84	$13	80

        The limits placed on the amounts of cash paid and shares of Western common stock issued in the merger makes it possible that Gold Country Financial shareholders, in the aggregate, may elect to receive more cash or more shares of Western common stock than allotted. To address this possibility, the merger agreement provides for specific order of the allocation of shares of Western common stock and cash payable to Gold Country Financial shareholders.

  •
  First, all shareholders of Gold Country Financial who elect to receive only shares of Western common stock will receive up to 476,061 shares, depending upon the average Western closing price. If shareholders who elect to receive only shares of Western common stock request more stock than is available, those shareholders will receive on a pro rata basis the number of shares of Western common stock to be issued and will receive cash for the remainder of their merger consideration.

  •
  If there are shares remaining after payment to those shareholders who elect to receive only shares of Western common stock, then all shareholders of Gold Country Financial who elect to receive cash and stock will receive shares of Western common stock to the extent shares remain available. If the aggregate amount of merger consideration payable to shareholders who elect to receive cash and shares of Western common stock exceeds the number of remaining shares of Western common stock available, then those shareholders will receive on a pro rata basis the number of shares of Western common stock to be issued and will receive cash for the remainder of their merger consideration.

  •
  If there are shares remaining after payment to those shareholders who elect to receive cash and stock, then those shareholders who make no election or an improper election, shall receive shares of Western common stock as their merger consideration. If the aggregate amount of merger consideration payable to shareholders who make no election or an improper election exceeds the number of remaining shares of Western common stock available, then those shareholders will receive on a pro rata basis the number of shares of Western common stock to be issued and will receive cash for the remainder of their merger consideration.

  •
  Finally, the shareholders who elect to receive all cash shall receive on a pro rata basis the remaining shares of Western common stock, if any, and shall receive cash for the remainder of their merger consideration. Accordingly, based on the aggregate forms of payment chosen by Gold Country Financial shareholders, an individual Gold Country Financial shareholder may not receive the exact amount of cash and/or Western common stock that he or she elects.

Certain Federal Income Tax Consequences

  General

        The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Gold Country Financial shareholders. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options to purchase Gold Country Financial common stock in anticipation of the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Gold Country Financial shareholders in light of their particular circumstances, such as shareholders who:

  •
  are dealers in securities;

  •
  are insurance companies, or tax-exempt organizations;

  •
  are subject to alternative minimum tax;

  •
  hold their shares as part of a hedge, straddle, or other risk reduction transaction;

  •
  are foreign persons;

  •
  dissent from the merger; or

  •
  acquired their Gold Country Financial common stock through the exercise of stock options or otherwise as compensation.

        You are urged to consult your own tax advisors regarding the tax consequences of the merger to you based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences.

        The following discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, as of the date of this proxy statement-prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Western, Gold Country Financial and Gold Country Financial shareholders.

  Tax Opinion of Perry-Smith LLP

        Neither Western nor Gold Country Financial has requested nor will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Instead, as a condition to the closing of the merger, Perry-Smith LLP, independent accountant to Western, will render its opinion to Western and Gold Country Financial to the effect that:

  •
  the merger constitutes a "reorganization" within the meaning of Code Section 368(a)(1)(A);

  •
  Western and Gold Country Financial are each a "party" to a reorganization within the meaning of Code Section 368(b);

  •
  neither Western nor Gold Country Financial will recognize federal taxable gain or loss as a result of the merger;

  •
  the federal income tax basis and holding periods of the assets exchanged between the parties to the merger will be the same as the federal income tax basis and holding periods of those assets prior to the merger;

  •
  to the extent that Gold Country Financial shareholders exchange Gold Country Financial common stock in the merger solely for Western common stock: (i) no gain or loss will be recognized on the exchange; (ii) the federal income tax basis of the shares of Western common stock received by former holders of Gold Country Financial common stock will equal the federal income tax basis of such stockholders' shares of Gold Country Financial common stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged; and (iii) the holding period for the shares of Western common stock received will include the holding period for the shares of Gold Country Financial common stock exchanged, provided that the Gold Country Financial common stock exchanged was held as a "capital asset" as such term is defined in Code Section 1221;

  •
  to the extent that holders of Gold Country Financial common stock exchange Gold Country Financial common stock in the merger solely for cash: (i) gain or loss will be recognized equal to the difference between the amount of cash received and the federal income tax basis in their shares of Gold Country Financial common stock exchanged; and (ii) the nature of the gain or loss recognized will be capital gain or loss if the shares of Gold Country Financial common stock exchanged were held as a capital asset and the requirements of Code Section 302 are met;

  •
  to the extent that holders of Gold Country Financial common stock receive a combination of cash and Western common stock (other than cash in lieu of fractional shares): (i) loss, if any, will not be recognized; (ii) gain, if any, will be recognized in an amount equal to the lesser of: (1) the difference between the fair market value of all consideration received in the exchange (Western common stock plus cash) and the basis in the Gold Country Financial common stock surrendered; or (2) the amount of cash received in the exchange; (iii) the federal income tax basis of the Western common stock received by holders of Gold Country Financial common stock in the merger will be equal to the total federal income tax basis of the Gold Country Financial common stock exchanged, decreased by the amount of cash (other than cash received in lieu of fractional share interests) received in the exchange, and increased by the amount of gain recognized in the exchange, if any; and (iv) the holding period of the Western common stock received in the merger will include the holding period for which holders of Gold Country Financial common stock held their Gold Country Financial common stock, provided that such Gold Country Financial common stock was held as a capital asset; and

  •
  to the extent that cash is received by holders of Gold Country Financial common stock in lieu of fractional share interests in Western common stock, the cash will be treated as being received by the holders of Gold Country Financial common stock as a distribution in redemption of such stockholders' fractional share interests, subject to the provisions and limitations of Code Section 302.

        Perry-Smith LLP's opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that have been made by Western and Gold Country Financial and which are customarily given in transactions of this nature.

  Consequences to Gold Country Financial Shareholders

        The tax consequences of the merger to you will depend upon the form of merger consideration you receive and not what you elect. Based on the assumption that the merger will constitute a tax-free reorganization, and subject to the limitations and qualifications referred to in this discussion, the following federal income tax consequences will result from the merger. If you exchange your shares of Gold Country Financial common stock: and receive

  •
  solely Western common stock (and cash in lieu of a fractional share), you should not recognize any gain or loss, except with respect to the fractional share;

  •
  solely cash, you will generally recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and your basis in your Gold Country Financial common stock; or

  •
  a combination of Western common stock and cash, you will generally recognize gain in an amount equal to the lesser of the amount of cash received in the exchange or of the difference between (1) the fair market value of all Western common stock and cash received in the exchange and (2) your basis in the Gold Country Financial common stock. Also, you will not be permitted to recognize a loss in the exchange. The total initial tax basis of the Western common stock received by you in the merger will be equal to the total tax basis of the Gold Country Financial common stock exchanged for the Western common stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange (if any).

        If you receive cash in lieu of a fractional share of Western common stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) your basis allocated to the fractional share.

        The holding period of the Western common stock you receive in the merger will include the period for which you held your Gold Country Financial common stock, provided that you held your Gold Country Financial common stock as a capital asset at the time of the merger.

  Gold Country Financial Shareholders Receiving Western Common Stock and Cash—Character of Gain

        The gain recognized by you if you receive a combination of Western common stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon your particular situation. In determining the character of the gain recognized by you if you receive both Western common stock and cash, the Internal Revenue Service will: (1) treat you as having exchanged your Gold Country Financial common stock solely for Western common stock; and then (2) treat you as having sold back a portion of that stock to Western in exchange for cash. The exchange of stock for cash in this fashion is known as a "redemption." Gain recognized by you in a redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Code, either:

  •
  your receipt of cash is "substantially disproportionate" to your equity interest in Gold Country Financial; or

  •
  the redemption is "not essentially equivalent to a dividend."

        Additionally, to receive capital gain treatment, you must have held your Gold Country Financial common stock as a capital asset immediately before the merger. This capital gain would be treated as long-term capital gain if your holding period for the Gold Country Financial common stock was more than one year at the effective time of the merger.

        Both of the two alternative tests given above are designed to determine whether a shareholder experiences a significant decrease in corporate voting power as a result of a partial redemption of his or her shareholdings. In making this determination, the Code's constructive ownership rules must be taken into account. Under these rules, a former Gold Country Financial shareholder is treated as owning, in addition to the Western common stock he or she receives, or is treated as having received in the merger, those shares of Western common stock that are held or controlled by certain related individuals or entities. Specifically a shareholder who/which is:

  •
  an individual is treated as owning the shares owned, directly or indirectly, by his or her spouse, children, grandchildren, and parents;

  •
  a partner in a partnership, a shareholder of an S corporation, or a beneficiary of an estate or trust, is treated as owning those shares owned, directly or indirectly, by the relevant entity, in proportion to his or her ownership interest in the relevant entity;

  •
  considered the "owner" of any portion of a so-called "grantor trust" is treated as owning those shares owned, directly or indirectly, by that portion of the trust;

  •
  directly or indirectly, the owner of 50% or more of the value of the stock of a corporation is treated as owning those shares owned, directly or indirectly, by the corporation, in proportion to his or her ownership interest in the corporation;

  •
  a partnership or an S corporation is treated as owning those shares owned, directly or indirectly, by its owners;

  •
  an estate is treated as owning those shares owned, directly or indirectly, by its beneficiaries;

  •
  a trust is generally treated as owning those shares owned, directly or indirectly, by its beneficiaries, other than any beneficiary whose interest in the trust is contingent and worth no more than 5% of the value of the trust property, computed actuarially;

  •
  a corporation, other than an S corporation, is treated as owning those shares owned, directly or indirectly, by its shareholders who own, directly or indirectly, 50% or more of the value of the stock of the corporation; or

  •
  someone who has an option to acquire Western common stock (or any option to acquire such an option) is treated as owning that stock.

        Once a shareholder computes the total number of shares that he or she is treated as owning, after giving effect to the constructive ownership rules, the shareholder must determine whether the deemed redemption satisfies the requirements of either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test.

        Substantially Disproportionate Test.    To qualify as "substantially disproportionate" with respect to a particular shareholder, a redemption must meet three requirements, in each case taking into account the constructive ownership rules described above. The three requirements are that, immediately after the redemption:

  •
  the shareholder must own less than 50% of the total voting power of the outstanding Western common stock;

  •
  the shareholder must own less than 80% of the percentage of voting power of the Western common stock he or she owned or was treated as owning before the redemption; and

  •
  the shareholder must own less than 80% of the percentage of Western common stock measured by fair market value he or she owned or was treated as owning before the redemption.

        Not Essentially Equivalent to a Dividend Test.    If a shareholder fails any part of the "substantially disproportionate test," the redemption may still qualify as "not essentially equivalent to a dividend." In order to meet this test, there must be a "meaningful reduction" of the shareholder's proportionate interest in Gold Country Financial. This is a highly subjective standard. Accordingly, neither Western nor Gold Country Financial can provide any substantial assurance that a particular redemption will qualify as a meaningful reduction in the Gold Country Financial shareholder's proportionate interest in Gold Country Financial. However, based on a published ruling of the Internal Revenue Service, a shareholder with a relatively minimal interest in Gold Country Financial and no ability to exercise any substantial measure of control over Gold Country Financial's corporate affairs should be treated as having experienced a meaningful reduction of his or her proportionate interest in Gold Country Financial as a result of the deemed redemption.

        If the deemed redemption of Western common stock in exchange for cash fails to satisfy either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test with respect to a particular Gold Country Financial shareholder, then the gain recognized by that shareholder will be characterized as a dividend distribution with respect to the stock. A dividend distribution payment received by a shareholder may be qualified dividend income, subject to preferential tax rates, if the holding period requirements are met. A corporate shareholder that receives a dividend may be eligible to claim a dividends-received deduction, and may be subject to the "extraordinary dividend" provisions of the Code.

  Gold Country Financial Shareholders Receiving Solely Cash—Character of Gain and Recognition of Loss

        The character of income, gain, or loss if any, recognized by you if you receive solely cash in exchange for your Gold Country Financial common stock is determined under an analysis similar to that described above, except that the Internal Revenue Service may treat your common stock as having been redeemed by Gold Country Financial immediately before the merger, rather than as having been exchanged for Western common stock and then redeemed by Western immediately after the merger. In either case, if the deemed redemption satisfies either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test relative to you, or if the deemed redemption results in a complete termination of your interest in the relevant entity, after giving effect to the constructive ownership rules, then any gain recognized by you will be treated as a capital gain (provided that you held your Gold Country Financial common stock as a capital asset immediately before the merger), and you will be permitted to recognize loss.

        If the deemed redemption fails all three of these tests relative to you, then you would not be permitted to recognize loss, and the full amount of cash received by you could be characterized as a distribution with respect to stock and, thus, be treated as a dividend to the extent of your allocable share of Gold Country Financial's current and accumulated earnings and profits. Gold Country Financial shareholders receiving solely cash in the merger are also urged to consult their own tax advisors with regard to their individual tax consequences.

  Withholding

        Payments in respect of Gold Country Financial common stock or a fractional share of Western common stock may be subject to the information reporting requirements of the Internal Revenue Service and to a 28% backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from Western's exchange agent, or you otherwise prove to Western and its exchange agent that you are exempt from backup withholding.

  Reporting and Record Keeping

        If you exchange shares of Gold Country Financial common stock in the merger for Western common stock, or for a combination of Western common stock and cash, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

  •
  your tax basis in the Gold Country Financial common stock surrendered; and

  •
  the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Western common stock received in exchange.

  Federal Income Tax Treatment of Dissenters

        If you effectively dissent from the merger and receive cash for your shares, you will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) your federal income tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss), qualified dividend income or long-term or short-term capital gain (or loss) depending on:

  •
  the length of time you held the shares;

  •
  whether you held the shares as a capital asset; and

  •
  whether you actually own Western common stock or are deemed to own shares of Gold Country Financial common stock or Western common stock pursuant to the constructive ownership rules previously discussed.

        In certain circumstances, you can be deemed for tax purposes to own shares that are actually owned by a nondissenter who is related to you, or to own shares of Western common stock, with the possible result that the cash received upon the exercise of your rights could be treated as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of Gold Country Financial common stock.

  Warning Regarding Federal Income Tax Opinions

        The opinion of Perry-Smith LLP is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to successfully assert that the merger is not a reorganization within the meaning of Section 368(a) of the Code, then you would be required to recognize gain or loss equal to the difference between:

  •
  the fair market of all Western common stock and cash received in the exchange; and

  •
  your federal income tax basis in the Gold Country Financial common stock surrendered.

        In such an event, your total initial tax basis in the Western common stock received would be equal to its fair market value, and your holding period for the Western common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if your holding period for the Gold Country Financial common stock was more than one year and the Gold Country Financial common stock was a capital asset in your hands.

        The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Gold Country Financial shareholder. You are urged to consult with your own tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Regulatory Approvals

  Federal Reserve Board

        The merger is subject to approval of an application by Western to the FRB. In reviewing the application, the FRB takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits the FRB from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

        The FRB has the authority to deny Western's application if the FRB concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the FRB must also evaluate the records of Western in meeting the credit needs of its community, including low- and moderate-income neighborhoods, consistent with safe and sound operation. Gold Country Bank has a satisfactory Community Reinvestment Act evaluation.

        Western submitted its application for FRB approval of the merger on January 13, 2005.

  Office of the Comptroller of the Currency

        Because Gold Country Bank will merge into Western Sierra National Bank, the approval of the OCC is also required. In determining whether to approve the merger, the OCC evaluates the application to determine, among other things, that:

  •
  the merger will meet the convenience and needs of the community;

  •
  the merger will not have the effect of substantially lessening competition;

  •
  the shareholders' equity of Western will be adequate and will not jeopardize Western Sierra National Bank's financial condition; and

  •
  the directors and executive officers of Western Sierra National Bank after the merger will be competent.

        The application for OCC approval of the merger was submitted on January 14, 2005.

  Statutory Waiting Period

        Under federal banking laws, a 30-day waiting period must expire following the FRB's approval of the merger. Within that 30-day waiting period the Department of Justice may file objections to the merger under federal antitrust laws. The FRB may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise.

        The merger cannot proceed in the absence of the regulatory approvals and the expiration of the statutory waiting period. Western and Gold Country Financial are not aware of any reasons why regulatory approvals will not be received. Western and Gold Country Financial have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain unacceptable conditions or requirements.

Resale of Western Common Stock

        The shares of Western common stock that you receive as a result of the merger will be registered under the Securities Act of 1933, or the Securities Act. You may freely trade these shares of Western common stock if you are not considered an "affiliate" of Gold Country Financial, as that term is defined in the federal securities laws. Generally, an "affiliate" of Gold Country Financial is any person or entity directly or indirectly controlling or who is controlled by Gold Country Financial. Gold Country Financial's affiliates generally include directors, certain executive officers and holders of 10% or more of Gold Country Financial's common stock.

        Gold Country Financial's affiliates may not sell their shares of Western common stock acquired in the merger, unless those shares are registered pursuant to an effective registration statement under the Securities Act, or by complying with Securities Act Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Western may also place restrictive legends on certificates representing shares of Western common stock issued to all persons considered "affiliates" of Gold Country Financial.

        Before Western and Gold Country Financial complete the merger, the merger agreement requires each "affiliate" of Gold Country Financial to execute and deliver to Western a letter acknowledging that such person or entity will not dispose of any Western common stock in violation of the Securities Act or Securities Act Rule 145.

Certain Effects of the Merger

        The merger agreement requires Gold Country Financial to merge into Western, with Western as the surviving entity. After the merger, Gold Country National Bank will merge into Western Sierra National Bank, with Western Sierra National Bank as the surviving entity.

        Western Sierra National Bank will continue to operate with its present directors and executive officers, except that two additional directors of Gold Country Financial will be added to Western Sierra National Bank's board.

        After the merger, each Gold Country Financial shareholder will receive instructions from Western's exchange agent regarding the exchange of Gold Country Financial stock certificates and the election to receive the merger consideration.

Interests of Certain Persons in the Merger

        Gold Country Financial's directors and executive officers have interests in the merger in addition to their interests as Gold Country Financial shareholders. Gold Country Financial's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement. As of the record date, the executive officers of Gold Country Financial have 34,772 options to purchase Gold Country Financial common stock under its stock option plan. Of these 34,772 options, Gold Country Financial will cancel 5,795 of the options and payout the difference between the per share merger consideration to be paid to Gold Country Financial's shareholders and the per share option price. Options for 11,591 shares will be exercised prior to the merger. The remaining 17,386 options will be converted into and become equivalent rights with respect to Western common stock determined by dividing the per share merger consideration by the average closing price with a corresponding adjustment in the option price, and Western shall assume each of those 17,386 stock options in accordance with the terms of the stock option agreement with respect to those options. Please read the section entitled "Information Regarding Gold Country Financial—Certain Information Regarding Gold Country Financial's Management and Principal Shareholders" for additional information regarding options held by Gold Country Financial's executive officers.

        Under the merger agreement, Western has agreed to appoint John A. Marta and Ronald W. Kelly, who are directors of Gold Country Financial to Western Sierra National Bank's Board of Directors. As a result, Messrs. Marta and Kelly will be entitled to receive the directors' fees and benefits which Western Sierra National Bank provides to its directors.

        In connection with the merger of Gold Country Financial with Western, Gold Country Bank's Board of Directors has entered into agreements with Ronald W. Kelly, President and Chief Executive Officer to amend his existing employment agreement and to provide him with special payments and benefits. In addition, and also in connection with the merger of Gold Country Financial with Western, Gold Country Bank's Board of Directors has entered into an agreement with Julie A. Shackleford, Executive Vice President, Chief Operating Officer and Chief Financial Officer to provide her with special payments 45 days following the merger. These payments are described under "Payments to Executives" and "Information Regarding Gold Country Financial—Employment Agreements."

        Gold Country Financial's bylaws provide Gold Country Financial's directors and officers with contractual rights to indemnification binding upon a successor. Please read the section entitled "Comparison of Shareholder Rights—Indemnification of Directors and Officers" for additional information.

Dissenters' Rights of Gold Country Financial's Shareholders

        Dissenters' rights will be available to the Gold Country Financial shareholders in accordance with Nevada Revised Statutes 92A.300 to 92A.500, inclusive. The required procedure set forth in Nevada Revised Statutes 92A.300 to 92A.500, inclusive must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Gold Country Financial shareholders and is qualified in its entirety by reference to Nevada Revised Statutes 92A.300 to 92A.500, inclusive which is attached to this proxy statement-prospectus as Appendix B.

  Fair Market Value of Shares

        If the merger is approved, Gold Country Financial shareholders who dissent from the merger by complying with the procedures set forth in Nevada Revised Statutes 92A.300 et seq will be entitled to receive an amount equal to the fair market value of their shares. There have been no trades in shares of Gold Country Financial during 2005 and the last trade in shares of Gold Country Bank occurred on June 23, 2004 at which time 211 shares were traded at a price of $14.50 per share. Accordingly, Gold Country Financial believes that the fair market value for dissenters' rights purposes is $14.50.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the Gold Country Financial shareholder who wishes to assert dissenter's rights must deliver to Gold Country Financial, before the vote is taken, written notice of his or her intent to demand payment for his or her shares if the merger is completed; and must not vote his or her shares in favor of the merger. Thus, any Gold Country Financial shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must not vote "FOR" the merger and must provide a written notice of intent to demand payment for dissenters' rights. If the shareholder either does not provide the written notice of intent to dissent, returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person or by proxy at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Notice of Approval

        If a shareholder has given timely written notice of his or her intent to demand payment for his or her shares and has not voted his or her shares in favor of the merger, Western shall deliver a written dissenter's notice no later than 10 days after the completion of the merger which:

  •
  states where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

  •
  supplies a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the time of the proposed action and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership before that date;

  •
  sets a date by which Western must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

  •
  is accompanied by a copy of Nevada Revised Statutes 92A.300 to 92A.500, inclusive.

  Written Demand and Surrender of Certificates

        In order to preserve his or her dissenters' rights, a Gold Country Financial shareholder must make a written demand upon Western within the time frame provided in the notice from Western and must surrender to Western, at the office designated in the notice, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed.

  Agreement on Price and Payment

        Western shall pay each dissenter who complied with Nevada Revised Statutes 92A.440 the amount Western estimates to be the fair value of his or her shares, plus accrued interest. The payment must be accompanied by:

  •
  Gold Country Financial's balance sheet as of the end of 2004, a statement of income for 2004, a statement of changes in the stockholders' equity for 2004, and the latest available interim financial statements;

  •
  a statement of Gold Country Financial's estimate of the fair value of the shares;

  •
  an explanation of how the interest was calculated;

  •
  a statement of the dissenter's rights to demand payment under Nevada Revised Statutes 92A.480; and

  •
  a copy of Nevada Revised Statutes 92A.300 to 92A.500, inclusive.

        A dissenting shareholder may then notify Western in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment previously made and demand payment of the fair value of his or her shares and interest due, if he or she believes that the amount paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated. Dissenting shareholders must make the demand in writing within 30 days after Western makes or offers payment for the dissenting shares or the right to demand payment is waived. The demand must be addressed to Western Sierra Bancorp, 4080 Plaza Goldorado, Cameron Park, California 95682; Attention: Anthony J. Gould, Corporate Secretary.

  Disagreement on Price and Court Determination

        If a demand for payment remains unsettled, Western shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If Western does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against Western, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

Accounting Treatment

        Western must account for the merger under the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States of America. Under this method, Western's purchase price will be allocated to Gold Country Financial's assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment. Western's financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of Western and Gold Country Financial.

The Merger Agreement

  The Merger

        Western and Gold Country Financial entered into the merger agreement on November 18, 2004. Under the merger agreement's terms, Gold Country Financial will merge with and into Western. The separate corporate existence of Gold Country Financial will cease, and Western will be the survivor. Each share of Gold Country Financial common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive: Western common stock, cash or a combination of both.

        Each share of Western common stock outstanding immediately before the merger closes will remain outstanding after the merger closes. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Gold Country Financial Shareholders" and "—Dissenters' Rights" for additional information.

        Western and Gold Country Financial have structured the merger to qualify as a tax-free reorganization from their perspectives. However, Gold Country Financial shareholders will have certain tax effects depending on the type of merger consideration they choose and actually receive. For more information, you are urged to read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

  The Closing

        The merger will be effective at the date and time a short-form merger agreement (substantially in the form attached to the merger agreement as Exhibit 2.1) is filed with the California Secretary of State. At the closing the parties will exchange various documents, including officers' certificates, as required by the merger agreement. The merger agreement provides that the timing for the closing and the completion of the merger shall be mutually agreed upon by the parties and shall be held within 30 days after the last to occur of:

  •
  all conditions to the completion of the merger being satisfied or waived;

  •
  the receipt of all regulatory approvals; and

  •
  the expiration of all applicable waiting periods in connection with the regulatory approvals.

        Based upon the timing for Gold Country Financial's special shareholders' meeting and the present and anticipated timing of the regulatory approvals, it is presently anticipated that the merger will be closed on or about April 8, 2005. Neither Western nor Gold Country Financial can assure you that the merger will close on that date.

  Election, Exchange and Proration Procedures

        Making the Election.    Western's current transfer agent, U.S. Stock Transfer Corporation, will be Western's exchange agent to effect the election, allocation and, if necessary, prorations of your elections. An election form will be sent to you shortly after the merger is completed. If you do not exercise dissenters' rights, you must use the election form to make the election to receive Western common stock, cash, or a combination of Western common stock and cash in exchange for your shares of Gold Country Financial common stock.

        All elections will be required to be made on an election form. To make an effective election with respect to former shares of Gold Country Financial common stock, you must deliver to the exchange agent prior to the deadline:

  •
  a properly completed letter of election and transmittal form;

  •
  your certificates representing former shares of Gold Country Financial common stock; and

  •
  any other required documents described in the election form.

        Do not return your certificates representing shares of Gold Country Financial common stock with the enclosed proxy. The certificates should only be forwarded to the exchange agent with the letter of transmittal and election form which will be sent separately.

        Western, Western's Board of Directors, Gold Country Financial and Gold Country Financial's Board of Directors do not recommend whether you should elect to receive cash, stock, or a combination of stock and cash. You must make your own decision with respect to that election.

        Following the completion of the merger and upon surrender of all of the certificates representing former shares of Gold Country Financial common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of election and transmittal, the exchange agent will mail to you the cash and/or Western common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

        Allocation and Proration Procedures.    The merger agreement requires that the total consideration to be received by former Gold Country Financial shareholders must be $5,535,906 in cash and approximately $17,614,250 in shares of Western common stock. The number of shares of Western common stock to be issued shall be determined by dividing $17,614,250 by the average of the daily closing price of a share of Western common stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the fifth trading day immediately preceding the effective time of the merger ("average Western stock price.") However, in no event shall the number of shares of Western common stock to be issued exceed 476,061 shares or be less than 419,386 shares. For a detailed discussion of the allocation and proration, please refer to "The Merger—

Calculation of Consideration to be Paid to Gold Country Financial Shareholders—Illustration of Exchange" and Sections 2.6.1 and 2.6.2 of the merger agreement contained in Appendix A.

  Representations and Warranties

        The merger agreement contains various customary representations and warranties that Western and Gold Country Financial make for each other's benefit. The representations and warranties relate to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  capital structure;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  the accuracy of documents filed with the Securities and Exchange Commission and bank regulatory agencies;

  •
  absence of certain material adverse events, changes, effects or undisclosed liabilities;

  •
  retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

  •
  litigation;

  •
  compliance with laws, including environmental laws;

  •
  tax returns and audits;

  •
  ownership of real property;

  •
  regulatory actions; and

  •
  labor matters.

        The foregoing is an outline of the types of representations and warranties made by Western and Gold Country Financial contained in the merger agreement attached as Appendix A. You should carefully review the entire merger agreement, and in particular Articles 3 and 4, containing the detailed representations and warranties of the parties.

  Conduct of Business Before the Merger

        The merger agreement places restrictions on and requires commitments by Western and Gold Country Financial regarding the conduct of their respective businesses between the date of the merger agreement and the closing. Gold Country Financial has agreed to make its books and records available to Western for ongoing review and Western has agreed to make its books and records available to Gold Country Financial for ongoing review. Additionally, Gold Country Financial has agreed to allow a representative from Western to attend the meetings of its Board of Directors. Both Western and Gold Country Financial have agreed to use their best efforts to prepare and file the necessary regulatory applications and to obtain the approvals from the various regulatory agencies as well as to work together for the purpose of preparing this proxy statement-prospectus. Also, both Western and Gold Country Financial have agreed to use their best efforts to prevent any material changes to their respective representations and warranties contained in the merger agreement.

        In addition, Gold Country Financial has agreed that until the closing and subject to certain exceptions, including Western's prior approval, Gold Country Financial will not, other than in the ordinary and usual course of business:

  •
  declare or pay any dividend;

  •
  issue any additional stock options to acquire shares of Gold Country Financial common stock;

  •
  amend its Articles of Incorporation or Bylaws;

  •
  authorize another acquisition proposal to acquire Gold Country Financial unless the Board of Directors of Gold Country Financial has determined that the proposal is more favorable to Gold Country Financial's shareholders and that the action is necessary for Gold Country Financial to comply with its fiduciary duties to shareholders under applicable law;

  •
  make the credit underwriting policies less stringent than those in effect on December 31, 2003 or reduce the amount of the loan loss reserves;

  •
  take into other real estate owned any commercial property without an environmental report reporting no adverse environmental condition on the property; or

  •
  materially change its pricing practices on loans or deposit products.

        Until the closing, Gold Country Financial has agreed to use its best efforts to take certain actions including to:

  •
  maintain a reserve for loan losses at an adequate level and charge off all loans deemed uncollectible;

  •
  provide Gold Country Financial's monthly board reports, copies of all material reports filed with or received from any governmental entity, and monthly unaudited balance sheets, statements of income and changes in shareholders' equity to Western; and

  •
  provide copies of each credit authorization package for credit of $100,000 or more for secured loans, and $25,000 for unsecured loans.

        Until the closing, subject to certain exceptions including Gold Country Financial's prior approval, Western has agreed that it will not, other than in the ordinary and usual course of business, declare or pay any extraordinary dividend.

        The foregoing is a summary of some of the negative and affirmative covenants of the merger agreement. You are encouraged to carefully read the terms of the merger agreement attached as Appendix A, including the specific covenants contained in Articles 5 and 6.

  Discussions with Third Parties

        The merger agreement provides that Gold Country Financial shall not solicit or encourage third party proposals which would result in a merger, exchange offer, or other form of combination and requires that if such a proposal is received, notification must be given to Western. Notwithstanding the prohibition on soliciting or encouraging such proposals, the merger agreement recognizes that an unsolicited third party proposal might be received. Moreover, the merger agreement permits Gold Country Financial to engage in discussions or negotiations with the third party if the proposal is determined, after consultation with counsel and a financial advisor, to be superior, from the shareholders' perspective, to the merger.

        In the event the merger agreement is terminated because Gold Country Financial elects to proceed with a third party transaction, Gold Country Financial will be obligated to pay a termination fee to Western in the amount of $900,000.

        The foregoing is a summary of the provisions of the merger agreement regarding discussions with third parties. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Sections 6.2.5 and 8.5.1 of the merger agreement.

  Employee Benefits

        Immediately prior to the closing, Gold Country Financial shall adopt resolutions required to cause the 401(k) Plan to be rolled into the 401(k)SOP for Western at close of the merger. Gold Country Financial shall also promptly adopt resolutions required to cause the Employee Stock Ownership Plan ("ESOP") to be terminated at the close of the merger, and shall request an IRS termination letter with respect to the ESOP. Gold Country Financial participants in the ESOP shall have the right to rollover their ESOP account balances into the Western 401(k)SOP. Except for the Gold Country Financial stock option plan, the Board of Gold Country Financial shall also promptly adopt resolutions to terminate any other plan or agreement providing shares of Gold Country Financial common stock or equity-based rights to any person. It is anticipated that after completion of the merger, certain of the employee benefits provided to Western's employees will be made available to Gold Country Bank's employees in lieu of benefits presently provided by Gold Country Financial and Gold Country Bank.

        In addition, Gold Country Financial currently has options outstanding to acquire 34,772 shares of Gold Country Financial common stock. Of these 34,772 options, Gold Country Financial will cancel 5,795 of the options and payout the difference between the per share merger consideration to be paid to Gold Country Financial's shareholders and the per share option price and Mr. Kelly intends to exercise options to acquire 11,591 shares. The other 17,386 options will be converted into and become equivalent rights with respect to Western common stock determined by dividing the per share merger consideration by the average closing price with a corresponding adjustment in the option price, and Western shall assume each of those 17,386 stock options in accordance with the terms of the stock option agreement with respect to those options.

  Conditions to the Parties' Obligations

        The obligations of Western and Gold Country Financial to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

  •
  approval of the principal terms of the merger by a majority of the issued and outstanding shares of Gold Country Financial common stock entitled to vote;

  •
  receipt of the regulatory approvals (without the imposition of burdensome conditions) required in connection with the merger;

  •
  absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

  •
  the registration statement having become effective regarding the shares of Western common stock to be issued upon completion of the merger;

  •
  receipt of the opinion of Perry-Smith LLP stating, among other things, that the merger will qualify as a tax-free reorganization for federal income tax purposes; and

  •
  Gold Country Financial qualifying for and Western obtaining a three year director and officer liability insurance tail coverage policy for the benefit of the current directors and executive officers of Gold Country Financial.

        Western's obligation to complete the merger is also subject to the fulfillment or waiver by Western of certain conditions, including but not limited to the following:

  •
  Gold Country Financial's representations and warranties being and remaining true, accurate and correct in all material respects;

  •
  Gold Country Financial's performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

  •
  delivery of affiliate letters executed by each of Gold Country Financial's affiliates;

  •
  delivery of voting agreements executed by each of Gold Country Financial's directors, as well as other various and customary closing documents; and

  •
  Gold Country Financial's shareholders' equity being no less than its September 30, 2004 shareholders' equity.

        In addition, Gold Country Financial's obligation to complete the merger is also subject to the fulfillment or waiver by Gold Country Financial of certain conditions, including but not limited to the following:

  •
  Western's representations and warranties being and remaining true, accurate and correct in all material aspects;

  •
  Western performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

  •
  Western taking such action as appropriate to convert the Gold Country Financial stock options for 17,386 shares into Western stock options adjusted as provided in the merger agreement;

  •
  Western Sierra National Bank taking all corporate action required to effectuate the appointment of John A. Marta and Ronald W. Kelly, or another director of Gold Country Financial if Messrs. Marta and/or Kelly is unable to serve, to its Board of Directors effective immediately after the merger; and

  •
  the receipt and continued effectiveness of all qualifications or registrations under state securities laws necessary for the issuance of the shares of Western common stock to be issued upon completion of the merger.

        The foregoing is a summary of the conditions of the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 7 of the merger agreement.

  Termination

        Western and Gold Country Financial can mutually agree to terminate the merger agreement and abandon the merger at any time.

        Under certain circumstances, either Western or Gold Country Financial can terminate the merger agreement, including:

  •
  if the other party materially breaches any representation, warranty, covenant, or agreement contained in the merger agreement that is not cured within 20 business days after written notice of such breach is given to the breaching party; or

  •
  if the merger has not closed by May 31, 2005 (or June 30, 2005 if any applicable waiting period for a required regulatory approval requires additional time).

        Western can terminate the merger agreement if Gold Country Financial's Board of Directors approves a merger agreement with a party other than Western or fails to publicly oppose an offer to acquire 15% of the outstanding shares of Gold Country Financial common stock.

        If the merger agreement is terminated by Western or Gold Country Financial pursuant to a material breach of any representation, warranty, covenant or agreement, the breaching party will owe the other party liquidated damages of $450,000. In addition, if Gold Country Financial's Board of Directors approves an alternative merger or similar proposal within one year of Western's termination of the merger agreement, Gold Country Financial will owe Western an additional $450,000. The payment of these fees shall be made as reasonable liquidated damages and not as a penalty or forfeiture.

        The foregoing is a summary of the termination provisions of the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 8 of the merger agreement.

  Expenses

        The merger agreement provides that Western and Gold Country Financial shall bear their own costs and expenses incurred in connection with the merger agreement and the merger. The total estimated cost of the merger is approximately $365,000. Western will bear approximately $200,000 and Gold Country Financial will bear approximately $165,000. For example, Western shall bear, among others, the expenses of:

  •
  preparation and delivery of the tax opinion from Perry-Smith LLP;

  •
  preparation of the registration statement, including filing fees;

  •
  filing fees and related costs of regulatory applications; and

  •
  any notifications and press releases to Western shareholders, including printing expenses.

        Gold Country Financial shall bear, among others, the expenses of:

  •
  preparation and delivery of its proxy materials, including printing and mailing expenses; and

  •
  any notifications and press releases to Gold Country Financial shareholders, including printing expenses.

  Director Voting Agreements

        Western has entered into voting agreements with each of Gold Country Financial's directors who hold, in the aggregate, shares representing approximately 59% of Gold Country Financial common stock entitled to vote. The director's agreements, substantially in the form attached as Exhibit 7.2.9 to the merger agreement, require each of Gold Country Financial's directors to vote in favor of the merger at Gold Country Financial's shareholders' meeting.

        Each director's agreement also provides that the director will not take any action that will alter or affect in any way the director's right to vote his or her shares of Gold Country Financial common stock.

        The director's agreements bind the actions of the directors only in their capacities as Gold Country Financial shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors of Gold Country Financial. Accordingly, while the directors are contractually bound to vote as a Gold Country Financial shareholder in favor of the merger, their fiduciary duties as directors nevertheless require them to act in their capacities as directors in the best interests of Gold Country Financial when they consider the merger. In addition, the directors will continue to be bound by their fiduciary duties as Gold Country Financial's directors with respect to any further decisions they make in connection with the merger.

        The director's agreements, other than the agreement with Mr. Bains, also provide that for a period of two years after the completion of the merger, the directors agree not to compete with Western through the ownership of more than 1% of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the FDIC that has its head offices or a branch office within 50 miles of the head office of Gold Country Financial. Mr. Bains' agreement provides that for a period of one year after the completion of the merger, he will not compete with Western.

        The director's agreements terminate at the earlier of two years following the completion of the merger or when the merger agreement terminates according to its terms.

Information Regarding Western

General

        Western was incorporated under the laws of the State of California on July 11, 1996 and is a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, also referred to as the BHCA. Western was organized under a plan of reorganization for the purpose of becoming the parent corporation of Western Sierra National Bank. On December 31, 1996, the reorganization was completed and shares of Western common stock were issued to the shareholders of Western Sierra National Bank for the common shares held by Western Sierra National Bank's shareholders. In April 1999, Western acquired Roseville 1st National Bank and Lake Community Bank in a stock-for-stock exchange. In May 2000, Western acquired Sentinel Community Bank in a stock-for-stock exchange, and Sentinel Community Bank was immediately merged with and into Western Sierra National Bank. These mergers were accounted for as a pooling of interests and, accordingly, all prior period financial statements have been restated to reflect the combined operations of Western Sierra National Bank, Roseville 1st National Bank, Lake Community Bank and Sentinel Community Bank. Roseville 1st National Bank was subsequently merged into Western Sierra National Bank. In October 2000, Western Sierra National Bank purchased certain assets and assumed the deposits and certain other liabilities of the Columbia branch of Pacific State Bank. On March 1, 2002, Western Sierra National Bank formed a non-bank subsidiary, WSNB Investment Trust, a Maryland real estate investment trust. On April 1, 2002, Western acquired Central California Bank in exchange for cash and stock. The acquisition of Central California Bank was accounted for as a purchase. On July 11, 2003, Western acquired Central Sierra Bank in exchange for cash and stock. Central Sierra Bank was merged with and into Central California Bank. The acquisition of Central Sierra Bank was accounted for as a purchase. On December 12, 2003, Western acquired Auburn Bancorp and its subsidiary bank, Auburn Community Bank in exchange for cash and stock. The acquisition of Auburn Community Bank was accounted for as a purchase. Western's headquarters are located at 4080 Plaza Goldorado Circle, Cameron Park, California 95682.

        Western Sierra National Bank was organized as a national banking association and began operations on January 4, 1984. Western Sierra National Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC up to the maximum amount permitted by law. Western Sierra National Bank's main office is located at 4011 Plaza Goldorado Circle, Cameron Park, California and its branch offices are located at 2661 Sanders Drive, Pollock Pines, California, 3970 J Missouri Flat Road, Placerville, California, 1450 Broadway, Placerville, California, 3880 El Dorado Hills Blvd., El Dorado Hills, California, 571 5th Street, Lincoln, California, 1545 River Park Dr. #101 & #200, Sacramento, California, 1801 Douglas Blvd., Roseville, California, and 6951 Douglas Blvd.,

Granite Bay, California. Western Sierra National Bank does not have any affiliates other than Lake Community Bank, Sentinel Associates, Inc., Central California Bank and Auburn Community Bank.

        Roseville 1st National Bank was founded in 1983 as Countryside Thrift and Loan and operated as an industrial loan company until its conversion to a national bank on July 1, 1992. Roseville 1st National Bank was merged into Western Sierra National Bank in May 2000.

        Lake Community Bank was incorporated as a California-chartered banking corporation on March 9, 1984 and commenced operations on November 15, 1984. Lake Community Bank is an insured bank under the Federal Deposit Insurance Act and is a member of the Federal Reserve System. Lake Community Bank engages in the general commercial banking business in Lake County in the State of California from its headquarters banking office located at 805 Eleventh Street, Lakeport, California, and its branch located at 4280 Main Street, Kelseyville, California.

        Sentinel Community Bank was incorporated under the laws of the State of California on December 24, 1980, and commenced operations on April 2, 1982. Sentinel was initially formed as a California-chartered savings and loan association. Sentinel converted to a federally-chartered savings and loan association on June 9, 1989. Sentinel was merged into Western Sierra National Bank in May 2000.

        Central California Bank is a California-chartered commercial bank, organized on January 13, 1997 and commenced business on April 24, 1998. Central California Bank is an insured bank under the Federal Deposit Insurance Act and is a member of the Federal Reserve System. Central California Bank engages in the general commercial banking business from its headquarters banking office located at 13775 C Mono Way, Sonora, California, and its branch offices are located at 3700 Lone Tree Way, Antioch, California, 400 E. Olive Avenue, Turlock, California, Fulton and Main Streets, Columbia State Park, California, 3400 Tully Toad, Suite B, Modesto, California, 229 S. Washington, Sonora, California, 18711 Tiffeni Drive, Twain Harte, California, 373 W. Saint Charles Street, San Andreas, California, 1239 S. Main, Angels Camp, California, 18281 Main Street, Jamestown, California, 89 Lakewood Mall, Lodi, California, 11 Ridge Road, Sutter Creek, California, 87 Highway 26, Valley Springs, California and 3505 Spangler Lane, Suite 300, Copperopolis, California.

        Central Sierra Bank was a California state-chartered bank which commenced operations on November 12, 1981. Central Sierra Bank was merged into Central California Bank in July 2003.

        Auburn Community Bank is a California-chartered commercial bank, incorporated on July 20, 1999 and commenced business on July 29, 1999. Auburn Community Bank's predecessor was Auburn National Bank, a national banking association organized under the laws of the United States. Auburn National Bank commenced business on February 2, 1998 and conducted a general commercial banking business. All references to "Auburn Community Bank" shall mean both Auburn Community Bank and Auburn National Bank, predecessor to Auburn Community Bank, unless otherwise defined. Auburn Community Bank is an insured bank under the Federal Deposit Insurance Act and is not a member of the Federal Reserve System. Auburn Community Bank engages in the general commercial banking business from its headquarters banking office located at 11795 Atwood Road, Auburn, California and its branch office is located at 412 Auburn-Folsom Road, Auburn, California.

        Western has an inactive subsidiary (acquired from Sentinel), Sentinel Associates, Inc. Sentinel Associates, Inc. was formed in October 1983, for the purpose of developing single family residential real estate.

        Western's primary business is servicing the banking needs of the communities served by its subsidiary banks and its marketing strategy stresses its local ownership and commitment to serve the banking needs of individuals living and working in Western's primary service areas and local businesses, including retail, professional and real estate-related activities, in those service areas.

        Western, through its banking subsidiaries, offers a broad range of services to individuals and businesses with an emphasis upon efficiency and personalized attention. Western provides a full line of customer services and also offers specialized services, such as courier services to small businesses, middle market companies and professional firms. Each of Western's subsidiary banks offers personal and business checking and savings accounts (including individual interest-bearing negotiable orders of withdrawal, or NOW accounts), money market accounts, accounts combining checking and savings with automatic transfer, IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks, computer cash management and internet banking, including bill payment. Western's subsidiary banks also make commercial, construction, accounts receivable, inventory, automobile, home improvement, real estate, commercial real estate, single family mortgage, agricultural, SBA, office equipment, leasehold improvement, installment and credit card loans. Other services include overdraft protection lines of credit, standby letters of credit, travelers' checks and ATM services. Most of Western's deposits are obtained from commercial businesses, professionals and individuals.

Financial Services (Customer products that are not insured by the FDIC)

        In August 2003, Western Sierra National Bank announced the addition of a new division, Western Sierra Financial Services. Woodbury Financial Services, a subsidiary of The Hartford Financial Services Group, Inc., acts as the broker-dealer for Western Sierra Financial Services. Bank customers have access to noninsured investments for retirement strategies, college funds, and insurance products through Western Sierra Financial Services. The program may eventually be deployed at Auburn Community Bank, Central California Bank and Lake Community Bank when management feels it is appropriate.

Subordinated Debentures

        On July 10, 2001, Western formed a wholly-owned Connecticut statutory business trust, Western Sierra Statutory Trust I (Western Trust I). On July 31, 2001, Western issued to Western Trust I Floating Rate Junior Subordinated Deferrable Interest Debentures due 2031 (subordinated debentures) in the aggregate principal amount of $6,000,000. These subordinated debentures qualify as Tier 1 capital under Federal Reserve Board guidelines. Western Trust I funded its purchase of debentures by issuing $6,000,000 in floating rate capital securities (capital securities), which were then pooled and sold to third parties. Western Trust I secured the capital securities with subordinated debentures issued by Western. The subordinated debentures are the only asset of Western Trust I. The interest rate on both instruments is the three month LIBOR (London Interbank Offered Rate) plus 3.58%, not to exceed 12.5%, adjustable quarterly. The proceeds from the subordinated debentures were used to retire short-term debt and the related accrued interest ($3,522,000), repurchase stock ($2,076,000) and to partially fund the construction of Western's administrative facility.

        The subordinated debentures and capital securities accrue and pay distributions quarterly based on the floating rate described above on the stated liquidation value of $1,000 per security. Western has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee payment of: (1) accrued and unpaid distributions required to be paid on the capital securities; (2) the redemption price with respect to any capital securities called for redemption by Western Trust I; and (3) payments due upon voluntary or involuntary dissolution, winding up, or liquidation of Western Trust I.

        The capital securities are mandatorily redeemable upon maturity of the subordinated debentures on July 31, 2031, or upon earlier redemption as provided in the indenture.

        On December 18, 2001,Western formed a wholly-owned Connecticut statutory business trust, Western Sierra Statutory Trust II (Western Trust II). On December 18, 2001, Western issued to Western

Trust II subordinated debentures in the aggregate principal amount of $10,000,000. These debentures qualify as Tier 1 capital, subject to limitations, under Federal Reserve Board guidelines. Western Trust II funded its purchase of the subordinated debentures by issuing $10,000,000 in capital securities, which were then pooled and sold to third parties. Western Trust II secured the capital securities with the subordinated debentures issued by Western. The subordinated debentures are the only asset of Western Trust II. The interest rate on both instruments is three month LIBOR plus 3.60%, not to exceed 12.5%, adjustable quarterly.

        These subordinated debentures and capital securities accrue and pay distributions quarterly based on the floating rate described above on the stated liquidation value of $1,000 per security. Western has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee payment of: (1) accrued and unpaid distributions required to be paid on the capital securities; (2) the redemption price with respect to any capital securities called for redemption by Western Trust II; and (3) payments due upon voluntary or involuntary dissolution, winding up, or liquidation of Western Trust II.

        The capital securities are mandatorily redeemable upon maturity of the subordinated debentures on December 18, 2031, or upon earlier redemption as provided in the indenture. The proceeds were used for the cash portion of the cost of bank subsidiaries acquired by Western, construction of Western's administrative facility, and for general corporate purposes.

        On September 30, 2003, Western formed two wholly-owned Delaware statutory business trusts, Western Sierra Statutory Trust III (Western Trust III) and Western Sierra Statutory Trust IV (Western Trust IV). Western issued to Western Trusts III and IV subordinated debentures in the aggregate principal amount of $10 million to each trust for a total of $20 million. These subordinated debentures, together with its previously issued subordinated debentures qualify as Tier 1 capital up to 25% of total Tier 1 capital, with the excess qualifying as Tier 2 capital up to allowable Tier 2 capital limits. The Western Trust III and Western Trust IV funded their purchases of the subordinated debentures by issuing a total of $10 million in capital securities in each trust, which were then pooled and sold. Western Trusts III and IV secured these capital securities with the subordinated debentures issued by Western. The subordinated debentures are the only assets of Western Trusts III and IV. The interest rate on both instruments is the three-month LIBOR plus 2.90% and the capital securities are callable at par after five years. The proceeds from the issuance of the subordinated debentures were used to retire $3 million in short term debt and the remainder of the proceeds (approximately $17 million) was used to pay the cash portion of the Auburn Community Bank purchase (approximately $6.5 million) and the remainder will be used for future acquisitions and general corporate purposes (approximately $10.5 million).

        The subordinated debentures and capital securities accrue and pay distributions quarterly based on the floating rate described above on the stated liquidation value of $1,000 per security. Western has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee payment of: (1) accrued and unpaid distributions required to be paid on the capital securities; (2) the redemption price with respect to any capital securities called for redemption by Western Trusts III and IV; and (3) payments due upon voluntary or involuntary dissolution, winding up, or liquidation of Western Trusts III and IV.

Management and Additional Information

        Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Western is set forth in Western's annual report on Form 10-K for the year ended December 31, 2003, which accompanies this proxy statement-prospectus, and quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. Each of these reports is incorporated in this proxy statement-prospectus by reference. See also "Where You Can Find More Information" beginning on page 98.

Information Regarding Gold Country Financial

Business

        General.    During 2003, the shareholders of Gold Country Bank approved an Agreement of Reorganization and Plan of Exchange, which provided for the formation of Gold Country Financial and the conversion of each share of outstanding Gold Country Bank common stock into one share of $4 par value Gold Country Financial common stock. Effective February 13, 2003, Gold Country Financial issued 637,069 shares of its common stock for all of the outstanding common stock of Gold Country Bank through a merger which has been accounted for as a combination of entities under common control, which is similar to a pooling of interests in that the historical cost basis of Gold Country Bank has been carried forward. As a result of the merger, Gold Country Bank became the wholly-owned subsidiary of the Gold Country Financial.

        Gold Country Bank was incorporated in 1986 as a national bank and, as such, is regulated by the Office of the Comptroller of the Currency. The regulations of this agency govern most aspects of Gold Country Bank's business.

        Gold Country Bank has a majority-owned subsidiary, Gold Country Insurance Services, LLC, a general insurance agency. The financial statements of Gold Country Financial are prepared in conformity with generally accepted accounting principles and general practice within the banking industry.

        Gold Country Bank obtained approval from its Board of Directors and shareholders to complete a quasi-reorganization which was effective on July 1, 1997. As a result, the balance of Gold Country Bank's accumulated deficit as of June 30, 1997, of $926,600 was eliminated against Gold Country Bank's additional paid-in capital. Gold Country Bank restated the carrying values of certain assets and liabilities to fair values with an offsetting addition to the accumulated deficit of $92,200.

        Gold Country Bank's deposits are insured to the maximum amount permitted by law by the Federal Deposit Insurance Corporation (FDIC). Gold Country Bank's head office and Gold Country Financial's office are located at 519 D Street, Marysville, California. Gold Country Bank has four branch offices also located in California at 16850 Willow Glen Road, Brownsville, 9942 Broadway, Live Oak, 620 N. Walton Avenue, Yuba City, and 567 Virginia Street, Suite H, Gridley. Gold Country Bank also operates a Loan Production Office at 2210 Plaza Drive, Suite 200, Rocklin, California.

        Banking Services.    Gold Country Bank offers a broad range of banking services, including checking, savings, money market accounts, certificates of deposit, commercial loans, real estate loans, agricultural loans and various types of consumer loans, safe deposit facilities, travelers' checks, and drive-up banking. Gold Country Bank also offers internet banking services, debit cards and operates automated teller machines.

        Gold Country Bank offers commercial banking services principally to small and medium-sized businesses and professional and retail customers. Gold Country Bank continues to broaden its commercial and real estate base by enhancing the production of loans in its Rocklin, California loan production office.

        Gold Country Bank has promoted sales of insurance through its subsidiary, Gold Country Insurance Services, LLC. This local insurance agency handles the actual underwriting and processing of homeowners, automobile, crop and an array of commercial coverages.

Competition and Service Area

        Banking institutions operate in a highly competitive environment. Competition in the banking industry has intensified as brokerage and insurance companies market their money market accounts and other financial products. The banking industry is also subject to certain limitations not applicable to non-bank competitors.

        Gold Country Bank competes with other commercial banks and with other financial institutions, including savings and loan associations, mutual savings banks, finance companies, mortgage companies, credit unions and investment companies. Competition among financial institutions and other financial service organizations is increasing with the continuing consolidation of the financial services industry. Because Gold Country is a community bank that is smaller than some commercial lenders in the market, Gold Country Bank, on occasion, may be prevented from making loans in an amount that larger competitors can offer. Gold Country Bank accommodates loan volumes in excess of its lending limits through the sale of loan participations to other banks.

        As the industry becomes increasingly dependent on and oriented toward technology-driven delivery systems, permitting transactions to be conducted by telephone, computer and the internet, other banks and non-bank financial service providers are able to attract funds and provide lending and other financial services even without offices located in the bank's primary service area. Gold Country offers a wide array of deposit products and believes it can compete effectively through select rate-driven product promotions and personalized service.

        Gold Country continues to face increasingly intense competition from other regional and community institutions and other financial service providers. Customer demand for the convenience of a single source for financial products and services is increasingly accompanied by demand for the convenience of electronic access to financial products and services, including on-line banking. The large institutions with which Gold Country Bank competes have greater financial and staff resources to address changing customer expectations. Senior management of Gold Country Bank believes this creates both challenges and opportunities for smaller, community based, commercial banks such as Gold Country Bank.

        Quality of service to customers and ease of accessibility to facilities are among the principal methods of meeting competition in the financial services industries. Gold Country Financial prides itself on reaching a level of performance that provides a community atmosphere to its customers where they will receive friendly, effective personal service that meets their expectations.

        From information obtained from the June 30, 2004, (the latest date of this annual publication) Bank and Thrift Branch Office Data Book published by the FDIC, Gold Country Bank's competition and position in the markets it serves are as follows:

        Gold Country Bank has two offices in Sutter County, one in Yuba City, which opened in 1996 and the other in Live Oak, which opened in 1989. There are currently 10 institutions with 15 offices in Sutter County. As of June 30, 2004, Gold Country Bank had $58.0 million of the $935.6 million in total deposits within Sutter County.

        Gold Country Bank has one office in Butte County, the Gridley Office, which opened in 1998. Butte County has 11 institutions with 40 offices. As of June 30, 2004, Gold Country Bank had $12.4 million of the $2.5 billion in total deposits within Butte County.

        Gold Country Bank has two offices in Yuba County, one in Marysville, which opened in 1993 and the other in Brownsville, which opened in 1986. Yuba County has 5 institutions with 8 offices. As of June 30, 2004, Gold Country Bank had $63.6 million of the $371.1 million in total deposits within Yuba County.

        Personnel.    As of September 30, 2004, Gold Country Financial had 74 full-time equivalent employees. Management considers its relations with the employees to be good.

        Properties.    Gold Country Bank owns the real property occupied by its Yuba City and Marysville offices. Additionally, Gold Country Bank owns the property and building adjacent to its Yuba City office. The shell of the building has been completed and tenant improvements are in process. Gold Country Financial has entered into a five year lease agreement with Sutter Health Care for this 4,120 square foot facility with rent payments of $5,562 per month commencing December 1, 2004.

        Gold Country Bank owns a modular unit and leases the land it is situated on for the Brownsville branch located at 16850 Willow Glen Road. The lease is presently for a term expiring December 31, 2007 with lease payments of $539 per month. In addition, Gold Country Bank leases an office building for its branch located 9942 Broadway, Live Oak. The lease is presently for a term expiring December 31, 2005 with lease payments of $637 per month. Gold Country Bank also leases an office building for its branch located at 567 Virginia Street, Suite H, Gridley. The lease is presently for a term expiring December 31, 2005 with lease payments of $1,999 per month. Furthermore, Gold Country Bank also leases the office building occupied by its loan production office at 2210 Plaza Drive in Rocklin. This lease is presently for a term expiring February 29, 2008 with lease payments of $3,221 per month.

        On December 15, 2004, Gold Country Bank entered into a lease agreement for 2600 Suite-A Pennington Road in Live Oak. As this premises is new construction, the lease, which is for a 5 year term with lease payments of $3,000 per month, will commence on the date Gold Country Bank initially opens for business to the public upon the premises or within 60 days of completion of the building structure (which ever occurs first). Upon the completion of this building, the branch at 9942 Broadway in Live Oak, will relocate to this property for operations.

        Legal Proceedings.    From time to time, Gold Country Financial and/or Gold Country Bank is a party to claims and legal proceedings arising in the ordinary course of business. At this time, Gold Country Financial and Gold Country Bank have two pending litigation cases, relating to an employee and former employee of Gold Country Bank. Gold Country Bank, its President/CEO and its Executive Vice President/Chief Financial Officer/Chief Operating Officer have been sued by Gold Country Bank's former Executive Vice President/Credit Administrator/Chief Credit Officer in Sacramento Superior Court. The plaintiff claims his termination for cause was in retaliation for his refusal to condone allegedly unsound/unlawful banking practices and advising government regulators about them. The complaint seeks unspecified damages for breach of contract, wrongful termination and violation of public policy, intentional infliction of emotional distress, and breach of the covenant of good faith and fair dealing. Gold Country Bank intends to defend the case vigorously. However, the matter is in the early stages of discovery and it is too soon to determine whether it will have a material adverse effect on Gold Country Financial's consolidated financial position, results of operation and cash flows.

        An employee of Gold Country Bank has sued Gold Country Bank and her supervisor in Federal Court, Eastern District of California. The employee alleges she was discriminated against, harassed, and retaliated against because of her sex, in violation of state and federal law, and that Gold Country Bank failed to prevent the harassment and discrimination from occurring. She also claims she was improperly classified as an exempt employee under state and federal wage laws and, thus, is due unpaid overtime. Her complaint seeks unspecified lost past and future wages and benefits, emotional distress damages, punitive damages, unpaid overtime wages, interest, an order enjoining Gold Country Bank from continuing to wrongfully withhold overtime wages earned by Gold Country Bank employees, and attorney's fees and costs. Gold Country Bank intends to defend the case vigorously. However, the matter is in the early stages of discovery and it is too soon to determine whether it will have a material adverse effect on Gold Country Financial's consolidated financial position, results of operation and cash flows.

        On November 10, 2004, Gold Country Bank entered into a formal written agreement within the meaning of 12 U.S.C. 1818(b)(1) with the Office of the Comptroller of the Currency which requires Gold Country Bank to appoint a compliance committee; appoint a new senior lending officer; implement a program to reduce the level of credit risk in the bank; obtain certain credit information and collateral documentation; take action to improve criticized assets; develop a written program to improve loan portfolio management; designate a qualified firm for independent loan review; review the adequacy of Gold Country Bank's allowance for loan and lease losses and establish a program for the maintenance of an adequate allowance; achieve and maintain total risk-based capital, at least equal to 11% of the risk-weighted assets and Tier 1 capital, at least equal to 8% of adjusted total assets; and correct certain violations of law, rule or regulation.

        Bank Supervision and Regulation.    Deposit accounts at Gold Country Bank are insured by the Bank Insurance Fund (the "BIF"), as administered by the FDIC, to the maximum amount permitted by law. Gold Country Bank is a member of the Federal Reserve System, and subject to certain regulations of the FRB dealing primarily with check clearing activities, establishment of banking reserves, Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD), and Equal Credit Opportunity (Regulation B).

        Community Reinvestment Act and Fair Lending Developments.    Gold Country Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act (the "CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

Summary of Earnings

        The following Summary of Earnings of Gold Country Financial for the three years ended December 31, 2003, has been derived from financial statements audited by Richardson & Company, independent certified public accountants, as described in their report included elsewhere in this proxy statement-prospectus. The amounts shown for the nine months ended September 30, 2004, and 2003, are unaudited and the amounts reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These statements should be read in conjunction with the Financial Statements and the Notes relating thereto which appear elsewhere in this proxy statement-prospectus. Gold Country Financial was approved as a bank holding company and acquired 100% ownership of Gold Country Bank on February 13, 2003. Financial statements for September 30, 2004, December 31, 2003, and September 30, 2003, represent the consolidation of Gold Country Financial and Gold Country Bank. Prior period Financial Statements represent Gold Country Bank's financial information.

Summary of Earnings

	Nine Months Ended September 30,		Year Ended December 31,(1)
(Dollars in thousands, except per share data)	2004	2003	2003	2002	2001
	(Unaudited)
Interest income	$6,118	$5,634	$7,863	$6,847	$6,464
Interest expense	688	739	988	1,308	2,332
Net interest income	5,430	4,895	6,875	5,539	4,132
Provision for loan losses	860	433	560	239	136

Net interest income after provision for loan losses	4,570	4,462	6,315	5,300	3,996
Noninterest income	1,468	1,510	1,976	1,498	1,056
Noninterest expense	4,849	4,634	6,259	5,703	4,393
Earnings before income taxes and minority interest	1,189	1,338	2,032	1,095	659
Provision for income taxes	493	508	768	350	87
Income before minority interest	696	830	1,264	745	572
Minority interest in net income of subsidiary	(3)	(9)	(8)	(10)	(6)

Net income after income taxes and minority interest	$693	$821	$1,256	$735	$566

Basic earnings per share(2)(4)	$1.07	$1.30	$1.97	$1.15	$0.93
Number of shares used in basic earnings per share calculation	647,424	637,069	637,069	637,069	606,805
Diluted earnings per share(3)(4)	$1.06	$1.28	$1.94	$1.14	$0.92
Number of shares used in diluted earnings per share calculation(3)	659,111	646,304	646,552	644,692	613,960

(1)
See Notes to Financial Statements for a summary of significant accounting policies and other related data.

(2)
Basic earnings per share information is based on the weighted average number of shares of common stock outstanding during each period.

(3)
Diluted earnings per share information is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

(4)
Earnings have been annualized for the nine months ended September 30, 2004 and 2003.

        The following table sets forth selected ratios for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
(Unaudited)	2004	2003	2003	2002	2001
Return on average shareholders' equity(1)	11.56%	16.42%	17.98%	12.64%	11.42%
Return on average total assets(1)	0.71%	1.07%	1.18%	0.83%	0.72%

(1)
Ratios have been annualized for the nine months ended September 30, 2004 and 2003.

Discussion and Analysis of Financial Condition and Results of Operations of Gold Country Financial

        The following is management's discussion and analysis of the significant changes in income and expense accounts presented in the Summary of Earnings for the years ended December 31, 2003, 2002 and 2001 and the nine months ended September 30, 2004 and 2003.

        Introduction.    This discussion is designed to provide a better understanding of significant trends related to Gold Country Financial Service, Inc.'s financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It should be read in conjunction with Gold Country Financial audited financial statements, the unaudited interim information and notes thereto and the other financial information appearing elsewhere in this proxy statement-prospectus.

Results of Operations

        Net Interest Income and Net Interest Margin.    Total interest income increased from $6.4 million in 2001 to $6.8 million in 2002 and to $7.9 million in 2003, representing a 6.25% increase in 2002 over 2001 and a 16.2% increase in 2003 over 2002. Total interest income increased from $5.6 million for the nine months ended September 30, 2003, to $6.1 million for the nine months ended September 30, 2004, representing an 8.9% increase. The total interest income increases in the periods discussed were primarily the result of the growth in Gold Country Bank's loan portfolio of 19.3% and 13.1% from 2001 to 2002 and 2002 to 2003 respectfully, and 9.7% loan growth from September 30, 2003 to September 30, 2004, respectively. The loan volume increases which contributed to the overall increases in net interest income were partially offset by declining interest rates. Total interest expense decreased from $2.3 million in 2001 to $1.3 million in 2002 and to $0.9 million in 2003, representing a 43.4% decrease in 2002 from 2001 and a 30.7% decrease in 2003 from 2002. Total interest expense decreased from 2001 to 2002 due primarily to a shift from higher cost liabilities (primarily certificates of deposit) to lower cost or noninterest bearing liabilities (primarily money market and demand deposits) augmented by general declines in interest rates resulting in a decrease in cost of funds in 2002 of 2.2% down from 4.0% in 2003. Total interest expense decreased from $739 thousand for the nine months ended September 30, 2003, to $688 thousand for the nine months ended September 30, 2004, representing a 6.9% decrease. The continued reduction in cost of funds from 1.5% at September 30, 2003, to 1.3% at September 30, 2004, and the continued shift to lower cost deposits resulted in the decrease in interest expense between the two nine month periods.

        Gold Country Financial's net interest margin (net interest income divided by average earning assets) was 7.5% in 2002, and 8.2% in 2003. The net interest margin for the nine months ended September 30, 2003, was 7.2% and for the nine months ended September 30, 2004, was 6.2%. The primary reason for the decrease in the net interest margin for the nine months ended September 30, 2004, from the nine months ended September 30, 2003, was due to a decrease in loan yields. In addition to increased local rate competition, decreased loan yields have occurred due to portfolio repricing and consumers obtaining lower rates through loan refinancing.

        Gold Country Financial's net interest income increased from $4.1 million in 2001 to $5.5 million in 2002 and to $6.9 million in 2003, representing a 34.1% increase in 2002 over 2001 and 25.4% increase in 2003 over 2002. The increases in the periods discussed were primarily the result of the overall growth of Gold Country Bank's loan portfolio and management's ability to control the cost of funds with pricing and its ability to attract non-interest bearing deposit accounts. Net interest income increased from $4.9 million for the nine months ended September 30, 2003, to $5.4 million for the nine months ended September 30, 2004, representing a 10.2% increase.

        The following table sets forth the changes in interest income and expense attributable to changes in rates and volumes:

Analysis of Changes in Net Interest Income

	For the Nine Months Ended September 30, 2004 versus 2003(1)
(Dollars in thousands) (Unaudited)	Total Change	Change Due to Rate	Change Due to Volume
Investment securities	$(4)	$(10)	$6
Federal funds sold	143	2	141
Loans:
Real estate	448	(591)	1,039
Agricultural	58	104	(46)
Commercial	148	(129)	277
Installment	(97)	(26)	(71)
Other	(50)	(1)	(49)

Total Loans	507	(643)	1,150
Total earning assets	646	(651)	1,297
Deposits:
NOW	(9)	(11)	2
Money Market	(4)	(41)	37
Savings	(18)	(41)	23
IRA	(14)	(14)	—
CD	(38)	(105)	67
Other borrowings	15	19	(4)

Total interest bearing liabilities	(68)	(193)	125

Increase (decrease) in net interest income	$714	$(458)	$1,172

(1)
September 30, 2004, and 2003, changes have been annualized.

Analysis of Changes in Net Interest Income

	For the Twelve Months Ended December 31,
	2003 Versus 2002			2002 Versus 2001
(Dollars in thousands)	Total Change	Change Due to Rate	Change Due to Volume	Total Change	Change Due to Rate	Change Due to Volume
Securities
Investment securities	$(43)	$(14)	$(29)	$(125)	$(18)	$(108)
Federal funds sold	(45)	(33)	(12)	(176)	(145)	(31)
Loans:
Real estate	881	(133)	1,014	258	(311)	569
Agricultural	99	(63)	162	505	(104)	610
Commercial	179	(96)	275	(175)	5	(179)
Installment	(20)	(12)	(8)	79	(2)	81
Other	(36)	(22)	(14)	16	6	10

Total Loans	1,104	(325)	1,429	684	(406)	1,091
Total earning assets	1,016	(372)	1,388	383	(569)	952
Deposits:
NOW	(26)	(29)	3	(89)	(105)	16
Money Market	(12)	(53)	41	(18)	(64)	47
Savings	(49)	(66)	17	(146)	(178)	31
IRA	(24)	(28)	4	(25)	(42)	17
CD	(230)	(240)	10	(746)	(637)	(109)
Other borrowings	20	20	—	—	—	—

Total interest bearing liabilities	(321)	(396)	75	(1,024)	(1,026)	2

Increase (decrease) in Net interest income	$1,337	$24	$1,313	$1,407	$457	$950

        The change in interest income or interest expense that is attributable to both changes in rate and changes in volume has been allocated to the change due to rate and the change due to volume in proportion to the relationship of the absolute amounts of changes in each.

        The following is an unaudited summary of changes in earnings of Gold Country Financial for the nine months ended September 30, 2004, and 2003, and for the years ended December 31, 2003, and 2002. In the opinion of Gold Country Financial's management, the following summary of changes in earnings reflects all adjustments which Gold Country Financial considers necessary for a fair presentation of the results of its operations for these periods. This summary of changes in earnings should be read in conjunction with the financial statements and notes relating thereto appearing elsewhere herein.

Changes in Earnings

	For the Nine Months Ended September 30,		Year Ended December 31,
	2004 over 2003		2003 over 2002		2002 over 2001
(Dollars in thousands) (Unaudited)	Amount of Change	% of Change(1)	Amount of Change	% of Change(1)	Amount of Change	% of Change(1)
INTEREST INCOME
Interest and fees on loans	$381	7%	$1,105	17%	$683	11%
Interest on taxable investment securities	(3)	(18)%	(25)	(54)%	(121)	(72)%
Dividends	5	56%	(2)	(14)%	2	17%
Interest on federal funds sold	107	233%	(45)	(42)%	(176)	(62)%
Interest on deposits in banks	(6)	(50)%	(16)	(52)%	(7)	(18)%

Total interest income	484	9%	1,017	15%	381	6%
INTEREST EXPENSE
Interest on deposits and borrowings	(51)	(7)%	(320)	(24)%	(1,026)	(44)%

Net interest income	535	11%	1,337	24%	1,407	34%
PROVISION FOR LOAN LOSSES	427	99%	321	134%	103	76%

Net interest income after provision for loan losses	108	2%	1,016	19%	1,304	33%
NONINTEREST INCOME
Service charges	77	16%	(2)	0%	127	21%
Other income	(119)	(11)%	479	63%	315	71%

Total noninterest income	(42)	(3)%	477	32%	442	42%
OTHER EXPENSES
Salaries and related benefits	140	5%	766	27%	910	46%
Occupancy and equipment expense	5	1%	(116)	(12)%	104	13%
Other	70	5%	(94)	(5)%	296	18%

Total other expenses	215	5%	556	10%	1,310	30%
NET INCOME BEFORE TAX AND MINORITY INTEREST	$(149)	(11)%	937	86%	$436	66%
PROVISION FOR INCOME TAXES	(15)	(3)%	418	119%	263	302%
NET INCOME BEFORE MINORITY INTEREST	(134)	(16)%	519	70%	173	30%
Minority interest in net income of subsidiary	6	(67)%	2	(20)%	(4)	67%

NET INCOME	$(128)	(16)%	$521	71%	$169	30%

(1)
Increase or (decrease) over previous year amount.

        Net Income.    The net income of Gold Country Financial was $1,256 thousand or $1.97 basic earnings per share in 2003, $735 thousand or $1.15 basic earnings per share in 2002, and $566 thousand or $0.93 basic earnings per share in 2001. The increases in net income from 2001 to 2002 and 2002 to 2003 were generally the result of the increase in net interest income generated by the growth in the loan portfolio coupled with Gold Country Bank's ability to control the cost of funds to support the loan growth. Additionally, increases in other income, primarily loan fees and sales of loans, augmented the growth in net income from 2001 to 2003. These increases were partially offset by increases in other expenses, primarily salaries and employee benefits. The net income for the nine months ended September 30, 2004, was $696 thousand or $1.07 basic earnings per share as compared to net income of $830 thousand or $1.30 basic earnings per share for the nine months ended September 30, 2003. The decrease in net income for the first nine months of 2004 from the same period in 2003 was due primarily to the increase in the provision for loan losses of $430 thousand.

        Noninterest Income.    Noninterest income increased from $1.0 million in 2001 to $1.5 million in 2002 and to $1.9 million in 2003, representing a 50.0% increase in 2002 over 2001 and a 26.0% increase in 2003 over 2002. Noninterest income decreased from $1.51 million for the nine months ended September 30, 2003, to $1.48 million for the nine months ended September 30, 2004, representing a 1.9% decrease. The increase in noninterest income from 2002 to 2003 was primarily the result of service charges and fees related to increased deposits, new product service fees and increased gains on the sale of loans. The decrease in 2004 was the result of fewer loans being sold for gains, a strategy employed by Management to benefit from the longer term interest income received on the loans retained.

        Noninterest Expenses.    Noninterest expenses are comprised of salaries and related benefits, occupancy, equipment and other expenses. Noninterest expenses increased from $4.4 million in 2001 to $5.7 million in 2002 and to $6.2 million in 2003, representing a 29.5% increase in 2002 over 2001 and an 8.8% increase in 2003 over 2002. Noninterest expenses increased from $4.6 million for the nine months ended September 30, 2003, to $4.8 million for the nine months ended September 30, 2004, representing a 4.3% increase. The continued growth of Gold Country Bank and expansion of Gold Country Bank's loan production office in 2001 through 2003 required additional staff and overhead expense to support general and administrative services associated with these events. Part of the growth during this period included moving the Yuba City branch from a leased building into a newly constructed building owned by Gold Country Bank.

        The increasing cost of employee benefits, specifically medical insurance and workers compensation, and additional occupancy and equipment expense as discussed above had a significant impact on noninterest expenses.

        The following table compares the various elements of other expenses as a percentage of average assets for the years ended December 31, 2003, 2002, and 2001, and the nine months ended September 30, 2004, and 2003.

(Dollars in thousands) (Unaudited) Period	Average Assets(1)	Salaries and Related Benefits	Occupancy & Equipment Expenses	Other Operating Expenses
Nine Months Ended September 30,(2)
2004	$129,621	2.9%	0.6%	1.5%
2003	$102,125	3.5%	0.8%	1.8%
Year Ended December 31,
2003	$106,192	4.6%	1.0%	2.3%
2002	$88,517	4.3%	1.4%	2.9%
2001	$78,931	3.3%	1.4%	2.7%

(1)
Based on the average of daily balances.

(2)
Expense ratios are calculated on an annualized basis.

        Provision for Loan Losses.    The provision for loan losses corresponds directly to the level of the allowance that Management deems sufficient to offset potential loan losses. The balance in the loan loss allowance reflects the amount which, in Management's judgment, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors deserving recognition in estimating loan losses.

        Management allocated $560 thousand as a provision for loan losses in 2003, $239 thousand in 2002 and $136 thousand in 2001. Loans charged off net of recoveries in 2003 were $199 thousand, $98 thousand in 2002, and $11 thousand in 2001. For the nine months ended September 30, 2004, $860 thousand was allocated as a provision for loan losses. There was $433 thousand allocated for the nine months ended September 30, 2003. Loans charged off net of recoveries for the nine months ended September 30, 2004, and September 30, 2003, were $646 thousand and $42 thousand, respectfully.

        In Management's opinion, the balance of the allowance for loan losses at September 30, 2004, was sufficient to sustain any foreseeable losses in the loan portfolio at that time. However, no assurances can be given that Gold Country Financial will not sustain substantially higher loan losses.

        Income Taxes.    Income tax expense was $768 thousand in 2003, $350 thousand in 2002, and $87 thousand in 2001. The income tax provision for the nine months ended September 30, 2004, and 2003, was $493 thousand and $508 thousand, respectively. Gold Country Financial is subject to taxes at the Federal statutory rate of 34% and California tax rate of 10.84%.

Financial Condition

        Liquidity.    Gold Country Financial has an asset and liability management program allowing Gold Country Financial to manage its interest margins during times of both rising and falling interest rates and to maintain sufficient liquidity. Liquidity of Gold Country Financial at December 31, 2003, December 31, 2002, and December 31, 2001, was 28.22%, 17.14%, and 21.05% respectively, based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available-for-sale) divided by total liabilities. Gold Country Financial's management believes it maintains adequate liquidity levels and resources.

        Capital Resources.    Shareholders' equity increased from $5.4 million at December 31, 2001, to $6.2 million at December 31, 2002, to $7.5 million at December 31, 2003. These increases are attributable to continued earnings and proceeds from a secondary stock offering in 2001 amounting to $347 thousand. Shareholders' equity increased to $8.5 million at September 30, 2004, from $7.5 million at December 31, 2003. The increase was attributable to current year earnings and the exercise of stock options amounting to $200 thousand.

        In December, 2002, Gold Country Financial obtained a line of credit in the amount of $1 million from The Independent Bankers' Bank. In January, 2003, this line was increased to $3 million. During 2003, Gold Country Financial drew $1.0 million on this line and pushed the proceeds down to Gold Country Bank as a Capital Infusion. In January, 2004, Gold Country Bank paid a dividend amounting to $500 thousand to Gold Country Financial. In turn, Gold Country Financial paid the line down from $1 million to $500 thousand. In May, 2004, Gold Country Financial drew an additional $1.5 million and pushed the proceeds down to Gold Country Bank as a capital infusion. Funds drawn against this line were $0, $1 million, and $500 thousand for December 31, 2002, December 31, 2003, and September 30, 2003, respectively. As of September 30, 2004, $2 million was outstanding on this line.

        As of September 30, 2004, the most recent notification from the FDIC categorized Gold Country Bank as well capitalized under the regulatory framework for prompt corrective action. However, on November 10, 2004, Gold Country Bank, entered into a "formal written agreement" within the meaning of 12 U.S.C. 1818(b)(1) with the Office of the Comptroller of the Currency pursuant to findings contained in the Report of Examination for the examination that commenced on March 5, 2004. (See "Information Regarding Gold Country Financial—Legal Proceedings.")

        As part of the Formal Written Agreement, Gold Country Bank is required to achieve and maintain total risk-based capital at least equal to eleven (11%) of risk-weighted assets, and Tier 1 capital at least equal to eight (8%) of adjusted total assets. The requirement of the Agreement to meet and maintain a specific capital level means that Gold Country Bank may not be deemed to be "well-capitalized" for purposes of 12 U.S.C. 1831 and 12 C.F.R. Part 6 pursuant to 12 C.F.R. 6.4(b)(1)(iv).

        Gold Country Bank's actual capital ratios are presented below.

	Minimum Capital Requirement	Minimum Well Capitalized Requirement	Minimum Under Formal Agreement	Actual September 30, 2004
Capital ratios:
Tier 1 risk-based to risk-weighted assets	8%	10%	11%	12%
Total risk-based to risk-weighted assets	4%	6%	8%	11%
Leverage to total average assets	4%	5%	5%	7%

Schedule of Assets, Liabilities and Shareholders' Equity.

        The following schedule shows the unaudited average balances of Gold Country Financial's assets, liabilities and shareholders' equity accounts and the percentage distribution of the items, computed using the daily average balances, for the periods indicated.

	Nine Months Ended September 30,				Year Ended December 31,
	2004		2003		2003		2002		2001
(Dollars in thousands) (Unaudited)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)
ASSETS
Cash and due from banks	$10,895	8%	$6,904	6%	$10,627	8%	$6,669	7%	$4,211	5%
Interest bearing deposits in other banks	633	0%	431	0%	429	0%	626	1%	1,252	2%
Investment securities, available-for-sale, at fair value	1,099	1%	631	1%	634	0%	820	1%	1,232	2%
Investment securities, held-to-maturity at book value	—	0%	—	0%	—	0%	—	0%	200	0%
Federal funds sold	9,400	7%	7,600	6%	24,500	19%	8,396	9%	11,413	13%
Loans:
Loans Held for Sale	—	0%	4,820	4%	2,658	2%	2,008	2%	—	0%
Real estate	67,323	49%	51,969	43%	51,191	40%	38,727	40%	33,646	40%
Commercial	13,600	10%	10,201	9%	8,969	7%	9,785	10%	8,522	10%
Agriculture	25,610	19%	28,796	24%	20,622	16%	21,293	22%	18,073	21%
Installment and other loans to individuals	2,406	2%	3,460	3%	3,097	3%	4,369	5%	3,420	4%
Less deferred fees	(230)	0%	(211)	0%	(215)	0%	(107)	0%	78	0%
Less allowance	(1,299)	(1)%	(1,115)	(1)%	(1,085)	(1)%	(724)	(1)%	(583)	(1)%

Net loans	107,410	79%	97,920	82%	85,237	67%	75,351	78%	63,156	74%
Bank premises & equipment	3,760	3%	3,775	3%	3,678	3%	2,800	2%	1,893	2%
Other assets	2,447	2%	2,328	2%	2,482	3%	1,927	2%	1,628	2%

TOTAL ASSETS	$135,644	100%	$119,589	100%	$127,587	100%	$96,589	100%	$84,985	100%

	Nine Months Ended September 30,				Year Ended December 31,
	2004		2003		2003		2002		2001
(Dollars in thousands) (Unaudited)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest bearing demand	$51,590	38%	$34,644	29%	$45,048	35%	$29,840	32%	$16,824	20%
NOW & MMDA	19,378	14%	19,492	16%	19,942	16%	14,810	15%	13,714	16%
Savings	19,878	15%	16,334	14%	18,712	15%	14,413	15%	14,293	17%
IRA	3,071	3%	2,679	2%	2,534	2%	2,425	3%	2,748	3%
Certificates of Deposit	31,078	23%	30,788	26%	32,501	25%	28,489	29%	31,252	37%

Total deposits	124,995	93%	103,937	87%	118,737	93%	89,977	94%	78,831	93%
Accrued interest payable and other liabilities	109	0%	101	0%	334	0%	386	0%	686	1%
Minority interest in subsidiary	29	0%	27	0%	26	0%	18	0%	8	0%
Short-term borrowings	2,000	1%	8,000	7%	1,000	1%	—	0%	—	0%
Shareholders' equity	8,511	6%	7,524	6%	7,490	6%	6,208	6%	5,460	6%

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$135,644	100%	$119,589	100%	$127,587	100%	$96,589	100%	$84,985	100%

(1)
Percentages of categories under assets, liabilities and shareholders' equity are shown as percentages of total average assets.

Investment Portfolio.

        The following table summarizes the amounts, terms, distributions and yields of Gold Country Financial's investment securities as of September 30, 2004, December 31, 2003, and December 31, 2002.

	One Year or Less		After One Year to Five Years		After Five Years to Ten Years		After Ten Years		No Maturity		Total
(Dollars in thousands) (Unaudited)	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
September 30, 2004
Securities Available-for-sale(1)
U.S. Government Agency Securities					3.87%	$394						$394
Municipal Bonds			4.00%	$101								101
Federal Home Loan Bank Stock										$300		300
Federal Reserve Bank Stock										202		202
Farmer Mac Stock										2		2
The Independent Bankers' Bank Stock										100		100

Total				$101		$394				$604		$1,099

December 31, 2003
Securities Available-for-sale(1)
U.S. Government Agency Securities					5.24%	$298						$298
Municipal Bonds					4.00%	102						102
Federal Home Loan Bank Stock										$105		105
Federal Reserve Bank Stock										127		127
Farmer Mac Stock										2		2

Total						$400				$234		$634

December 31, 2002
Securities Available-for-sale(1)
U.S. Government Agency Securities			5.60%	$201								$201
Municipal Bonds					4.23%	$390						390
Federal Home Loan Bank Stock										$100		100
Federal Reserve Bank Stock										127		127
Farmer Mac Stock										2		2

Total				$201		$390				$229		$820

(1)
Securities available-for-sale reported at fair value.

        Loan Portfolio.    Gold Country Financial's largest historical lending categories are real estate loans, commercial loans and agricultural loans. These categories accounted for approximately 51.4%, 12.9%, and 28.2%, respectively, of Gold Country Financial's total loan portfolio at December 31, 2002, approximately 60.1%, 10.5%, and 27.2%, respectively, of the total loan portfolio at December 31, 2003, and approximately 62.6%, 12.7%, and 23.8%, respectively, at September 30, 2004.

        Loans are carried at face amount, adjusted for payments collected, net deferred loan fees and the allowance for possible loan losses. Interest on all loans is accrued daily on a simple interest basis. Typically, once a loan is placed on non-accrual status, Gold Country Financial reverses interest accrued through the date of transfer. Loans are placed on a non-accrual status when principal or interest on a loan is past due 90 days or more, unless the loan is both well-secured and in the process of collection. Interest actually received for loans on non-accrual status is recognized as income at the time of receipt. Problem loans are maintained on accrual status only when Management of Gold Country Financial is confident of full repayment within a reasonable period of time.

        At December 31, 2002, December 31, 2003, and September 30, 2004, approximately 50.1%, 49.9%, and 50.9% of Gold Country Financial's loan portfolio was comprised of variable interest rate loans. The rates of interest charged on variable rate loans are set at specified increments in relation to Gold Country Financial's published lending rate, based on multiple reference rates, and vary as these lending rates vary.

        Distribution of Loans.    The distribution of Gold Country Financial total loans by type of loan as of the dates indicated is shown in the following table:

	September 30,		December 31,
Type of Loan
	2004	2003	2003	2002	2001
	(Unaudited)
Loans held for sale	$—	$4,820	$2,658	$2,008	$—
Real estate	67,323	51,969	51,191	38,726	33,646
Commercial	13,600	10,201	8,969	9,785	8,522
Agricultural	25,610	28,796	20,622	21,293	18,073
Installment and other loans to individuals	2,406	3,460	3,097	4,370	3,420

TOTAL	108,939	99,246	86,537	76,182	63,661
Less:
Deferred loans fees, net	(230)	(211)	(215)	(107)	78
Allowance for loan losses	(1,299)	(1,115)	(1,085)	(724)	(583)

TOTAL NET LOANS	$107,410	$97,920	$85,237	$75,351	$63,156

        Real Estate Loans.    Real estate loans are primarily made for the purpose of purchasing, improving or constructing single-family residences as well as various commercial properties. At September 30, 2004, Gold Country Financial real estate mortgage loans consisted of a mixture of owner-occupied and investment properties including office, industrial/warehouse, retail and multi-family projects. Although these loans are secured by real estate, the real estate is not the primary source of repayment. Rather, the primary source of repayment is the cash flow of the business. As such, the risks associated with commercial real estate lending are insufficient cash flow from an owner-occupant's business, or insufficient cash flow caused by vacancies, necessary expenditures on tenant improvements, higher-than-anticipated operating expenditures, declining market rents and interest rate sensitivity. Management has established underwriting criteria to minimize these risks which include lending only on well-margined income property, and limiting loan-to-value ratios to levels so as to provide adequate cushion against economic downturns.

        At September 30, 2004, Gold Country Financial's real estate construction loans consisted of residential and commercial projects; residential projects consisted of owner-builder, pre-sold, and speculative single-family dwellings.

        Commercial Loans.    Commercial loans are made for the purpose of providing working capital, financing the purchase of real estate, equipment or inventory and for other business purposes. Such loans include "short term" loans with maturities ranging from 30 to 360 days, and "term loans", which are loans with maturities normally ranging from one to five years. Short term business loans are generally used to finance current transactions and typically require periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

        Gold Country Financial also extends lines of credit to business customers. On business credit lines, Gold Country Financial specifies a maximum amount which it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with Gold Country Financial. The purpose for which such loans will be used and the security therefore, if any, are determined before Gold Country Financial commitment is extended. Normally, Gold Country Financial does not make loan commitments in material amounts for periods in excess of one year.

        Agricultural Loans.    Agricultural loans are granted for both operating capital and asset purchases. Operating loans typically have a maturity of one year and are advanced to the borrower based upon budget projections. The primary source of repayment is collection of proceeds derived from the sale of the various commodities being grown. Collateral is generally a security agreement on the crops being grown and the resultant proceeds, which typically are assigned directly to Gold Country Bank from the processor to whom the commodity is contracted. Gold Country Bank often further mitigates risk by taking as collateral the borrower's equipment and/or best position deeds of trust on farm or residential real estate. Gold Country Bank will also, based upon customer qualifications, often require a guaranty from the United States Department of Agriculture (USDA). The USDA has a program that provides a 90% guaranty of principal and interest on agricultural loans. Gold Country Bank has historically been the leader in the state as to the number and dollar amount of guaranties acquired under this program.

        Longer term agricultural loans are granted for the purpose of purchasing farm land or equipment, and to a lesser extent for orchard development, etc. The majority of real estate purchase loans are granted under the USDA guaranty program, and can have terms up to 33 years. They are generally collateralized by first deeds of trust on the subject property. Equipment and development loans typically have three to five year terms, and are typically collateralized by the subject equipment, or a combination of equipment and junior deeds of trust on real estate. On a case by case basis Gold Country Bank requires utilization of the USDA guaranty program on these types of loans also

        Consumer Loans.    Most consumer loans are short-term loans, made for a period of up to five years. Automobile loans are normally made with a maximum of a five-year amortization period.

        Maturity of Loans and Sensitivity of Loans to Changes in Interest Rates.    The following table sets forth the amounts of loans outstanding of Gold Country Financial as of September 30, 2004, and December 31, 2003, which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years.

(Dollars in thousands) (Unaudited)	Less than One Year	One Year to Five Years	After Five Years	Total
September 30, 2004	$70,220	$25,831	$13,713	$109,764
December 31, 2003	$47,890	$23,603	$12,386	$83,879
December 31, 2002	$45,454	$22,818	$5,901	$74,173

        Loan Commitments.    The following table shows Gold Country Financial's undisbursed loan commitments at the dates indicated:

	September 30,		December 31,
(Dollars in thousands) (Unaudited)	2004	2003	2003	2002	2001
Real estate	$10,278	$9,652	$10,256	$10,931	$6,216
Agriculture	3,497	5,714	7,290	4,883	8,853
Commercial	3,715	5,571	5,284	2,259	2,180
Installment	475	441	417	1,251	1,178

Total commitments	$17,965	$21,378	$22,247	$19,324	$18,427

        Summary of Loan Losses Experience.    As natural result of Gold Country Financial's lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. The degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for various types of loans. Gold Country Financial attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

        Gold Country Financial maintains a program of systematic review of its existing loans. Loans are graded for their overall quality. Those loans which Gold Country Financial's management determines require further monitoring and supervision are segregated and reviewed on a periodic basis. Significant problem loans are reviewed on a monthly basis by Gold Country Bank's Loan Committee. Loans for which it is probable that Gold Country Financial will be unable to collect all amounts due (including principal and interest) are considered to be impaired.

        At September 30, 2004, the recorded investment in loans for which impairment has been recognized in accordance with Statement No. 114 totaled $2,068,055, net of the guaranteed portion of the loans of $2,153,063, with a corresponding valuation allowance of $166,300. At December 31, 2003, the recorded investment in loans for which impairment has been recognized totaled $1,684,200, net of the guaranteed portion of the loans of $1,736,900, with a corresponding valuation allowance of $166,300. At December 31, 2002, the recorded investment in loans for which impairment has been recognized totaled $1,134,000, net of the guaranteed portion of the loans of $350,300, with a corresponding valuation allowance of $150,700.

        When principal or interest on a loan is past due 90 days or more, such loan is placed on non-accrual status unless it is both well-secured and in the process of collection.

        Financial difficulties encountered by certain borrowers may cause Gold Country Financial to restructure the terms of their loans to facilitate loan payments. As of September 30, 2004, and December 31, 2003, and 2002, Gold Country Financial had no troubled debt restructured loans. Interest foregone on non-accrual loans and troubled debt restructurings outstanding during the nine months ended September 30, 2004, and the years ended December 31, 2003, and 2002, were not significant. Gold Country Financial charges off that portion of any loan which management or bank examiners consider to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. The principal amount of any loan which is declared a loss is charged against Gold Country Financial allowance for loan losses.

        The following table sets forth the amount of loans on Gold Country Financial books which were 30 days or more past due at the dates indicated:

		December 31,
	September 30, 2004
(Dollars in thousands)		2003	2002
Real estate	$—	$209	$452
Agriculture	277	—	1,339
Commercial	244	—	272
Installment and other loans to individuals	40	22	234

Total loans past due	$561	$231	$2,297

        At September 30, 2004, December 31, 2003, and December 31, 2002 loan balances of $2,714 thousand, $1,684 thousand, and $1,134 thousand, respectively were on nonaccrual status.

        The following table summarizes Gold Country Financial's loan loss experience for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2004	2003	2003	2002	2001
	(Unaudited)
BALANCES
Loans:
Average gross loans	$95,933	$83,063	$86,331	$70,938	$60,155
Gross loans at end of period	$108,939	$99,247	$86,537	$76,181	$63,662
Changes in the allowance for loans losses were as follows for the periods indicated:
Balance at beginning of period	$1,085	$724	$724	$583	$458
Total charge-offs	(729)	(62)	(219)	(103)	(42)
Total recoveries	83	20	20	5	31

Net charge-offs	(646)	(42)	(199)	(98)	(11)
Provision for loan and lease losses	860	433	560	239	136

Balance at end of period	$1,299	$1,115	$1,085	$724	$583

Net charge-offs during the period to average loans	0.67%	0.05%	0.23%	0.14%	0.02%
Net charge-offs to loans at end of period	0.59%	0.04%	0.23%	0.13%	0.02%
Allowance for loan losses to average loans	1.35%	1.34%	1.26%	1.02%	0.97%
Allowance for loan losses to loans at end of period	1.19%	1.12%	1.25%	0.95%	0.92%
Net loan charge-offs to allowance for loan losses	49.75%	3.77%	18.35%	13.54%	1.89%
Net loan charge-offs to provision for loan losses	75.12%	9.70%	35.54%	41.00%	8.09%

        Gold Country Financial's allowance for loan losses is established to provide for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of provisions for loan losses. Provisions for loan losses amounted to $560 thousand in 2003, $239 thousand in 2002 and $860 thousand for the first nine months of 2004. The provision for loan losses for the nine months ended September 30, 2003 was $433 thousand. The provision increased in 2004 as a consequence of rapid loan growth and increased loan charge offs in connection with two loan relationships Actual loan losses or recoveries are charged or credited, respectively, directly to the allowance for loan losses. The amount of the allowance is determined by management of Gold Country Financial. Among the factors considered in determining the allowance for loan losses are the current financial condition of Gold Country Financial borrowers and the value of the security, if any, for their loans. Gold Country Financial's historical loan loss experience and reports of banking regulatory authorities are also taken into consideration. Because these estimates and evaluations are primarily judgmental factors, no assurance can be given that Gold Country Financial may not sustain loan losses substantially higher in relation to the size of the allowance for loan losses or that subsequent evaluation of the loan portfolio may not require substantial changes in such allowance.

        At December 31, 2003, 2002, and 2001, the allowance was 1.25%, 0.95%, and 0.92%, respectively, of the loans then outstanding. At September 30, 2004, and 2003, the allowance was 1.19% and 1.18%, respectively, of the loans then outstanding. Management continues to evaluate and adjust these percentages and future provisions will be subject to continuing reevaluation of risks in the loan portfolio.

        Management of Gold Country Financial reviews with the Board of Directors the adequacy of the allowance for loan losses on a monthly basis and adjusts the loan loss provision upward or downward where specific items reflect a need for such an adjustment. Gold Country Financial had $219 thousand and $103 thousand in charge-off activity in 2003 and 2002, respectively, and had $729 in charge-off activity for the first nine months of 2004. Total recoveries were $83 thousand for the nine months ending 2004. Total recoveries for 2003 were $20 thousand and $5 thousand for 2002. Management believes that Gold Country Financial has adequately reserved for all individual items in its portfolio which may result in a loss material to Gold Country Financial. See "Information Regarding Gold Country Financial—Management's Discussion and Analysis of Financial Condition and Results of Operations—Provision for Loan Losses".

        Investment Securities.    At September 30, 2004, Gold Country Financial held one U.S. Government Agency security with a par value of $400 thousand which yielded approximately 3.87% per annum. In addition, Gold Country Financial held one municipal bond with a par value of $100 thousand with a yield of 4.00% per annum. Gold Country Financial's present investment policy is to invest excess funds in federal funds, certificates of deposits in financial institutions, U.S. Treasuries, securities issued by the U.S. Government and securities issued by states and political subdivisions.

        Interest Rates and Differentials.    Certain information concerning interest-earning assets and interest-bearing liabilities and yields thereon is set forth in the following table. Amounts outstanding are daily average balances:

	Nine Months Ended September 30,						Year Ended December 31,
	2004			2003			2003			2002			2001
(Dollars in thousands) (Unaudited)	Avg. Bal.	Interest	Yield	Avg Bal.	Interest	Yield	Avg. Bal.	Interest	Yield	Avg. Bal.	Interest	Yield	Avg. Bal.	Interest	Yield
Earning assets:
Investment securities	$1,380	$46	3.4%	$1,402	$49	3.5%	$1,308	$49	3.7%	$1,915	$91	4.8%	$3,805	$217	5.7%
Federal funds sold	19,177	203	1.1%	5,762	61	1.1%	6,414	63	1.0%	7,218	108	1.5%	8,105	284	3.5%
Loans, gross	95,933	7,907	8.2%	83,063	7,400	8.9%	85,928	8,565	10.0%	70,938	7,122	10.0%	60,155	5,919	9.8%

Average earning assets	116,490	8,156	7.0%	90,227	7,510	8.4%	93,650	8,677	9.3%	80,071	7,321	9.1%	72,065	6,420	8.9%
Nonearning assets	14,430			12,773			13,490			9,080			7,372
Allowance for loan loss	(1,299)			(875)			(948)			(634)			(506)

Average total assets	$129,621			$102,125			$106,192			$88,517			$78,931

Interest-bearing liabilities:
NOW	$10,900	$26	0.2%	$10,129	$28	0.3%	$10,258	$28	0.3%	$9,635	$53	0.5%	$8,671	$142	1.6%
Money market	9,799	87	0.9%	6,416	69	1.1%	7,143	71	1.0%	4,799	84	1.7%	3,280	101	3.1%
Savings	19,107	96	0.5%	15,164	89	0.6%	15,616	88	0.6%	13,891	137	1.0%	12,500	284	2.3%
IRA	2,657	59	2.2%	2,642	73	2.8%	2,626	72	2.7%	2,510	95	3.8%	2,198	120	5.5%
Certificates of deposit	31,619	672	2.1%	28,892	710	2.5%	29,604	708	2.4%	29,294	939	3.2%	31,316	1,685	5.4%
Short-term borrowings	799	40	5.0%	1,134	18	1.6%	1,057	13	1.3%	—	—	0.0%	—	—	—

Average interest-bearing liabilities	74,881	980	1.3%	64,377	987	1.5%	66,304	980	1.5%	60,129	1,308	2.2%	57,965	2,332	4.0%
DDA non-interest bearing	44,879			29,471			31,297			20,972			14,093
Other liabilities	1,868			1,588			1,606			1,603			1,917
Shareholders' equity	7,993			6,689			6,985			5,813			4,956

Average liabilities & equity	$129,621			$102,125			$106,192			$88,517			$78,931

Net interest margin			6.2%			7.2%			8.2%			7.5%			5.7%

        Liquidity Management.    Gold Country Financial has federal funds lines of credit with its correspondent banks. As of September 30, 2004, these lines included: The Independent Banker's Bank of $5.0 million, Pacific Coast Bankers' Bank of $1.5 million, Bank of the West of $1.0 million, and a letter of credit from the Federal Home Loan Bank, with a maximum credit amount of $2.9 million. In addition, Gold Country Financial has arranged for advances from the Federal Reserve Bank (FRB) under their Seasonal Borrowing Program. These advances are secured by agricultural loans. Gold Country Bank had $8 million, $0, and $0 outstanding on these lines as of September 30, 2003, December 31, 2003, and September 30, 2004 respectively.

        Policies have been developed by Gold Country Financial's management and approved by the Board of Directors which establishes guidelines for the investments and liquidity of Gold Country Financial. The goals of Gold Country Financial's policies are to provide liquidity to meet the financial requirements of Gold Country Bank's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of Gold Country Financial. At times when Gold Country Financial has excess funds over its reserve requirements and short-term liquidity needs, Gold Country Financial increases its securities investments and/or sells federal funds.

        Liability Management.    The maturities of Gold Country Financial's time certificates of deposit, IRA's, as well as other time deposits, were as follows:

	September 30, 2004		December 31, 2003
(Dollars in thousands) (Unaudited)	$100,000 And Over	Under $100,000	$100,000 And Over	Under $100,000
Less than three months	$7,315	$7,994	$4,470	$5,303
Over three months through twelve months	5,203	8,705	6,224	12,372
Over twelve months through three years	1,222	2,398	2,118	3,203
Over three years	654	658	552	793

Total	$14,394	$19,755	$13,364	$21,671

        While the deposits of Gold Country Financial may fluctuate somewhat with local and national economic conditions, management of Gold Country Financial does not believe that such deposits, or the business of Gold Country Financial in general, are seasonal in nature. Liability management is monitored regularly by management and monthly by the Board of Directors.

        Regulatory Matters.    Gold Country Bank, as a national bank, is subject to the dividend restrictions set forth by the Office of the Comptroller of the Currency (OCC). Under such restrictions, Gold Country Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year's net income plus the retained earnings from the prior two years. As of December 31, 2003, $2,552,100 was available for cash dividend distribution without prior approval.

        Gold Country Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the OCC. Failure to meet minimum capital requirements can initiate certain mandatory—-and possibly additional discretionary—-actions by regulators that, if undertaken, could have a direct material effect on Gold Country Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Gold Country Bank must meet specific capital guidelines that involve quantitative measures of Gold Country Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Gold Country Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require Gold Country Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2004, that Gold Country Bank meets all capital adequacy requirements to which it is subject.

        However, in November 2004, Gold Country Bank entered into a formal written agreement with the OCC which requires Gold Country Bank to maintain total risk-based capital, at least equal to 11% of the risk-weighted assets and Tier 1 capital, at least equal to 8% of adjusted total assets. (See "Information Regarding Gold Country Financial—Legal Proceedings").

        As of December 31, 2003, the most recent notification from the OCC categorized Gold Country Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Gold Country Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Gold Country Bank's category. Gold Country Bank's actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Prompt Corrective Action Provisions
(In thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2004:
Total Capital (to Risk weighted Assets)	$11,359	12.40%	≥$7,330	≥8.0%	≥$9,162	≥10.00%
Tier I Capital (to Risk Weighted Assets)	$10,212	11.15%	≥$3,665	≥4.0%	≥$5,477	≥6.0%
Tier 1 Capital (to Average Assets)	$10,212	7.40%	≥$5,517	≥4.0%	≥$6,896	≥5.0%
As of December 31, 2003:
Total Capital (to Risk weighted Assets)	$9,468	12.1%	≥$6,286	≥8.0%	≥$7,858	≥10.00%
Tier I Capital (to Risk Weighted Assets)	$8,485	10.8%	≥$3,143	≥4.0%	≥$4,715	≥6.0%
Tier 1 Capital (to Average Assets)	$8,485	7.2%	≥$4,730	≥4.0%	≥$5,913	≥5.0%
As of December 31, 2002:
Total Capital (to Risk weighted Assets)	$6,931	10.5%	≥$5,256	≥8.0%	≥$6,570	≥10.00%
Tier I Capital (to Risk Weighted Assets)	$6,207	9.4%	≥$2,628	≥4.0%	≥$3,942	≥6.0%
Tier 1 Capital (to Average Assets)	$6,207	6.5%	≥$3,803	≥4.0%	≥$4,754	≥5.0%

        The capital ratios for Gold Country Financial do not materially differ from those of Gold Country Bank. Regulators must take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Regulators must also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluation of a bank's capital adequacy.

        Prompt Corrective Action and Other Enforcement Mechanisms.    The FDIC Improvement Act of 1991 ("FDICIA") requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

        Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

"Well capitalized"	"Adequately capitalized"
Total risk-based capital of 10%;	Total risk-based capital of 8%;
Tier 1 risk-based capital of 6%; and	Tier 1 risk-based capital of 4%; and
Leverage ratio of 5%.	Leverage ratio of 4%.
"Undercapitalized"	"Significantly undercapitalized"
Total risk-based capital less than 8%;	Total risk-based capital less than 6%;
Tier 1 risk-based capital less than 4%; or	Tier 1 risk-based capital less than 3%; or
Leverage ratio less than 4%.	Leverage ratio less than 3%.
"Critically undercapitalized"
Tangible equity to total assets less than 2%.

        An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "under-capitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

        In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

        Safety and Soundness Standards.    FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

        The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution's noncompliance with one or more standards.

        Premiums for Deposit Insurance and Assessments for Examinations.    FDICIA established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits. No assurance can be given at this time as to what the future level of premiums will be.

        Dividends.    The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

        Regulators also have the authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

        The payment of dividends by Gold Country Bank is governed by Gold Country Bank's ability to maintain minimum required capital levels and an adequate allowance for loan losses. Regulators also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

        The shareholders of Gold Country Financial are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available for the payment of dividends, as provided in the General Corporation Law of Nevada. The General Corporation Law of Nevada provides that no distribution may be made if, after giving it effect:

  •
  the corporation would not be able to pay its debts as they become due in the usual course of business; or

  •
  except as otherwise specifically allowed by the Articles of Incorporation, the corporation's total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution." Gold Country Financial has no shareholders with preferential rights.

        Reserve Balances.    Gold Country Bank is required to maintain average reserve balances with the FRB; however, Gold Country Bank is able to offset a portion of these balance requirements with vault cash.

        Quantitative and Qualitative Disclosures About Market Risk.    As a financial institution, Gold Country Financial's primary market risk is interest rate volatility. Fluctuation in interest rates will ultimately impact both the level of income and expense recorded on a large portion of Gold Country Financial's assets and liabilities and the market value of all interest earning assets and interest bearing liabilities, other than those which possess a short term to maturity. Since virtually all of Gold Country Financial's interest earning assets and interest bearing liabilities are located at Gold Country Bank level, all significant interest rate risk management procedures are performed at this level.

        The fundamental objective of Gold Country Financial's management of its assets and liabilities is to maximize the economic value of Gold Country Financial while maintaining adequate liquidity and an exposure to interest rate risk deemed by management to be acceptable. Management believes an acceptable degree of exposure to interest rate risk results from the management of assets and liabilities through maturities, pricing and mix to attempt to neutralize the potential impact of changes in market interest rates. Gold Country Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Gold Country Bank, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets reprice differently than its interest-bearing liabilities. Gold Country Bank manages the mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating their sources and uses of funds.

        Gold Country Bank seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. Gold Country Bank has adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort, Gold Country Bank measures interest rate risk utilizing internal analysis and a third party model, which collectively, enables management to make any adjustments as necessary.

        The following table sets forth, as of September 30, 2004, the distribution of repricing opportunities for Gold Country Bank's earning assets and interest-bearing liabilities, the interest rate sensitivity gap, the cumulative interest rate sensitivity gap, and the percent of total assets (dollars in thousands).

	Immediate Reprice	Months <3	Months 3-6	Months 6-12	Over 12 Months	Total
Fed funds sold	$9,400	$—	$—	$—	$—	$9,400
Securities + interest bearing balances	—	633	—	—	494	1,127
Loans	19,073	5,318	7,940	14,819	60,260	107,410

Total rate sensitive assets	$28,473	$5,951	$7,940	$14,819	$60,754	$117,937
MMDA/NOW/SAVINGS	$41,059	—	—	—	—	$41,059
CD's less than $100k	—	7,995	4,353	4,353	3,056	19,757
CD's $100k and over	—	7,315	4,162	1,041	1,876	14,394
Other borrowings	—	—	—	—	—	—

Total rate sensitive liabilities	$41,059	$15,310	$8,515	$5,394	$4,932	$75,210
GAP	$(12,586)	$(9,359)	$(575)	$9,425	$55,822	$42,727
Cumulative	$(12,586)	$(21,945)	$(22,520)	$(13,095)	$42,727
% Assets	(9.3)%	(16.2)%	(16.6)%	(9.6)%	31.4%

        The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities would minimize interest rate risk in any interest rate environment. The difference between the amounts of assets and liabilities repriced at the same time, or "gap", represents the risk, or opportunity, in repricing. In general, if more assets than liabilities are repriced at a given time in a rising rate environment, net interest income would improve while in a declining rate environment net interest income would decline. If more liabilities than assets were repriced under the same conditions the opposite would result. On a cumulative twelve month basis, Gold Country Bank appears liability sensitive.

Management

        Information on Directors and Executive Officers.    The following table sets forth certain information, as of November 15, 2004, with respect to those persons who are directors and executive officers of Gold Country Financial:

Name and Title	Age	Year First Appointed	Principal Occupation During the Past Five Years
Jaswant S. Bains Director, Vice Chairman	56	1998	Farmer, President of Sacramento Packing.
William G. Hoffman, M.D. Director	59	1986	Physician & Chief Medical Officer of Sutter North Medical Group; Treasurer, Yuba Feather Medical Group.
Ronald W. Kelly Director, President & CEO	65	2000	Banker.
Dhanna S. Malhi, M.D. Director	64	1990	Land Developer; Retired Physician.
John A. Marta, CPA Chairman of the Board of Directors	60	1998	Certified Public Accountant; sole owner of accounting firm bearing his name; Director, New Generations Software, Inc.; Partner, BLM Associates.
Anthony M. Nichols, CPA Director, Secretary	66	1986	Certified Public Accountant; President and sole owner of Nichols Accountancy Corporation; President and Owner of Fontana, LLC.
Robert M. Peppercorn, M.D. Director	51	1993	Physician; President of Robert M. Peppercorn, M.D., Inc.; Owner of Advanced Dermatology and Laser Center.
John B. Rose, II, M.D. Director	57	1986	Physician with Sutter North Medical Group; President of Yuba Feather Medical Group.
Julie A. Shackleford Executive Vice President and Treasurer	45	2001
			Executive Vice President/Chief Operating Officer/Chief Financial Officer of Gold Country Bank, and Co-Manager of Gold Country Insurance Services, LLC, since September 2001. Prior to that time, Senior Vice President/ Controller of Feather River State Bank.
Jeffrey W. Cryer Senior Vice President & Senior Credit Officer of Gold Country Bank	46	1999	Senior Vice President/Senior Credit Officer of Gold Country Bank.

        Gold Country Financial's Board of Directors and Committees.    Gold Country Financial's Board of Directors met (12) times in 2003. All of Gold Country Financial' directors attended 75% or more of Gold Country Financial Directors' meetings.

        The full Board of Directors of Gold Country Financial acts as the Nominating Committee that nominates officers and directors of Gold Country Financial and Gold Country Bank for election.

Compensation of Directors and Executive Officers

        Director Compensation.    Effective July, 2003, and with the exception of Ronald W. Kelly, Director/President/CEO, directors received director fees of $560.00 per month regardless of the number of Board of Directors meetings attended. This is an annual stipend paid monthly.

        Executive Compensation.    During 2003, Gold Country Financial paid no cash compensation to its executive officers. However, the persons serving as the executive officers of Gold Country Bank, received during 2003, and have received in 2004, cash compensation in their capacities as executive officers of Gold Country Bank.

        The following table sets forth a summary of the compensation paid during Gold Country Financial's past three fiscal years for services rendered in all capacities to Ronald W. Kelly, the President and Chief Executive Officer of Gold Country Financial and Gold Country Bank, and Julie A. Shackleford, the Executive Vice President, Chief Operating Officer and the Chief Financial Officer of Gold Country Bank and Treasurer of Gold Country Financial.

Summary Compensation Table

Long Term Compensation
	Annual Compensation							Awards		Payouts
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Options/ SARs	LTIP Payouts ($)	All Other Compensation ($)
Ronald W. Kelly President and Chief Executive Officer	2003 2002 2001	$ $ $	145,000 115,000 105,317	$ $ $	38,110 27,994 5,500	$ $ $	6,000 6,000 6,000	0 0 0	23,182 0 0	0 0 0	$ $ $	0 0 0
Julie A. Shackleford Executive Vice President, Chief Operating Officer and Chief Financial Officer	2003 2002 2001	$ $ $	89,000 79,000 25,000	$ $ $	19,055 13,937 2,500	$ $ $	5,400 4,300 1,400	0 0 0	5,795 0 0	0 0 0	$ $ $	0 0 0

Option/SAR Exercises and Year End Value Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Value

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Year End (#) Exercisable/ Unexercisable	Value of Unexercised In- the-Money Options/SARs at Year End ($) Exercisable/ Unexercisable
Ronald W. Kelly	0	N/A	0/23,182	$0/$0
Julie A. Shackleford	0	N/A	0/5,795	$0/$0

Options/SAR Grants Table
Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (10) year
Name	Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/share)	Expiration Date
					5%($)	10%($)
Ronald W. Kelly	23,182	57.1	$12.75	7/16/2013	$185,883	$208,809
Julie Shackleford	5,795	14.3	$12.75	7/16/2013	$46,467	$52,198

Employment Agreements

        Ronald W. Kelly entered into an employment agreement with Gold Country Bank to serve as its President and Chief Executive Officer. The agreement provides for Mr. Kelly to serve for a period of three years beginning January 1, 2004, at a base annual salary of $165,000 per year. Each successive year following the effective date of the agreement, the Board of Directors shall review Mr. Kelly's base salary then being paid and Mr. Kelly shall be entitled to receive a five percent (5%) increase in his base salary if certain conditions have been met. The agreement also provides Mr. Kelly with a discretionary performance bonus. The agreement also entitles Mr. Kelly to receive all other benefits of employment generally available to Gold Country Bank's other executive and managerial employees, including retirement, group insurance, disability, salary continuation, sick leave or other employee benefit plans, programs or arrangements. Mr. Kelly is also entitled to four weeks paid vacation each 12-month period and an automobile allowance of $700 per month. Additionally, Gold Country Bank shall reimburse Mr. Kelly for all ordinary and reasonable business expenses covered by Gold Country Bank's expense reimbursement policies.

        In the event Mr. Kelly is terminated by Gold Country Bank without cause, he will be entitled to severance pay equal to one year of his then-current base annual salary in addition to incentive compensation or bonus payments due him, if any. The employment agreement also contains a change-in-control provision. Under the change-in-control provision, if Mr. Kelly's employment is terminated, or any adverse change occurs in the nature and scope of his position, responsibilities, duties, salary, benefits or location of employment, or any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination due to a change in control, then Mr. Kelly shall be paid an amount equal to 1 1/2 years of salary, in addition to incentive compensation or bonus payments due him, if any.

        Mr. Kelly's employment agreement, as described above, was amended on November 18, 2004, to reduce the term to end September 30, 2005. It will then be replaced with a consulting and noncompetition agreement that begins October 1, 2005, and a salary continuation agreement that will begin one (1) year after the merger of Gold Country Financial with Western. The amendment to Mr. Kelly's employment agreement eliminates the change in control provision described above. Also, for the period between July 1, 2005, and September 30, 2005, it increases Mr. Kelly's monthly compensation from $6,875.00 to $8,333.00 and it decreases his monthly automobile allowance from $700.00 to $350.00. From July 1, 2005, through September 30, 2005, Mr. Kelly will not be entitled to any bonus or other incentive compensation for such period and he will not accrue vacation pay.

        Mr. Kelly will have a consulting and noncompetition agreement with Gold Country Bank. The term of this Agreement will begin October 1, 2005, and will end September 30, 2009. Under the Agreement, Mr. Kelly will provide consulting services to and will agree not to compete with Western Sierra National Bank, as successor to Gold Country Bank. Mr. Kelly also will agree not to compete with or solicit employees from Western Sierra National Bank. Mr. Kelly will be paid a consulting fee of $2,000 per month. In addition, he will receive medical and dental coverage through Western from October 1, 2005, through June 30, 2007. The cost of this coverage is expected to be approximately $800.00 per month.

        The payments to Mr. Kelly, pursuant to his employment agreement and the consulting and noncompetition agreement, are deemed by Gold Country Financial and Western to be reasonable compensation for services to be rendered after the merger of Gold Country Financial with Western and, thus, not subject to Section 280G.

        In addition to the consulting and noncompetition agreement, Mr. Kelly will have a salary continuation agreement. Mr. Kelly's salary continuation agreement is not a contract of employment. It provide a conditional fringe benefit which is conditioned on the merger of Gold Country Financial with Western by November 18, 2005, and Mr. Kelly's compliance with the noncompetition and nonsolicitation provisions of the Agreement. If Mr. Kelly is actively employed by Gold Country Financial at the time of the merger of Gold Country Financial with Western and the other conditions are met, Mr. Kelly will be entitled to the payments under the Agreement. Beginning on the second day after the first anniversary of the merger of Gold Country Financial with Western, Mr. Kelly will receive an annual payment of $65,000 for ten years. The agreement to pay Mr. Kelly will be binding upon Western as the successor by merger to Gold Country Financial. The present value of these payments at a 6% discount rate is $476,055.

        Mr. Kelly holds options to purchase 23,182 shares of Gold Country Financial common stock at $12.75 per share. These are incentive stock options issued under the Gold Country Financial Incentive Stock Option Plan of 2002, as amended. Mr. Kelly's options became 50% vested on July 16, 2004, and will become 100% vested upon the merger of Gold Country Financial with Western. Mr. Kelly will exercise options for 11,591 shares (which is 50% of his options) prior to the merger of Gold Country Financial with Western. The other 50% will be converted, fully vested, to options to purchase shares of Western. Based on a merger price of $34.00 for each share of Gold Country Financial, the options will have a value in excess of the exercise price of $246,309 upon the merger of Gold Country Financial with Western. The value assigned to the acceleration of the vesting of the options as a result of the merger of Gold Country Financial with Western is $10,316.

        Ms. Shackleford has an employment agreement with Gold Country Bank to serve as its Executive Vice President/Chief Financial Officer and Chief Operating Officer. The agreement provides for Ms. Shackleford to serve for a period of three years beginning September 1, 2004, at a base annual salary of $104,000 per year. Each successive year following the effective date of the Agreement, the Board of Director's shall review Ms. Shackleford's base salary then being paid and Ms. Shackleford shall be entitled to receive a five percent (5%) increase in her base salary if certain conditions have been met. The agreement also provides Ms. Shackleford with a discretionary performance bonus. The agreement also entitles Ms. Shackleford to receive all other benefits of employment, generally available to Gold Country Bank's other executive and managerial employees, including retirement, group insurance, disability, salary continuation, sick leave or other employee benefit plans, programs or arrangements. Ms. Shackleford is also entitled to four weeks paid vacation each 12 month period and an automobile allowance of $450 per month. Additionally Gold Country Bank shall reimburse Ms. Shackleford for all ordinary and reasonable business expenses covered by Gold Country Bank's expense reimbursement policies.

        In the event Ms. Shackleford is terminated by Gold Country Bank without cause, she will be entitled to severance pay equal to one-year of her then current base annual salary in addition to incentive compensation or bonus payments due her, if any. The employment agreement also contains a change in control provision. Under the change in control provision, if Ms. Shackleford's employment is terminated; or any adverse change occurs in the nature and scope of her position, responsibilities, duties, salary, benefits or location of employment, or any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination due to a change in control, then Ms. Shackleford shall be paid an amount equal to 1 1/2 years of salary, in addition to incentive compensation or bonus payments due her, if any.

        Ms. Shackleford will receive a payment of approximately $165,360 under her employment agreement upon the merger of Gold Country Financial with Western.

        Ms. Shackleford holds options to purchase 5,795 shares of Gold Country Financial common stock at $12.75 per share. These are incentive stock options issued under the Gold Country Financial Incentive Stock Option Plan of 2002, as amended. Ms. Shackleford's options became 20% vested on July 16, 2004, and will become 100% upon the merger of Gold Country Financial with Western. Based on a merger price of $34.00 for each share of Gold Country Financial, the 80% vesting upon the merger of Gold Country Financial with Western will result in a value for the options in excess of the exercise price of $123,144 upon the merger of Gold Country Financial with Western. The value assigned to the acceleration of the vesting of the options as a result of the merger of Gold Country Financial with Western is $22,693.

        In addition to the payment under Ms. Shackleford's employment agreement, described above, and the value of her stock options, Gold Country Bank and Western Sierra National Bank have entered into an agreement with Ms. Shackleford, at her current rate of salary, benefits and perquisites, for a period of up to sixty (60) days following the merger of Gold Country Financial with Western. In addition, they have agreed to pay Ms. Shackleford $100,000, in cash, within forty-five (45) days after the merger of Gold Country Financial with Western.

Certain Transactions

        Some of the directors and executive officers of Gold Country Financial and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Gold Country Bank in the ordinary course of Gold Country Financial's business, and Gold Country Financial expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.

Description of Capital Stock

        The authorized capital stock of Gold Country Financial consists of 1,000,000 shares of Gold Country Financial common stock, with a par value of $4 per share, of which 671,019 shares of common stock were outstanding as of September 30, 2004. In addition, 34,772 shares of Gold Country Financial common stock were reserved under Gold Country Financial's incentive stock option plan. Holders of shares of the common stock are entitled to cast one vote for each share held of record on all matters to be voted on. The holders of the common stock are entitled to receive dividends, if any, as may be declared from time to time by Gold Country Financial's Board of Directors in its discretion from funds legally available. Upon liquidation or dissolution of Gold Country Financial, the holders of the common stock are entitled to receive pro rata all assets remaining available for distribution to shareholders. Gold Country Financial common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All the outstanding shares of Gold Country Financial common stock are fully paid and nonassessable.

Comparison of Shareholder Rights

        The following discusses some of the similarities and some of the differences in the rights of shareholders of Gold Country Financial and Western. This discussion is applicable to those shareholders of Gold Country Financial who will receive Western common stock in the merger and become shareholders of Western.

Comparison of Corporate Structure

        Gold Country Financial has authorized 1,000,000 shares of $4.00 par value common stock and Western has authorized 10,000,000 shares of no par value common stock. The shares of common stock of both Gold Country Financial and Western are fully paid and nonassessable. There are no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions.

        Western also has 10,000,000 shares of preferred stock authorized. If issued, the preferred stock would have liquidation and possibly dividend preference rights over the common stock.

        After completion of the merger, Gold Country Financial will cease to exist and will be merged into Western. Gold Country Financial's present shareholders who become shareholders of Western will be entitled to vote on matters pertaining to Western but will not be entitled to vote on matters affecting Western's other subsidiaries.

        With respect to their charter documents, under both California and Nevada law, amendments to Gold Country Financial's and Western's articles of incorporation require only the approval of their respective shareholders. Currently, neither Western nor Gold Country Financial has any anti-takeover provisions in its articles of incorporation or bylaws.

Voting Rights

        Gold Country Financial and Western have substantially similar voting rights. As a general rule shareholders of Gold Country Financial and Western are entitled to one vote for each share of common stock held, and both Gold Country Financial and Western have eliminated cumulative voting in the election of directors.

Dividends

        Under California law, Western is prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend (i) the sum of its assets would be at least equal to 125% of its liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, its current assets would be at least equal to 125% of its current liabilities.

        Under Nevada law, Gold Country Financial may make no distribution if, after giving it effect: (a) Gold Country Financial would not be able to pay its debts as they become due in the usual course of business; or (b) except as otherwise specifically allowed by the Articles of Incorporation, Gold Country Financial's total assets would be less than the sum of its total liabilities, plus the amount that would be needed if Gold Country Financial were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Gold Country Financial has no shareholders with preferential rights.

Number of Directors

        Gold Country Financial's bylaws provide for a range of five to twenty-five directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Gold Country Financial's Board of directors or shareholders. Gold Country Financial has currently fixed the number of its directors at ten. Western's bylaws provide for a range of eight to fifteen directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Western's Board of Directors or shareholders. Western has currently fixed the number of its directors at thirteen.

Indemnification of Directors and Officers

        The articles of incorporation of Western authorize indemnification of directors, officers and agents to the fullest extent permissible under California law, and authorize the purchase of liability insurance. In addition, Western's articles of incorporation eliminate directors' liability for monetary damages to the fullest extent permissible under California law. Western has directors' and officers' liability insurance, and Western has also entered into indemnification agreements with its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Western pursuant to the foregoing provisions, Western has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Articles of Incorporation of Gold Country Financial authorize Gold Country Financial to provide indemnification of agents for breach of duty to Gold Country Financial and its shareholders through bylaw provisions or through agreements with agents, or both, to the fullest extent permissible under Nevada law. The Articles of Incorporation also permit Gold Country Financial, unless prohibited by law, to purchase insurance to indemnify its agents against any liability asserted against or incurred by the agent in his or her capacity or arising out of his or her status, whether or not Gold Country Financial would have the power to indemnify the agent against that liability. However, indemnification and insurance coverage are not allowed if prohibited by federal law or regulation.

Supervision and Regulation

Introduction

        Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC's insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of Western, Western's banking subsidiaries, Western Sierra National Bank, Lake Community Bank, Central California Bank and Auburn Community Bank and Gold Country Financial can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes, regulations and the policies of various governmental regulatory authorities, including:

  •
  the FRB;

  •
  the FDIC;

  •
  the OCC; and

  •
  the California Department of Financial Institutions or the DFI.

        The system of supervision and regulation applicable to Western, its banking subsidiaries, and Gold Country Financial governs most aspects of their business, including:

  •
  the scope of permissible business;

  •
  investments;

  •
  reserves that must be maintained against deposits;

  •
  capital levels that must be maintained;

  •
  the nature and amount of collateral that may be taken to secure loans;

  •
  the establishment of new branches;

  •
  mergers and consolidations with other financial institutions; and

  •
  the payment of dividends.

        The following summarizes the material elements of the regulatory framework that apply to Western, its banking subsidiaries, and Gold Country Financial. It does not describe all of the statutes, regulations and regulatory policies that are applicable. Also, it does not restate all of the requirements of the statutes, regulations and regulatory policies that are described. Consequently, the following summary is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies discussed in this proxy statement-prospectus. Any change in these applicable laws, regulations or regulatory policies may have a material effect on the business of Western, its banking subsidiaries, and Gold Country Financial.

Western and Gold Country Financial

General

        Western and Gold Country Financial, as bank holding companies registered under the BHCA, are subject to regulation by the FRB. According to FRB policy, Western and Gold Country Financial are expected to act as a source of financial strength for their respective banking subsidiaries and to commit resources to support them in circumstances where they might not otherwise do so. Under the BHCA, Western, Gold Country Financial and their respective banking subsidiaries are subject to periodic examination by the FRB. Western and Gold Country Financial are also required to file periodic reports of its operations and any additional information regarding its activities and those of its banking subsidiaries with the FRB, as may be required.

        Western and Gold Country Financial are also bank holding companies within the meaning of Section 3700 of the California Financial Code. Consequently, Western, Gold Country Financial and their respective banking subsidiaries are subject to examination by, and may be required to file reports with, the DFI. Regulations have not yet been proposed or adopted or steps otherwise taken to implement the DFI's powers under this statute.

Bank Holding Company Liquidity

        Western and Gold Country Financial are legal entities, separate and distinct from their subsidiaries. Western and Gold Country Financial have the ability to raise capital on their own behalf or borrow from external sources. Western and Gold Country Financial may also obtain additional funds from dividends paid by, and fees charged for services provided to, its subsidiaries, however, regulatory constraints may restrict or totally preclude Western and/or Gold Country Financial from receiving those dividends.

        Regarding Western Sierra National Bank and Gold Country Bank, Western and Gold Country Financial, respectively, are entitled to receive dividends when and as declared by Western Sierra National Bank's and Gold Country Bank's Board of Directors, respectively, out of funds legally available for dividends, as specified and limited by the OCC's regulations. Pursuant to the OCC's regulations, funds available for a national bank's dividends are restricted to the lesser of the bank's: (i) retained earnings; or (ii) net income for the current and past two fiscal years (less any dividends paid during that period), unless approved by the OCC. Furthermore, if the OCC determines that a dividend would cause a bank's capital to be impaired or that payment would cause it to be undercapitalized, the OCC can prohibit payment of a dividend notwithstanding that funds are legally available.

        Regarding Auburn Community Bank, Lake Community Bank and Central California Bank, Western is entitled to receive dividends, when and as declared by Auburn Community Bank's, Lake Community Bank's and Central California Bank's respective Boards of Directors. Those dividends may come from funds legally available for those dividends, as specified and limited by the California Financial Code. Under the California Financial Code, funds available for cash dividends by a California-chartered bank are restricted to the lesser of:(i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). With the prior approval of the DFI, cash dividends may also be paid out of the greater of: (i) the bank's retained earnings; (ii) net income for the bank's last preceding fiscal year; or (iii) net income for the bank's current fiscal year. If the DFI determines that the shareholders' equity of the bank paying the dividend is not adequate or that the payment of the dividend would be unsafe or unsound for the bank, the DFI may order the bank not to pay the dividend.

        Since Western's and Gold Country Financial's banking subsidiaries are FDIC insured institutions, it is also possible, depending upon their financial condition and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, constitute an unsafe or unsound practice and thereby prohibit such payments.

Transactions With Affiliates

        Western, Gold Country Financial and any subsidiaries either may purchase or organize are deemed to be affiliates of their respective banking subsidiaries within the meaning of Sections 23A and 23B of the Federal Reserve Act. Under those terms, loans by their respective banking subsidiaries to affiliates, investments by them in affiliates' stock, and taking affiliates' stock as collateral for loans to any borrower is limited to 10% of the particular banking subsidiary's capital, in the case of any one affiliate, and is limited to 20% of the banking subsidiary's capital, in the case of all affiliates. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices; in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act. These restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. Western, Gold Country Financial and their respective banking subsidiaries are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities. Please read the section entitled "Supervision and Regulation—Western's and Gold Country Financial's Banking Subsidiaries—Recent Legislation" for additional information.

Limitations on Business and Investment Activities

        Under the BHCA, a bank holding company must obtain the FRB's approval before:

  •
  directly or indirectly acquiring more than 5% ownership or control of any voting shares of another bank or bank holding company;

  •
  acquiring all or substantially all of the assets of another bank; or

  •
  merging or consolidating with another bank holding company.

        The FRB may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the FRB must give effect to applicable state laws limiting the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institutions in the state in which the target bank is located, provided that those limits do not discriminate against out-of-state depository institutions or their holding companies, and state laws which require that the target bank have been in existence for a minimum period of time, not to exceed five years, before being acquired by an out-of-state bank holding company.

        In addition to owning or managing banks, bank holding companies may own subsidiaries engaged in certain businesses that the FRB has determined to be "so closely related to banking as to be a proper incident thereto." Western, therefore, is permitted to engage in a variety of banking-related businesses. Some of the activities that the FRB has determined, pursuant to its Regulation Y, to be related to banking are:

  •
  making or acquiring loans or other extensions of credit for its own account or for the account of others;

  •
  servicing loans and other extensions of credit;

  •
  operating a trust company in the manner authorized by federal or state law under certain circumstances;

  •
  leasing personal and real property or acting as agent, broker, or adviser in leasing such property in accordance with various restrictions imposed by FRB regulations;

  •
  providing financial, banking, or economic data processing and data transmission services;

  •
  owning, controlling, or operating a savings association under certain circumstances;

  •
  selling money orders, travelers' checks and U.S. Savings Bonds;

  •
  providing securities brokerage services, related securities credit activities pursuant to Regulation T, and other incidental activities; and

  •
  underwriting and dealing in obligations of the U.S., general obligations of states and their political subdivisions, and other obligations authorized for state member banks under federal law.

        Under the recently enacted Gramm-Leach-Bliley Act (discussed below in the section entitled "Supervision and Regulation—Western's and Gold Country Financial's Banking Subsidiaries—Recent Legislation") qualifying bank holding companies making an appropriate election to the FRB may engage in a full range of financial activities, including insurance, securities and merchant banking. Neither Western nor Gold Country Financial has elected to qualify for these financial services.

        Generally, the BHCA does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

        Federal law prohibits a bank holding company and any subsidiary banks from engaging in certain tie-in arrangements in connection with the extension of credit. Thus, for example, Western's and Gold Country Financial's respective banking subsidiaries may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that:

  •
  the customer must obtain or provide some additional credit, property or services from or to Western's or Gold Country Financial's respective banking subsidiaries other than a loan, discount, deposit or trust service;

  •
  the customer must obtain or provide some additional credit, property or service from or to Western or Gold Country Financial or any of their respective banking subsidiaries; or

  •
  the customer may not obtain some other credit, property or services from competitors, except reasonable requirements to assure soundness of credit extended.

Capital Adequacy

        Bank holding companies must maintain minimum levels of capital under the FRB's risk-based capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or nonbank businesses.

        The FRB's risk-based capital adequacy guidelines for bank holding companies and state member banks, discussed in more detail below in the section entitled "Supervision and Regulation—Western's and Gold Country Financial's Banking Subsidiaries—Risk-Based Capital Guidelines," assign various risk percentages to different categories of assets, and capital is measured as a percentage of risk assets. Under the terms of the guidelines, bank holding companies are expected to meet capital adequacy guidelines based both on total risk assets and on total assets, without regard to risk weights.

        The risk-based guidelines are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual organizations. For example, the FRB's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Moreover, any banking organization experiencing or anticipating significant growth or expansion into new activities, particularly under the expanded powers under the Gramm-Leach-Bliley Act, would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

Limitations on Dividend Payments

        California Corporations Code Section 500 allows Western to pay a dividend to its shareholders only to the extent that it has retained earnings and, after the dividend, its:

  •
  assets (exclusive of goodwill and other intangible assets) would be 1.25 times its liabilities (exclusive of deferred taxes, deferred income and other deferred credits); and

  •
  current assets would be at least equal to current liabilities.

        Under Nevada law, Gold Country Financial may make no distribution if, after giving it effect: (a) Gold Country Financial would not be able to pay its debts as they become due in the usual course of business; or (b) except as otherwise specifically allowed by the Articles of Incorporation, Gold Country Financial's total assets would be less than the sum of its total liabilities, plus the amount that would be needed if Gold Country Financial were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Gold Country Financial has no shareholders with preferential rights.

        Additionally, the FRB's policy regarding dividends provides that a bank holding company should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. The FRB also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations.

Western's and Gold Country Financial's Banking Subsidiaries

  General

        Lake Community Bank and Auburn Community Bank, as California-chartered banks which are not members of the Federal Reserve System, are subject to regulation, supervision, and regular examination by the DFI and the FDIC. Central California Bank, as a member of the Federal Reserve System is subject to regulation, supervision and regular examination by the DFI and the FRB. Western Sierra National Bank and Gold Country Bank, as nationally chartered banking associations, are also members of the Federal Reserve System and are subject to regulation, supervision and regular examination by the OCC and the FDIC. Western Sierra National Bank's, Lake Community Bank's, Central California Bank's, Auburn Community Bank's and Gold Country Bank's deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of Western Sierra National Bank's, Lake Community Bank's, Central California Bank's, Auburn Community Bank's and Gold Country Bank's business and establish a comprehensive framework governing their operations. California law exempts all banks from usury limitations on interest rates.

        Western Sierra National Bank, Lake Community Bank and Gold Country Bank are members of the Federal Home Loan Bank System. Among other benefits, each Federal Home Loan Bank serves as a reserve or center bank for its members within its assigned region. Each Federal Home Loan Bank makes available to its members loans (i.e., advances) in accordance with the policies and procedures established by the Board of Directors of the individual Federal Home Loan Bank.

        From time to time legislation is enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and nonfinancial institutions. Various federal laws enacted over the past several years have provided, among other things, for:

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  the maintenance of mandatory reserves with the Federal Reserve Bank on deposits by depository institutions;

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  the phasing-out of the restrictions on the amount of interest which financial institutions may pay on certain types of accounts; and

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  the authorization of various types of new deposit accounts, such as "NOW" accounts, "Money Market Deposit" accounts and "Super NOW" accounts, designed to be competitive with money market mutual funds and other types of accounts and services offered by various financial and non-financial institutions.

        The lending authority and permissible activities of certain nonbank financial institutions such as savings and loan associations and credit unions have been expanded, and federal regulators have been given increased enforcement authority. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions.

  Recent Legislation

        Sarbanes-Oxley Act.    During July, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

        The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

        In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

        The Sarbanes-Oxley Act also instructs the SEC to require by rule:

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  disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer; and

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  the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

        The Sarbanes-Oxley Act also prohibits insider transactions in Western's stock during lock out periods of Western's pension plans, and any profits on such insider transactions are to be disgorged. In addition, there is a prohibition of company loans to its executives, except in certain circumstances. The Sarbanes-Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by Western's and Gold Country Financial's respective auditors. The SEC is also required to issue a code of ethics for senior financial officers of the company. Further, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

        Regulation W.    The FRB on October 31, 2002, approved a final Regulation W that comprehensively implements sections 23A and 23B of the Federal Reserve Act. Sections 23A and 23B and Regulation W restrict loans by a depository institution to its affiliates, asset purchases by a depository institution from its affiliates, and other transactions between a depository institution and its affiliates. Regulation W unifies in one public document the FRB's interpretations of sections 23A and 23B. Regulation W has an effective date of April 1, 2003.

        Regulatory Capital Treatment of Equity Investments.    In December of 2001, and January of 2002, the OCC, the FRB and the FDIC adopted final rules governing the regulatory capital treatment of equity investments in nonfinancial companies held by banks, bank holding companies and financial holding companies. The final rules became effective on April 1, 2002. The new capital requirements apply symmetrically to equity investments made by banks and their holding companies in nonfinancial companies under the legal authorities specified in the final rules. Among others, these include the merchant banking authority granted by the Gramm-Leach-Bliley Act and the authority to invest in small business investment companies ("SBICs") granted by the Small Business Investment Act. Covered equity investments will be subject to a series of marginal Tier 1 capital charges, with the size of the charge increasing as the organization's level of concentration in equity investments increases. The highest marginal charge specified in the final rules requires a 25 percent deduction from Tier 1 capital for covered investments that aggregate more than 25 percent of an organization's Tier 1 capital. Equity investments through SBICs will be exempt from the new charges to the extent such investments, in the aggregate, do not exceed 15 percent of the banking organization's Tier 1 capital. The new charges would not apply to individual investments made by banking organizations prior to March 13, 2000. Grandfathered investments made by state banks under section 24(f) of the Federal Deposit Insurance Act also are exempted from coverage.

        USA Patriot Act.    The terrorist attacks in September, 2001, have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

        Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLA"). IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

        Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts.

        IMLA became effective July 23, 2002. Western's and Gold Country Financial's respective banking subsidiaries have augmented their systems and procedures to comply with IMLA.

        Merchant Banking Investments.    The FRB and the Secretary of the Treasury in January, 2001, jointly adopted a final rule governing merchant banking investments made by financial holding companies. The rule implements provisions of the Gramm-Leach-Bliley Act discussed below that permit financial holding companies to make investments as part of a bona fide securities underwriting or merchant or investment banking activity. The rule provides that a financial holding company may not, without FRB approval, directly or indirectly acquire any additional shares, assets or ownership interests or make any additional capital contribution to any company the shares, assets or ownership interests of which are held by the financial holding company subject to the rule if the aggregate carrying value of all merchant banking investments held by the financial holding company exceeds:

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  30 percent of the Tier 1 capital of the financial holding company, or

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  after excluding interests in private equity funds, 20 percent of the Tier 1 capital of the financial holding company.

        A separate final rule will establish the capital charge of merchant banking investments for the financial holding company.

        American Homeownership and Economic Opportunity Act of 2000.    The American Homeownership and Economic Opportunity Act of 2000 was enacted in late 2000 and provides for certain regulatory and financial relief to depository institutions. With respect to savings and loan associations, the Home Owners' Loan Act was amended to:

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  repeal the savings association liquidity requirements, and

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  permit a savings and loan holding company with prior approval to acquire more than 5% of the voting shares of a nonsubsidiary savings association or nonsubsidiary savings and loan holding company.

        Amendments to the Banking Act of 1933.    With respect to national banks, the Banking Act of 1933 was amended to allow a national bank to:

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  specifically reorganize into a bank holding company structure or merge with subsidiaries and nonbank affiliates;

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  have more than 25 directors as may be allowed by the Comptroller;

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  have director terms of up to three years;

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  have a classified board; and

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  allow the repurchase of stock to prevent loss upon a previously contracted debt without having to dispose of it within a period of six months.

        In addition, federal banking law was amended to authorize the Comptroller to waive the citizenship requirement for a minority of the directors on national bank boards and to repeal the 20% surplus requirement for national banks. As to depository institutions, in general, the federal banking agencies are to develop a system for the electronic filing and dissemination of depository institution call reports.

        Gramm-Leach-Bliley Act.    In November 1999, the Gramm-Leach-Bliley Act, or the GLB Act, became law, significantly changing the regulatory structure and oversight of the financial services industry. Effective March 11, 2000, the GLB Act repealed the provisions of the Glass-Steagall Act that restricted banks and securities firms from affiliating. It also revised the Bank Holding Company Act to permit a "qualifying" bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the FRB's prior approval.

        The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits other financial services providers to acquire banks and become bank holding companies without ceasing any existing financial activities. Previously, a bank holding company could only engage in activities that were "closely related to banking." This limitation no longer applies to bank holding companies that qualify to be treated as financial holding companies. To qualify as a financial holding company, a bank holding company's subsidiary depository institutions must be well-capitalized, well-managed and have at least a "satisfactory" Community Reinvestment Act examination rating. "Nonqualifying" bank holding companies are limited to activities that were permissible under the Bank Holding Company Act as of November 11, 1999.

        Also effective on March 11, 2000, the GLB Act changed the powers of national banks and their subsidiaries, and made similar changes in the powers of state banks and their subsidiaries. National banks may now underwrite, deal in and purchase state and local revenue bonds. A subsidiary of a national bank may now engage in financial activities that the bank cannot itself engage in, except for general insurance underwriting and real estate development and investment. In order for a subsidiary of a national bank to engage in these new financial activities, the national bank and its depository institution affiliates must be "well capitalized," have at least "satisfactory" general, managerial and Community Reinvestment Act examination ratings, and meet other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. Subsidiaries of state banks can exercise the same powers as national bank subsidiaries if they satisfy the same qualifying rules that apply to national banks, except that state-chartered banks do not have to satisfy the statutory managerial and debt rating-requirements of national banks.

        The GLB Act also reformed the overall regulatory framework of the financial services industry. In order to implement its underlying purposes, the GLB Act preempted state laws that would restrict the types of financial affiliations that are authorized or permitted under the GLB Act, subject to specified exceptions for state insurance laws and regulations. With regard to securities laws, effective May 12, 2001, the GLB Act removed the blanket exemption for banks from being considered brokers or dealers under the Securities Exchange Act of 1934 and replaced it with a number of more limited exemptions. Thus, previously exempted banks may become subject to the broker-dealer registration and supervision requirements of the Securities Exchange Act of 1934. The exemption that prevented bank holding companies and banks that advise mutual funds from being considered investment advisers under the Investment Advisers Act of 1940 was also eliminated.

        Separately, the GLB Act imposes customer privacy requirements on any company engaged in financial activities. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. Also, for customers that obtain a financial product such as a loan for personal, family or household purposes, a financial company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter, including its policies concerning the sharing of the customer's nonpublic personal information with affiliates and third parties. If an exemption is not available, a financial company must provide consumers with a notice of its information sharing practices that allows the consumer to reject the disclosure of its nonpublic personal information to third parties. Third parties that receive such information are subject to the same restrictions as the financial company on the reuse of the information. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or other marketing through electronic mail.

  Risk-Based Capital Guidelines

        General.    The federal banking agencies have established minimum capital standards known as risk-based capital guidelines. These guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a bank's operations. The risk-based capital guidelines include both a new definition of capital and a framework for calculating the amount of capital that must be maintained against a bank's assets and off-balance sheet items. The amount of capital required to be maintained is based upon the credit risks associated with the various types of a bank's assets and off-balance sheet items. A bank's assets and off-balance sheet items are classified under several risk categories, with each category assigned a particular risk weighting from 0% to 100%. A bank's risk-based capital ratio is calculated by dividing its qualifying capital, which is the numerator of the ratio, by the combined risk weights of its assets and off-balance sheet items, which is the denominator of the ratio.

        Qualifying Capital.    A bank's total qualifying capital consists of two types of capital components: "core capital elements," known as Tier 1 capital, and "supplementary capital elements," known as Tier 2 capital. The Tier 1 component of a bank's qualifying capital must represent at least 50% of total qualifying capital and may consist of the following items that are defined as core capital elements:

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  common stockholders' equity;

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  qualifying noncumulative perpetual preferred stock (including related surplus); and

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  minority interests in the equity accounts of consolidated subsidiaries.

        The Tier 2 component of a bank's total qualifying capital may consist of the following items:

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  a portion of the allowance for loan and lease losses;

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  certain types of perpetual preferred stock and related surplus;

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  certain types of hybrid capital instruments and mandatory convertible debt securities; and

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  a portion of term subordinated debt and intermediate-term preferred stock, including related surplus.

        Risk Weighted Assets and Off-Balance Sheet Items.    Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk classifications, according to the obligor or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar value of the amount in each risk classification is then multiplied by the risk weight associated with that classification. The resulting weighted values from each of the risk classifications are added together. This total is the bank's total risk weighted assets.

        Risk weights for off-balance sheet items, such as unfunded loan commitments, letters of credit and recourse arrangements, are determined by a two-step process. First, the "credit equivalent amount" of the off-balance sheet items is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and is assigned to the appropriate risk category according to the obligor or, if relevant, the guarantor or the nature of the collateral. This result is added to the bank's risk weighted assets and comprises the denominator of the risk-based capital ratio.

        Minimum Capital Standards.    The supervisory standards set forth below specify minimum capital ratios based primarily on broad risk considerations. The risk-based ratios do not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.

        All banks are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%. At least 4% must be in the form of Tier 1 capital, net of goodwill. The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill. In addition, the combined maximum amount of subordinated debt and intermediate-term preferred stock that qualifies as Tier 2 capital is limited to 50% of Tier 1 capital. The maximum amount of the allowance for loan and lease losses that qualifies as Tier 2 capital is limited to 1.25% of gross risk weighted assets. The allowance for loan and lease losses in excess of this limit may, of course, be maintained, but would not be included in a bank's risk-based capital calculation.

        The federal banking agencies also require all banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by regulators to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 4% to 5%. These uniform risk-based capital guidelines and leverage ratios apply across the industry. Regulators, however, have the discretion to set minimum capital requirements for individual institutions which may be significantly above the minimum guidelines and ratios.

  Other Factors Affecting Minimum Capital Standards

        The federal banking agencies have established certain benchmark ratios of loan loss reserves to be held against classified assets. The benchmark by federal banking agencies is the sum of:

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  100% of assets classified loss;

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  50% of assets classified doubtful;

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  15% of assets classified substandard; and

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  estimated credit losses on other assets over the upcoming twelve months.

        The federal banking agencies have recently revised their risk-based capital rules to take into account concentrations of credit and the risks of engaging in non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving a single borrower, industry, geographic location, collateral or loan type. Nontraditional activities are considered those that have not customarily been part of the banking business, but are conducted by a bank as a result of developments in, for example, technology, financial markets or other additional activities permitted by law or regulation. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas.

        The federal banking agencies also limit the amount of deferred tax assets that are allowable in computing a bank's regulatory capital. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. However, deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of:

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  the amount that can be realized within one year of the quarter-end report date; or

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  10% of Tier 1 capital.

        The amount of any deferred tax in excess of this limit would be excluded from Tier 1 capital, total assets and regulatory capital calculations.

        The federal banking agencies have also adopted a joint agency policy statement which provides that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the evaluation of the bank's capital adequacy. A bank with material weaknesses in its interest rate risk management process or high levels of interest rate exposure relative to its capital will be directed by the federal banking agencies to take corrective actions. Financial institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities, and who fail to adequately manage these risks, may be required to set aside capital in excess of the regulatory minimums.

  Prompt Corrective Action

        The federal banking agencies possess broad powers to take prompt corrective action to resolve the problems of insured banks. Each federal banking agency has issued regulations defining five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulations, a bank shall be deemed to be:

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  "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more, and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

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  "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized";

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  "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);

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  "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and

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  "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

        Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment the bank would be "undercapitalized," that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to "undercapitalized" banks. Banks classified as "undercapitalized" are required to submit acceptable capital plans guaranteed by its holding company, if any. Broad regulatory authority was granted with respect to "significantly undercapitalized" banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to "critically undercapitalized" banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator after 90 days, even if the bank is still solvent. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

        A bank, based upon its capital levels, that is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. At each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratios actually warrant such treatment.

  Deposit Insurance Assessments

        The FDIC has implemented a risk-based assessment system in which the deposit insurance premium relates to the probability that the deposit insurance fund will incur a loss. The FDIC sets semi-annual assessments in an amount necessary to maintain or increase the reserve ratio of the insurance fund to at least 1.25% of insured deposits or a higher percentage as determined to be justified by the FDIC.

        Under the risk-based assessment system adopted by the FDIC, banks are categorized into one of three capital categories ("well capitalized," "adequately capitalized," and "undercapitalized"). Assignment of a bank into a particular capital category is based on supervisory evaluations by its primary federal regulator. After being assigned to a particular capital category, a bank is classified into one of three supervisory categories. The three supervisory categories are:

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  Group A—financially sound with only a few minor weaknesses;

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  Group B—demonstrates weaknesses that could result in significant deterioration; and

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  Group C—poses a substantial probability of loss.

        The capital ratios used by the FDIC to define "well-capitalized," "adequately capitalized" and "undercapitalized" are the same as in the prompt corrective action regulations.

        The assessment rates are summarized below, expressed in terms of cents per $100 in insured deposits:

	Assessment Rates
	Supervisory Group
Capital Group	Group A	Group B	Group C
Well Capitalized	0	3	17
Adequately Capitalized	3	10	24
Undercapitalized	10	24	27

Interstate Banking and Branching

        Bank holding companies from any state may generally acquire banks and bank holding companies located in any other state, subject in some cases to nationwide and state-imposed deposit concentration limits and limits on the acquisition of recently established banks. Banks also have the ability, subject to specific restrictions, to acquire by acquisition or merger branches located outside their home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to many of the laws of the states in which they are located.

        California law authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years, unless the California bank is in danger of failing or in certain other emergency situations, but limits interstate branching into California to branching by acquisition of an existing bank.

Enforcement Powers

        In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses, or for violation of any law, rule, regulation, condition imposed in writing by the regulatory agency, or term of a written agreement with the regulatory agency. Enforcement actions may include:

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  the appointment of a conservator or receiver for the bank;

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  the issuance of a cease and desist order that can be judicially enforced;

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  the termination of the bank's deposit insurance;

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  the imposition of civil monetary penalties;

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  the issuance of directives to increase capital;

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  the issuance of formal and informal agreements;

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  the issuance of removal and prohibition orders against officers, directors and other institution-affiliated parties; and

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  the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the deposit insurance fund or the bank would be harmed if such equitable relief was not granted.

FDIC Receiverships

        The FDIC may be appointed conservator or receiver of any insured bank or savings association. In addition, the FDIC may appoint itself as sole conservator or receiver of any insured state bank or savings association for any, among others, of the following reasons:

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  insolvency;

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  substantial dissipation of assets or earnings due to any violation of law or regulation or any unsafe or unsound practice;

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  an unsafe or unsound condition to transact business, including substantially insufficient capital or otherwise;

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  any willful violation of a cease and desist order which has become final;

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  any concealment of books, papers, records or assets of the institution;

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  the likelihood that the institution will not be able to meet the demands of its depositors or pay its obligations in the normal course of business;

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  the incurrence or likely incurrence of losses by the institution that will deplete all or substantially all of its capital with no reasonable prospect for the replenishment of the capital without federal assistance; or

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  any violation of any law or regulation, or an unsafe or unsound practice or condition which is likely to cause insolvency or substantial dissipation of assets or earnings, or is likely to weaken the condition of the institution or otherwise seriously prejudice the interests of its depositors.

        As a receiver of any insured depository institution, the FDIC may liquidate such institution in an orderly manner and dispose of any matter concerning such institution as the FDIC determines is in the best interests of such institution, its depositors and the FDIC. Further, the FDIC shall, as the conservator or receiver, by operation of law, succeed to all rights, titles, powers and privileges of the insured institution, and of any shareholder, member, account holder, depositor, officer or director of such institution with respect to the institution and the assets of the institution; may take over the assets of and operate such institution with all the powers of the members or shareholders, directors and the officers of the institution and conduct all business of the institution; collect all obligations and money due to the institution and preserve and conserve the assets and property of the institution.

Safety and Soundness Guidelines

        The federal banking agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before capital becomes impaired. These guidelines establish operational and managerial standards relating to:

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  internal controls, information systems and internal audit systems;

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  loan documentation;

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  credit underwriting;

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  asset growth; and

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  compensation, fees and benefits.

        Additionally, the federal banking agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

        The federal banking agencies have issued regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

Consumer Protection Laws and Regulations

        The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with various consumer protection laws and implementing regulations. Banks are subject to many federal consumer protection laws and regulations, including:

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  the Community Reinvestment Act, or the CRA;

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  the Truth in Lending Act, or the TILA;

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  the Fair Housing Act, or the FH Act;

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  the Equal Credit Opportunity Act, or the ECOA;

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  the Home Mortgage Disclosure Act, or the HMDA; and

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  the Real Estate Settlement Procedures Act, or the RESPA.

        The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, completing mergers or acquisitions, or holding company formations.

        The federal banking agencies have adopted regulations which measure a bank's compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from "outstanding" to a low of "substantial noncompliance."

        The ECOA prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. In March, 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination:

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  overt evidence of discrimination;

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  evidence of disparate treatment; and

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  evidence of disparate impact.

        This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable, even when there is no intent to discriminate.

        The FH Act regulates many practices, including making it unlawful for any lender to discriminate against any person in its housing-related lending activities because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are:

  •
  declining a loan for the purposes of racial discrimination;

  •
  making excessively low appraisals of property based on racial considerations;

  •
  pressuring, discouraging, or denying applications for credit on a prohibited basis;

  •
  using excessively burdensome qualifications standards for the purpose or with the effect of denying housing to minority applicants;

  •
  imposing on minority loan applicants more onerous interest rates or other terms, conditions or requirements; and

  •
  racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

        The TILA is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total payments and the payment schedule.

        HMDA grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. HMDA requires institutions to report data regarding applications for one-to-four family real estate loans, home improvement loans, and multifamily loans, as well as information concerning originations and purchases of those types of loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.

        RESPA requires lenders to provide borrowers with disclosures regarding the nature and costs of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts.

        Violations of these various consumer protection laws and regulations can result in civil liability to the aggrieved party, regulatory enforcement including civil money penalties, and even punitive damages.

Other Aspects of Banking Law

        Western's and Gold Country Financial's respective banking subsidiaries are also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.

Impact of Monetary Policies

        Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank's earnings. These rates are highly sensitive to many factors which are beyond the bank's control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

  •
  its open-market dealings in United States government securities;

  •
  adjusting the required level of reserves for financial institutions subject to reserve requirements;

  •
  placing limitations upon savings and time deposit interest rates; and

  •
  adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

        The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on us cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting our net income or other operating costs.

Validity of Western's Common Stock

        The validity of the shares of Western common stock to be issued in the merger has been reviewed by the firm of Gary Steven Findley & Associates, 1470 Hundley Street, Anaheim, California 92806. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of Western common stock for any of Gold Country Financial's shareholders.

Experts

        The audited consolidated financial statements of Western as of December 31, 2003 and 2002, and for each of the years in the thee-year period ended December 31, 2003 have been incorporated by reference in this proxy statement-prospectus from Western's Annual Report on Form 10-K for the year ended December 31, 2003 in reliance on the report from Perry-Smith LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The audited consolidated financial statements of Gold Country Financial as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included in this proxy statement-prospectus in reliance on the report from Richardson & Company, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        Western is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. In accordance with the Exchange Act, Western files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may inspect these reports, proxy statements and other information Western has filed with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov.

        Western has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act of 1933, as amended, referred to as the Securities Act, covering the shares of Western common stock issuable in the merger. This proxy statement-prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows Western to "incorporate by reference" into this document, which means that Western can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Western incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the election deadline date.

Western SEC Filings (File No. 000-25979)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2004
Quarter ended June 30, 2004
Quarter ended September 30, 2004
Current Reports on Form 8-K	January 21, 2004, March 10, 2004,
April 21, 2004, May 5, 2004, July 26, 2004,
September 28, 2004, October 19, 2004,
November 10, 2004, November 22, 2004 and January 26, 2005

        Accompanying this proxy statement-prospectus is Western's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Western at the following address and telephone number:

Western Sierra Bancorp
4080 Plaza Goldorado Circle
Cameron Park, California 95682
Attention: Anthony Gould, Chief Financial Officer
(530) 677-5600

        To obtain timely delivery, you should request desired information no later than ten business days prior to the date of the special meeting, or by February 21, 2005.

        You should rely only on the information contained or incorporated by reference in this document. Western has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Western is not making an offer to sell or soliciting an offer to buy any securities other than the Western common stock to be issued by Western in the merger, and neither Western nor Gold Country Financial is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

September 30, 2004 and December 31, 2003

	2004	2003
ASSETS
Cash and due from banks	$10,895,500	$10,626,800
Federal funds sold	9,400,000	24,500,000

Cash and cash equivalents	20,295,500	35,126,800
Interest-bearing deposits in other banks	632,500	429,300
Investment securities available-for-sale, at fair value	494,300	399,900
Loans held for sale		2,658,100
Loans, less allowance for loan losses of $1,299,000 in 2004 and $1,085,400 in 2003	107,409,600	82,578,800
Premises and equipment, net	3,686,600	3,678,100
Accrued interest receivable and other assets	3,124,900	2,715,700

Total assets	$135,643,400	$127,586,700

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$51,583,800	$45,048,100
Interest-bearing	73,405,500	73,688,400

Total deposits	124,989,300	118,736,500
Borrowings	2,000,000	1,000,000
Accrued interest payable and other liabilities	113,900	334,000
Minority interest in subsidiary	29,000	26,100

Total liabilities	127,132,200	120,096,600
Shareholders' equity
Common stock, $4.00 par value; 1,000,000 shares authorized; 671,019 shares outstanding at September 30, 2004 and 637,069 outstanding at December 31, 2003	2,684,100	2,548,300
Additional paid-in capital	1,933,000	1,737,000
Retained earnings since July 1, 1997	3,897,800	3,205,100
Accumulated other comprehensive loss	(3,700)	(300)

Total shareholders' equity	8,511,200	7,490,100

Total liabilities and shareholders' equity	$135,643,400	$127,586,700

The accompanying notes are an integral part of these consolidated financial statements.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

For the Nine Months ended September 30, 2004 and 2003

	2004	2003
INTEREST INCOME
Interest and fees on loans	$5,930,900	$5,550,100
Interest on investment securities	14,300	16,700
Dividends	13,300	17,900
Interest on federal funds sold	152,500	45,500
Interest on deposits in banks	7,300	3,400

Total interest income	6,118,300	5,633,600
INTEREST EXPENSE
Interest on deposits	665,900	732,600
Interest of borrowings	22,400	6,400

Total interest expense	688,300	739,000

NET INTEREST INCOME	5,430,000	4,894,600
Provision for loan losses	860,000	433,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,570,000	4,461,600
OTHER INCOME
Service charges and fees	779,500	742,700
Loan servicing fees	103,700	83,500
Loan referral fees	79,800	113,600
Other income	167,500	218,900
Gain on sale of loans	337,300	325,300
Gain on sale of investments		15,900

Total other income	1,467,800	1,499,900
OTHER EXPENSES
Salaries and related benefits	2,820,500	2,831,700
Occupancy and equipment expense	611,600	607,000
Other	1,417,500	1,184,400

Total other expenses	4,849,600	4,623,100

Income before provision for income taxes and minority interest	1,188,200	1,338,400
Provision for income taxes	492,600	507,500

Income before minority interest	695,600	830,900
Minority interest in net income of subsidiary	(2,900)	(9,000)

NET INCOME	$692,700	$821,900

NET INCOME PER SHARE	$1.07	$1.29

NET INCOME PER SHARE ASSUMING DILUTION	$1.05	$1.27

The accompanying notes are an integral part of these consolidated financial statements.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the nine months ended September 30, 2004 and 2003

	2004	2003
OPERATING ACTIVITIES
Net income	$692,700	$821,800
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	860,000	433,000
Deferred loan origination fees, net	15,300	104,900
Depreciation, amortization and accretion, net	296,500	247,700
Minority interest in net gain (loss) of subsidiary	2,900	9,000
Gain on sale of premises and equipment		(6,100)
(Gain) Loss on sale of investment securities		(15,800)
Stock options granted	29,200	8,400
Change in loans held for sale	2,658,100	(2,811,700)
Change in accrued interest receivable and other assets	(437,900)	(413,900)
Change in accrued interest payable and other liabilities	(220,100)	(285,500)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	3,896,700	(1,908,200)
INVESTING ACTIVITIES
Net change in interest-bearing deposits in banks	(203,200)	195,300
Purchase of available-for-sale investment securities	(400,000)	(700,000)
Proceeds from sale of available-for-sale investment securities		276,000
Proceeds from called available-for-sale investment securities	300,000	659,800
Net increase in loans	(25,706,100)	(20,294,700)
Purchase of premises and equipment	(274,100)	(1,251,800)
Proceeds for sale of land		30,000

NET CASH USED BY INVESTING ACTIVITIES	(26,283,400)	(21,085,400)
FINANCING ACTIVITIES
Net increase in deposits	6,252,800	13,960,400
Proceeds from borrowings	1,000,000	8,500,000
Proceeds from exercise of stock options	302,600

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,555,400	22,460,400

DECREASE IN CASH AND CASH EQUIVALENTS	(14,831,300)	(533,200)
Cash and cash equivalents at beginning of year	35,126,800	15,064,700

CASH AND CASH EQUIVALENTS AT END OF YEAR	$20,295,500	$14,531,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$664,400	$743,400
Income taxes	351,300	60,000
SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES:
Net change in unrealized gains on available-for-sale investment securities	(5,200)	(21,200)
Net change in deferred income taxes on unrealized losses on available for sale investment securities	1,800	7,200

The accompanying notes are an integral part of these consolidated financial statements.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2004 and 2003

NOTE A—GENERAL

        During 2003, the shareholders of Gold Country Bank, N.A. (the Bank) approved an Agreement of Reorganization and Plan of Exchange, which provided for the formation of Gold Country Financial Services, Inc. (the Company) and the conversion of each share of outstanding Bank common stock into one share of $4 par value Gold Country Financial Services, Inc. common stock. Effective February 13, 2003, the Gold Country Financial Services, Inc. issued 637,069 shares of its common stock for all of the outstanding common stock of the Bank through a merger which has been accounted for as a combination of entities under common control, which is similar to a pooling of interests in that the historical cost basis of the Bank has been carried forward. As a result of the merger, the Bank became the wholly-owned subsidiary of the Gold Country Financial Services, Inc.

        The Bank was incorporated in 1986 as a National Bank and, as such, is regulated by the Office of the Comptroller of the Currency. The regulations of this agency govern most aspects of the Bank's business.

        The Bank has a majority-owned subsidiary, Gold Country Insurance Services, LLC, a general insurance agency. The financial statements of the Company are prepared in conformity with generally accepted accounting principles and general practice within the banking industry.

        The Bank obtained approval from its Board of Directors and shareholders to complete a quasi-reorganization which was effective on July 1, 1997. As a result, the balance of the Bank's accumulated deficit as of June 30, 1997, of $926,600 was eliminated against the Bank's additional paid-in capital. The Bank restated the carrying values of certain assets and liabilities to fair values with an offsetting addition to the accumulated deficit of $92,200.

NOTE B—BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments (which consist solely of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. These interim condensed consolidated financial statements should be read in conjunction with the financial statements and related notes contained in the 2003 Annual Report to Shareholders.

        The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Gold Country Bank, NA. All significant inter-company balances and transactions have been eliminated. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. Certain amounts in the consolidated financial statements at December 31, 2003 and for the nine months ended September 30, 2003 may have been reclassified to conform to the presentation of the consolidated financial statements in 2004.

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE C—EARNINGS PER SHARE

        Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company.

        A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows (dollars in thousands, except per share data):

	Net Earnings	Weighted Average Number of Shares Outstanding	Per Share Amount
For the Nine Months Ending September 30, 2004
Basic earnings per share	$692,700	647,424	$1.07

Effect of dilutive stock options		11,686

Diluted earnings per share	$692,700	659,110	$1.05

For the Nine Months Ending September 30, 2003
Basic earnings per share	$821,900	637,069	$1.29

Effect of dilutive stock options		9,235

Diluted earnings per share	$821,900	646,304	$1.27

NOTE D—COMPREHENSIVE INCOME

        Total comprehensive income for the nine months ended September 30, 2004 and 2003 totaled $678,700 and $818,500 respectively. Comprehensive income is comprised of net unrealized gains (losses), net of taxes, on available-for-sale investments securities, which were $(14,000) and $(3,400) for the nine months ending September 30, 2003 and 2004, respectively, together with net income. At September 30, 2003 and 2004, there were $(1,600) and $(3,700) in accumulated other comprehensive income (loss) reflected as a component of shareholders' equity.

NOTE E—SUBSEQUENT EVENT

        On November 18, 2004, Western Sierra Bancorp (WSB) and Gold County Financial Services, Inc. announced the signing of a definitive Agreement and Plan of Reorganization and Merger (the "Agreement"). Under the terms of the Agreement, WSB will pay approximately $5,535,906 in cash and issue X number of shares of common stock for all the outstanding common stock of the Company. A total of 17,386 options previously granted by the Company will be cancelled prior to the effective time of the merger in consideration for payments to the option holders for the difference between the exercise price and the merger consideration. The Agreement, which has been approved by the Board of Directors of both companies, is subject to approval by the Company's shareholders and bank regulatory authorities. It is anticipated that the merger will be completed during April 2005, at which time the Bank will become a branch of Western Sierra Bank.

Richardson & Company	550 Howe Avenue, Suite 210 Sacramento, California 95825 Telephone: (916) 564-8727 FAX: (916) 564-8728

INDEPENDENT AUDITOR'S REPORT

The Shareholders and Board of Directors
Gold Country Financial Services, Inc. and Subsidiary
Marysville, California

        We have audited the accompanying consolidated balance sheets of Gold Country Financial Services, Inc. and Subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gold Country Financial Services, Inc. and Subsidiary at December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Richardson & Company

February 13, 2004

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS
Cash and due from banks	$10,626,800	$6,668,700
Federal funds sold	24,500,000	8,396,000

Cash and cash equivalents	35,126,800	15,064,700
Interest-bearing deposits in other banks	429,300	626,400
Investment securities available-for-sale, at fair value	399,900	592,300
Loans held for sale	2,658,100	2,008,400
Loans, net	82,578,800	73,343,100
Premises and equipment, net	3,678,100	2,800,200
Accrued interest receivable and other assets	2,715,700	2,154,100

Total assets	$127,586,700	$96,589,200

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$45,048,100	$29,840,000
Interest-bearing	73,688,400	60,136,600

Total deposits	118,736,500	89,976,600
Borrowings	1,000,000
Accrued interest payable and other liabilities	334,000	387,000
Minority interest in subsidiary	26,100	18,000

Total liabilities	120,096,600	90,381,600
Commitments and contingencies (see accompanying notes)
Shareholders' equity
Common stock, par value $4.00; 1,000,000 shares authorized; 637,069 shares in 2003 and 2002 issued and outstanding	2,548,300	2,548,300
Additional paid-in capital	1,737,000	1,697,900
Retained earnings since July 1, 1997	3,205,100	1,949,000
Accumulated other comprehensive (loss) income	(300)	12,400

Total shareholders' equity	7,490,100	6,207,600

Total liabilities and shareholders' equity	$127,586,700	$96,589,200

The accompanying notes are an integral part of these consolidated financial statements.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
INTEREST INCOME
Interest and fees on loans	$7,751,900	$6,647,400	$5,963,800
Interest on taxable investment securities	21,400	46,400	166,500
Dividends	12,100	13,900	11,800
Interest on federal funds sold	62,900	107,900	283,600
Interest on deposits in banks	15,100	31,000	38,300

Total interest income	7,863,400	6,846,600	6,464,000
INTEREST EXPENSE
Interest on deposits	968,000	1,307,900	2,331,900
Interest on borrowings	20,100	100	100

Total interest expense	988,100	1,308,000	2,332,000

NET INTEREST INCOME	6,875,300	5,538,600	4,132,000
Provision for loan losses	560,000	238,500	136,400

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,315,300	5,300,100	3,995,600
OTHER INCOME
Service charges and fees	1,105,200	1,031,000	787,300
Gain on sale of loans	499,500	250,000	116,600
Loan referral fees	132,400	73,400	2,300
Loan servicing fees	103,900	80,200	45,300
Gain on sale of investments	15,800		37,400
Other	118,800	63,200	67,400

Total other income	1,975,600	1,497,800	1,056,300
OTHER EXPENSES
Salaries and employee benefits	3,638,600	2,873,000	1,961,600
Occupancy and equipment	814,100	930,100	826,200
Other	1,806,200	1,900,300	1,604,200

Total other expenses	6,258,900	5,703,400	4,392,000

Income before provision for income taxes and minority interest	2,032,000	1,094,500	659,900
Provision for income taxes	767,800	350,400	87,100

Income before minority interest	1,264,200	744,100	572,800
Minority interest in net income of subsidiary	(8,100)	(9,600)	(6,400)

NET INCOME	$1,256,100	$734,500	$566,400

NET INCOME PER SHARE	$1.97	$1.15	$0.93

NET INCOME PER SHARE—ASSUMING DILUTION	$1.94	$1.14	$0.92

The accompanying notes are an integral part of these consolidated financial statements.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2003, 2002 and 2001

						Accumulated Other Comprehensive (Loss) Income
		Common Stock			Retained Earnings Since July 1, 1997
	Comprehensive Income			Additional Paid-In Capital
		Shares	Amount				Total
Balance at January 1, 2001		596,249	$2,385,000	$1,499,200	$648,100	$(10,700)	$4,521,600
Sale of common stock		39,114	156,500	190,600			347,100
Stock options exercised and related tax benefit		1,706	6,800	8,100			14,900
Comprehensive income:
Net income	$566,400				566,400		566,400
Other comprehensive income, net of tax:
Unrealized holding gains on securities available-for-sale arising during the year, net of taxes of $6,700	9,800					9,800	9,800

Total comprehensive Income	$576,200

BALANCE AT DECEMBER 31, 2001		637,069	2,548,300	1,697,900	1,214,500	(900)	5,459,800
Comprehensive income:
Net income	$734,500				734,500		734,500
Other comprehensive income, net of tax:
Unrealized holding gains on securities available-for-sale arising during the year, net of taxes of $7,000	13,300					13,300	13,300

Total comprehensive Income	$747,800

BALANCE AT DECEMBER 31, 2002		637,069	2,548,300	1,697,900	1,949,000	12,400	6,207,600
Stock options granted				39,100			39,100
Comprehensive income:
Net income	$1,256,100				1,256,100		1,256,100
Other comprehensive Loss, net of tax:
Unrealized holding gains on securities available-for-sale arising during the year, net of taxes of ($6,500)	(12,700)					(12,700)	(12,700)

Total comprehensive Income	$1,243,400

BALANCE AT DECEMBER 31, 2003		637,069	$2,548,300	$1,737,000	$3,205,100	$(300)	$7,490,100

The accompanying notes are an integral part of these consolidated financial statements.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$1,256,100	$734,500	$566,400
Adjustments to reconcile net income To cash provided by operating activities:
Provision for loan losses	560,000	238,500	136,400
Compensation expense on exercise of cashless stock options			14,900
Deferred loan origination fees and costs, net	(108,300)	(184,200)	(112,700)
Depreciation and amortization	456,700	432,700	379,600
Minority interest in net income of subsidiary	8,100	9,600	6,400
Loss on sale of foreclosed real estate		19,300	3,000
Loss on sale of premises and equipment			3,700
Gain on sale of investment securities	(15,800)		(37,400)
Stock options granted	39,100
Increase in loans held for sale	(649,700)	(2,008,400)
Increase in accrued interest receivable and other assets	(599,800)	(319,500)	(453,400)
(Decrease) increase in accrued interest payable and other liabilities	(53,000)	(299,100)	177,000

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	893,400	(1,376,600)	683,900
INVESTING ACTIVITIES
Net decrease (increase) in interest-bearing deposits in banks	197,100	625,600	(956,900)
Purchase of available-for-sale investment securities	(700,000)		(3,530,500)
Proceeds from sale of available-for-sale investment securities	276,000	455,000	2,017,200
Proceeds from called available-for-sale investment securities	600,000		3,134,800
Proceeds from called held-to-maturity investment securities		200,000	500,000
Net increase in loans	(9,687,400)	(10,615,500)	(7,246,200)
Purchases of premises and equipment	(1,306,900)	(1,348,300)	(319,500)
Proceeds from sale of land premises and equipment	30,000
Proceeds from sale of foreclosed real estate		354,700	22,700

NET CASH USED BY INVESTING ACTIVITIES	(10,591,200)	(10,328,500)	(6,378,400)
FINANCING ACTIVITIES
Net increase in deposits	28,759,900	11,145,800	11,224,500
Proceeds from line of credit	1,000,000
Proceeds from sale of common stock			347,100

NET CASH PROVIDED BY FINANCING ACTIVITIES	29,759,900	11,145,800	11,571,600

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,062,100	(559,300)	5,877,100
Cash and cash equivalents at beginning of year	15,064,700	15,624,000	9,746,900

CASH AND CASH EQUIVALENTS AT END OF YEAR	$35,126,800	$15,064,700	$15,624,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,017,000	$1,467,400	$2,448,400
Income taxes	$460,000	$815,000	$197,900
SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES:
Net change in unrealized gains/losses on available-for-sale investment securities	$(19,200)	$20,300	$16,500
Net change in deferred income taxes on unrealized gains/losses on available-for-sale investment securities	$6,500	$(7,000)	$(6,700)
Loans transferred to foreclosed real estate		$374,000	$25,700

The accompanying notes are an integral part of these consolidated financial statements.

GOLD COUNTRY FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        During 2003, the shareholders of Gold Country Bank, N.A. (the Bank) approved an Agreement of Reorganization and Plan of Exchange, which provided for the formation of Gold Country Financial Services, Inc. (the Company) and the conversion of each share of outstanding Bank common stock into one share of $4 par value Gold Country Financial Services, Inc. common stock. Effective February 13, 2003, the Gold Country Financial Services, Inc. issued 637,069 shares of its common stock for all of the outstanding common stock of the Bank through a merger which has been accounted for as a combination of entities under common control, which is similar to a pooling of interests in that the historical cost basis of the Bank has been carried forward. As a result of the merger, the Bank became the wholly-owned subsidiary of the Gold Country Financial Services, Inc. The Bank was incorporated in 1986 as a National Bank and, as such, is regulated by the Office of the Comptroller of the Currency. The regulations of this agency governs most aspects of the Bank's business. The Bank has a majority-owned subsidiary, Gold Country Insurance Services, LLC, a general insurance agency. The financial statements of the Company are prepared in conformity with generally accepted accounting principles and general practice within the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Gold Country Bank, and the Bank's majority-owned subsidiary, Gold Country Insurance Services, LLC. All material intercompany accounts and transactions have been eliminated.

        Nature of Operations:    The Company provides a variety of banking services to individuals and businesses in its primary service area of Yuba, Sutter, Butte and Placer Counties, California and the immediate surrounding area. The Company offers depository and lending services primarily to meet the needs of its business and professional clientele. These services include a variety of demand deposit, savings and time deposit account alternatives, and special merchant and business services. The Company's lending activities are directed primarily towards granting short and medium-term agricultural, construction, commercial and consumer loans and customized lines of credits for such purposes as operating capital, business and professional start-ups, inventory, equipment and accounts receivable.

        Quasi-reorganization:    The Bank obtained approval from its Board of Directors and shareholders to complete a quasi-reorganization which was effective on July 1, 1997. As a result, the balance of the Bank's accumulated deficit as of June 30, 1997, of $926,600 was eliminated against the Bank's additional paid-in capital. The Bank restated the carrying values of certain assets and liabilities to fair values with an offsetting addition to the accumulated deficit of $92,200.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Investment Securities:    Securities are classified as held-to-maturity if the Company has both the intent and ability to hold those debt securities to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

        Securities are classified as available-for-sale if the Company intends to hold those debt securities for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities held as available-for-sale are carried at fair value. Unrealized holding gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

        Transfers of Financial Assets with Servicing Retained:    The Company has sold a portion of certain loans to third parties and retained the servicing on these loans. In accordance with Statement of Financial Accounting Standards (Statement) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, the Company records servicing assets as well as retained rights to future interest income from the serviced assets that exceed the contractual servicing fee (i.e., interest-only strips) as assets on the balance sheet at the time the loans are sold. Upon the sale of the loans, the Company allocates the previous carrying amount of the transferred assets between the loans sold and the servicing assets or liabilities based on their relative fair values at the date of transfer. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates and using current expected future prepayment rates. The servicing rights are amortized in proportion to, and over the period of, estimated net servicing income, assuming prepayments.

        Statement No. 140 also requires the assessment of all capitalized servicing rights for impairment based on current fair value of those rights. For purposes of evaluating and measuring impairment, the Company stratifies servicing rights based on the type and interest rates of the underlying loans. Impairment is measured as the amount by which the servicing rights for a stratum exceed their fair value.

        A premium over the adjusted carrying value is received upon the sale of the guaranteed portion of a loan. The Company's investment in a loan is allocated among the sold and retained portions of the loan based on the relative fair value of each portion at the time of loan origination, adjusted for payments and other activities. Because the portion retained does not carry a guarantee, part of the gain recognized on the sold portion of the loan may be deferred and amortized as a yield enhancement on the retained portion in order to obtain a market equivalent yield.

        Loans held for sale are recorded at the lower of cost or market determined on an aggregate basis.

        Loans:    Loans are stated at the amount of unpaid principal reduced by net deferred loan fees. Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the yield on the related loan. Amortization of net deferred loan fees is discontinued when the loan is placed on nonaccrual status. Interest on loans is accrued and credited to income based on the principal amount outstanding.

        Allowance for Loan Losses:    The allowance is maintained at a level which, in the opinion of management, is adequate to absorb probable losses inherent in the loan portfolio. Credit losses related to off-balance-sheet instruments are included in the allowance for loan losses except if the loss meets the criteria for accrual under Statement of Financial Accounting Standards No. 5, in which case the amount is accrued and reported separately as a liability. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed monthly and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

        All loans, except those to individuals, are considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Allowances on impaired loans are established based on the present value of expected future cash flows discounted at the loan's historical effective interest rate or, for collateral-dependent loans, on the fair value of the collateral. Cash receipts on impaired loans are used to reduce principal.

        Income Recognition on Impaired and Nonaccrual Loans:    Loans, including those considered impaired, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

        Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

        While a loan is classified as nonaccrual and the future collectibility of the recorded balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding. When the future collectibility of the recorded balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

        Premises and Equipment:    Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed principally by the straight-line method over the shorter of the estimated useful lives of the related assets or the lease terms.

        Foreclosed Real Estate:    Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Company has taken physical possession, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of their new cost basis or fair value minus estimated costs to sell. Revenue and expenses from operations and subsequent adjustments to the carrying amount are included in income (loss) on foreclosed real estate. Foreclosed real estate is included in the balance sheet as accrued interest receivable and other assets.

        Income Taxes:    Provisions for income taxes are based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits may not be realized.

        Net Income Per Share of Common Stock:    Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Net income per share—assuming dilution is computed similar to net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Included in the denominator is the dilutive effect of stock options computed under the treasury method.

        Advertising:    Advertising costs are charged to operations in the year incurred.

        Off-Balance-Sheet Financial Instruments:    In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

        Stock Option Accounting:    The Company has two stock-based employee and director compensation plans which are described more fully in Note L. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is material to the financial statements, pro forma net income and earnings per share are disclosed as if the fair value method had been applied.

        The Company adopted Statement of Financial Accounting Standard (SFAS) No. 148, Accounting for Stock-Based Compensation, an Amendment of SFAS No. 123, effective January 1, 2003, using the prospective application method. Under this method, the compensation expense associated with stock option grants issued on or after January 1, 2003, are recognized in the income statement.

        Operating Segments:    Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management desegregates a company for making operating decisions and assessing performance. The Company has determined that its business is comprised of a single operating segment. The Company's subsidiary and its operations are considered to be an immaterial component of the Company's operations and have not been reported as a separate operating segment.

        Cash and Cash Equivalents:    For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks" and "Federal funds sold".

        Reclassification:    Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the current presentation.

NOTE B—RESTRICTIONS ON CASH AND DUE FROM BANKS

        Cash and due from banks include amounts the Bank is required to maintain to meet certain average reserve requirements of the Federal Reserve Bank. The total requirement at December 31, 2003 and 2002 was $1,224,000 and $859,000, respectively.

NOTE C—INVESTMENT SECURITIES

        The amortized cost and approximate fair value of investment securities are summarized as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2003:
Securities Available-for-Sale
Municipal Bonds	$100,400	$1,800		$102,200
U.S. Government Agency Securities	300,000		$(2,300)	297,700

	$400,400	$1,800	$(2,300)	$399,900

December 31, 2002:
Securities Available-for-Sale
Municipal Bonds	$373,500	$16,900		$390,400
U.S. Government Agency Securities	200,000	1,900		201,900

	$573,500	$18,800		$592,300

        The maturities of investment securities at December 31, 2003 were as follows:

	Available-for-Sale
	Amortized Cost	Fair Value
Due from one year to five years	$100,400	$102,200
Due from five years to ten years	300,000	297,700

	$400,400	$399,900

        Proceeds from sales of investment securities available-for-sale during 2003 and 2001 were $276,000 and $2,017,200, respectively. Gross gains (losses) on those sales during 2003 and 2001 were $15,800 and $(37,400), respectively. There were no sales of investment securities during 2002. In addition, an investment security with a carrying amount of $102,200 was pledged to meet the requirements of the Federal Reserve Bank at December 31, 2003.

NOTE D—LOANS, NET

        Major classifications of loans at December 31 are summarized as follows:

	2003	2002
Real estate—mortgage	$37,581,500	$28,629,500
Real estate—construction	13,609,200	10,096,000
Commercial	8,969,100	9,785,200
Agricultural	20,622,200	21,293,000
Installment and other loans to individuals	3,097,000	4,369,400

	83,879,000	74,173,100
Net deferred loan fees and costs	(214,800)	(106,500)
Allowance for loan losses	(1,085,400)	(723,500)

	$82,578,800	$73,343,100

        At December 31, 2003, the recorded investment in loans for which impairment has been recognized in accordance with Statement No. 114 totaled $1,684,200, net of the guaranteed portion of the loans of $1,736,900, with a corresponding valuation allowance of $166,300. At December 31, 2002, the recorded investment in loans for which impairment has been recognized totaled $1,134,000, net of the guaranteed portion of the loans of $350,300, with a corresponding valuation allowance of $150,700. For the years ended December 31, 2003 and 2002, the average recorded investment in impaired loans was approximately $1,046,500 and $591,400, respectively. Interest was recognized on impaired loans of $105,600 and $591,400 for the years ended December 31, 2003 and 2002, respectively, all of which was recognized on a cash basis. The Company has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans. There are no other nonaccrual loans at December 31, 2003 and 2002, that were not impaired.

        The Company receives fees for servicing retained on loans sold. Loans being serviced by the Company for others totaled approximately $32,252,700 and $21,979,700 for the years ended December 31, 2003 and 2002, respectively.

        The maturity and repricing of the loan portfolio is as follows at December 31:

	2003	2002
Three months or less	$30,636,500	$31,097,300
Over three months to twelve months	17,252,700	14,355,900
Over one year to three years	10,451,000	8,560,200
Over three years to five years	13,151,700	14,258,400
Over five years to fifteen years	9,186,700	5,752,900
Over fifteen years	3,200,400	148,400

	$83,879,000	$74,173,100

        Changes in the allowance for loan losses were as follows for the years ended December 31:

	2003	2002	2001
Beginning balance	$723,500	$583,200	$458,000
Provision for loan losses	560,000	238,500	136,400
Loans charged off	(219,100)	(102,800)	(42,500)
Loan recoveries	21,000	4,600	31,300

Ending balance	$1,085,400	$723,500	$583,200

NOTE E—PREMISES AND EQUIPMENT

        Premises and equipment consisted of the following at December 31:

	2003	2002
Land	$692,600	$722,600
Building and improvements	2,041,700	955,400
Furniture, fixtures and equipment	2,023,000	1,779,100
Leasehold improvements	100,200	110,500
Construction in progress	244,000	645,200

	5,101,500	4,212,800
Less: Accumulated depreciation	(1,423,400)	(1,412,600)

	$3,678,100	$2,800,200

        Depreciation and amortization included in occupancy expense totaled $358,500, $440,700 and $384,800, respectively, in 2003, 2002 and 2001.

NOTE F—INTEREST-BEARING DEPOSITS

        Interest-bearing deposits consisted of the following at December 31:

	2003	2002
Negotiable order of withdrawal (NOW) and money markets	$19,941,600	$14,809,600
Savings	18,711,900	14,412,200
Time, $100,000 and over	13,364,100	10,380,900
Other time	21,670,800	20,533,900

	$73,688,400	$60,136,600

        Interest expense on these deposits for the years ended December 31 is as follows:

	2003	2002	2001
NOW and money markets	$99,200	$136,700	$243,400
Savings	88,500	137,300	283,600
Time, $100,000 and over	256,200	305,000	527,600
Other time	524,100	728,900	1,277,300

	$968,000	$1,307,900	$2,331,900

        The maturities of time deposits at December 31 are as follows:

	2003	2002
Three months or less	$9,773,000	$9,926,400
Over three months through twelve months	18,595,400	13,906,200
Over one year through three years	5,320,600	6,167,600
Over three years	1,345,900	914,600

	$35,034,900	$30,914,800

NOTE G—LENDING AGREEMENTS

        The Company has federal funds line of credit agreements with other banks. The maximum borrowings available under these lines amount to $9,000,000 and $4,000,000 at December 31, 2003 and 2002. At December 31, 2003 and 2002, there were no borrowings outstanding under these agreements.

        The Company has an agreement to borrow from the Federal Home Loan Bank by obtaining advances or discounting eligible paper to the extent of pledged collateral. Promissory notes and deeds of trust on the Company's loans totaling $7,755,900 were held by the Federal Home Loan Bank as collateral. The maximum borrowings available under the agreement was $534,800. The Company also maintains a $5,500,000 letter of credit with the Federal Home Loan Bank, which serves as collateral for public deposits, and is collateralized by a portion of the loans discussed above. There were no borrowings outstanding under this agreement as of December 31, 2003 and 2002.

        The Company also has an agreement to borrow from the Federal Reserve Bank by obtaining advances or discounting eligible paper to the extent of pledged collateral. Loans totaling $10,106,500 have been pledged as of December 31, 2003; however, there were no borrowings outstanding under this agreement as of December 31, 2003. No collateral was pledged and there were no borrowings outstanding under this agreement as of December 31, 2002.

        The Company has $1,000,000 outstanding on a line of credit as of December 31, 2003. Interest on the outstanding principal balance is calculated at a variable rate equal to 0.50% over the prime rate. The interest rate at December 31, 2003, was 4.50%.

NOTE H—OTHER EXPENSES

        Other expenses consisted of the following at December 31:

	2003	2002	2001
Data processing	$513,500	$497,400	$360,500
Professional fees	242,800	315,000	320,100
Marketing	143,300	71,100	27,000
Supplies	113,900	147,900	124,800
Insurance and assessments	90,900	106,000	88,800
Telephone	86,100	75,300	79,600
Postage	67,900	71,900	63,300
Automobile	57,600	50,000	48,300
Other expenses (none exceeding 1% of revenues)	490,200	565,700	491,800

	$1,806,200	$1,900,300	$1,604,200

NOTE I—RETIREMENT PLANS

        The Bank has a defined contribution retirement plan covering substantially all of the Bank's employees. Employees may elect to have a portion of their compensation contributed to the plan in conformity with the requirements of Section 401(k) of the Internal Revenue Code. The Bank may make contributions to the plan at the discretion of the Board of Directors in an amount not to exceed the maximum amount deductible under the profit sharing plan rules of the Internal Revenue Service. Salaries and employee benefits expense includes Bank contributions to the plan of $49,400, $24,800 and $27,500 during 2003, 2002 and 2001, respectively.

        Effective December 15, 1998, the Bank adopted the Gold Country Bank Employee Stock Ownership Plan and Trust (ESOP) for eligible employees. Employees of the Bank who have been employed for six months, have attained age 21, and employed on the last day of the year are eligible to participate. Benefits generally become 100% vested after five years of credited services. The Plan is funded at the sole discretion of the Board of Directors. Funds are invested in the Bank's stock, when available, and is purchased at the current market price on behalf of all employees. The Bank recognizes compensation cost equal to the contribution called for in the period under the plan and is measured as the fair value of shares contributed or as cash contributed, including amounts committed to be contributed. Dividends on shares held by the ESOP are charged to retained earnings. All shares held by the ESOP are treated as outstanding in computing earnings per share. The compensation cost recognized for 2003, 2002 and 2001 was $30,000 each year. At December 31, 2003, the ESOP held 10,801 shares, all of which have been allocated.

NOTE J—INCOME TAXES

        The components of income tax expense included in the statements of operations were as follows for the years ended December 31:

	2003	2002	2001
Currently payable:
Federal	$761,400	$531,900	$299,400
State	145,300	74,500	6,800

	906,700	606,400	306,200
Deferred tax expense:
Federal	(93,500)	(132,100)	(102,000)
State	(45,400)	(123,900)	(117,100)

	(138,900)	(256,000)	(219,100)

Net provision for income taxes	$767,800	$350,400	$87,100

        The following is a reconciliation of income taxes computed at the Federal statutory rate of 34% to the effective rate used for the provision for income taxes for the years ended December 31:

	2003	2002	2001
Income tax expense at the Federal statutory rate	$688,100	$368,900	$220,800
State franchise tax expense, less Federal income tax effect	144,800	77,600	46,500
State tax credits	(63,300)	(53,600)	(123,800)
Interest on enterprise zone loans exempt from State tax	(20,700)	(31,500)	(51,600)
Nondeductible expenses and other	18,900	(11,000)	(4,800)

Provisions for income tax	$767,800	$350,400	$87,100

        The tax effects of temporary differences that give rise to the components of the net deferred tax assets as of December 31 were as follows:

	2003	2002
Deferred tax assets:
Allowance for loan losses	$396,400	$269,700
State tax credits	142,700	142,400
Depreciation	18,300	39,500
Deferred loan fees	88,400	43,800
State franchise taxes	49,400	25,300
Stock option expense		43,000
Other	18,800	59,800

Total deferred tax assets	714,000	623,500
Deferred tax liabilities:
Accrued interest receivable and other assets	(61,000)	(122,000)
Federal Home Loan Bank stock dividends	(11,500)	(9,700)
Unrealized gain on available-for-sale securities		(6,400)
Other	(21,800)	(24,100)

Total deferred tax liabilities	(94,300)	(162,200)

Net deferred tax assets	$619,700	$461,300

        Amounts presented for the tax effects of temporary differences are based upon estimates and assumptions and could vary from amounts ultimately reflected on the Company's tax returns. Accordingly, the variances from amounts reported for prior years are primarily the result of adjustments to conform to the tax returns as filed.

        Income taxes refundable were $369,300 at December 31, 2003. Income taxes payable were $21,900 at December 31, 2002. The income tax expense associated with realized investment gains was $6,500 and $15,400 at December 31, 2003 and 2001, respectively. There were no realized investments gains or losses at December 31, 2002.

        The Company had unused California enterprise zone hiring and sales and use tax credits of $142,700 and $142,300 at December 31, 2003 and 2002, respectively.

NOTE K—EARNINGS PER SHARE

        The following is a computation of basic and diluted earnings per share for the years ended December 31:

	2003	2002	2001
Basic:
Net income	$1,256,100	$734,500	$566,400

Weighted-average common shares outstanding	637,069	637,069	606,805

Earnings per share	$1.97	$1.15	$0.93

Diluted:
Net income	$1,256,100	$734,500	$566,400

Weighted-average common shares outstanding	637,069	637,069	606,805
Net effect of dilutive stock options—based on the treasury stock method using average market price	9,483	7,623	7,155

Weighted-average common shares outstanding and common stock equivalents	646,552	644,692	613,960

Earnings per share—assuming dilution	$1.94	$1.14	$0.92

        Options to purchase 40,567 shares of common stock at $12.75 per share were outstanding at December 31, 2003, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. All options outstanding at December 31, 2002 and 2001 were included in the computation of diluted earnings per share.

NOTE L—STOCK OPTION PLAN

        The Company has a stock option plan established in 1994 under which incentive and nonstatutory stock options, as defined under the Internal Revenue Code, may be granted. The Company's Stock Option Plan provides for the granting of a maximum of 77,000 shares of the Company's common stock to directors and key employees at an exercise price not less than the fair market value of the shares on the date of grant and for a term of no more than 10 years. The purchase price of exercised options is payable in full (a) in cash, (b) with common stock previously acquired by the optionee, or (c) by advising the Company to withhold from the shares to be issued that number of shares having a fair value equal to the sum of the option exercise price. Options granted vest immediately. Generally, if an optionee's employment is terminated for various reasons, the non-vested options expire.

        The Company approved an Equity Incentive Plan (the Plan) effective May, 2002 and terminating July, 2014 under which stock options may be granted. Options representing 63,707 shares of the Company's authorized and unissued common stock or reacquired stock may be granted under the Plan to all employees of the Company at a price to be determined but not less than 100% of the fair market value of the shares on the date the incentive stock option is granted. The options may have an exercise period of no more than 10 years and subject to graded vesting schedule of 20% to 50% per year.

        The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003; dividend yield of zero; risk-free interest rate of 3.81 percent and expected life of 10 years. Compensation expense related to stock option grants totaled $39,100 for the year ended December 31, 2003.

        A summary of stock option activity follows:

	Incentive Stock Options
	2003
	Weighted- Average Exercise Price	Shares
Options granted	$12.75	40,567

Shares under option at end of year	$12.75	40,567

Weighted average fair value of options granted during the year	$2.59
	Nonstatutory Stock Options
	2003		2002		2001
	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares
Shares under option at beginning of year	$5.90	33,950	$5.90	33,950	$5.90	39,188
Options exercised					5.90	(5,238)

Shares under option at end of year	5.90	33,950	5.90	33,950	5.90	33,950

Options exercisable at end of year		33,950		33,950		33,950

        The following table summarizes information about fixed stock options outstanding at December 31, 2003:

	Options Outstanding
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$5.90	33,950	0.5 years	$5.90
$12.75	40,567	9.5 years	12.75

$5.90 to $12.75	74,517	6.99 years	9.63

	Options Exercisable
Exercise Prices	Number Exercisable	Weighted-Average Exercise Price
$5.90	33,950	$5.90

NOTE M—RELATED PARTY TRANSACTIONS

        During the normal course of business, the Company has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (related parties). The aggregate amount of loans to such related parties totaled approximately $2,394,700 and $1,796,100 at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, commitments to related parties of approximately $656,400 and $230,700, respectively, were undisbursed. The Bank has received deposits from directors and officers and their related interests totaling $1,689,400 and $1,837,000 at December 31, 2003 and 2002, respectively.

        The Company leased its former Yuba City facility from directors under a noncancellable operating lease. Payments during 2003, 2002 and 2001 totaled $30,800, $74,000 and $71,300, respectively. There is no remaining lease commitment.

NOTE N—CONTINGENT LIABILITIES AND COMMITMENTS

        Lease Commitments:    The Bank leases various facilities under noncancellable operating leases. The Bank leases the land on which the Brownsville modular building is located. The lease expires December 31, 2007, and contains a five-year renewal option. The Bank also leases the Live Oak branch facility under a two-year lease which expires on December 31, 2005, with a two year renewal option. The Gridley facility lease expires December 31, 2005, and includes four three-year renewal options, and provides for annual rent adjustments. The Rocklin facility lease expires February 29, 2008.

        As of December 31, 2003, future minimum lease payments under noncancellable operating leases are:

Year ended December 31:
2004	$76,700
2005	76,700
2006	45,100
2007	45,100
2008	6,400

Total minimum lease commitments	$250,000

        Rent expense for the years ended December 31, 2003, 2002 and 2001 for all operating leases totaled $96,800, $143,900 and $155,300, respectively.

        Financial Instruments with Off-Balance-Sheet Risk:    The Company's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, credit card arrangements and standby letters of credit. A summary of the Company's commitments and contingent liabilities at December 31, are as follows:

	Contractual Amounts
	2003	2002
Commitments to extend credit	$22,642,200	$17,806,600
Credit card arrangements		998,200
Standby letters of credit	605,000	518,900

        Commitments to extend credit, credit card arrangements and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheet. Because most of these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, deeds of trust on residential real estate and income-producing commercial properties.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending facilities to customers.

        The Company has not incurred any losses on its commitments in 2003, 2002 or 2001.

        At December 31, 2003, agricultural loan commitments represent approximately 32% of total commitments and are generally secured by crops, receivables and farmland with a loan-to-value ratio not to exceed 75%. Commercial loan commitments represent approximately 20% of total commitments and are generally unsecured. Construction loan commitments represent approximately 45% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Overdraft protection and undisbursed letters of credit represent the remaining 3% of total commitments. The majority of commitments have variable interest rates.

NOTE O—CONCENTRATIONS OF CREDIT RISK

        Most of the Company's business activity is with customers located within the State of California, primarily within Yuba, Sutter, Butte and Placer Counties. Most of the Company's loans have been granted to customers in the Company's market area. General economic conditions or natural disasters affecting the primary market area could affect the ability of customers to repay loans and the value of real property used as collateral. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Company requires that all loans have adequate collateral to secure the loan or that the borrower have evidence of sufficient cash flows to repay loans when the loans are made. All collateral must have an appraisal, if applicable, and collateral is generally secured by liens. The Company's access to this collateral is through judicial procedures.

        The concentrations of credit by type of loan are set forth in Note D. The National Banking Laws, Title 12 of the United States Code, generally restricts loans to a single borrower or group of related borrowers and investments by the Company to 15% of the sum of the Company's equity capital plus the allowance for loan losses, subject to certain adjustments. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include residential and commercial real property, marketable securities, accounts receivable, inventory, equipment and savings accounts.

        The concentrations by type of investment security are set forth in Note C. The Company places its investments primarily in financial instruments backed by the U.S. Government and its agencies. At December 31, 2003, the Company had on deposit $9,500,000 and $5,000,000 in federal funds sold individually to two institutions, which represented 112% and 59% of the Company's net worth, respectively. In addition, at December 31, 2003 and 2002 the Company had deposits in federally insured banks in excess of federally insured limits by $1,994,000 and $1,733,000, respectively.

NOTE P—REGULATORY MATTERS

        The Bank, as a national bank, is subject to the dividend restrictions set forth by the Office of the Comptroller of the Currency (OCC). Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year's net income plus the retained earnings from the prior two years. As of December 31, 2003, $2,552,100 was available for cash dividend distribution without prior approval.

        The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the OCC. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2003, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
As of December 31, 2003:
Total Capital (to Risk Weighted Assets)	$9,468	12.1%	≥$6,286	≥8.0%	≥$7,858	≥10.0%
Tier I Capital (to Risk Weighted Assets)	$8,485	10.8%	≥$3,143	≥4.0%	≥$4,715	≥6.0%
Tier I Capital (to Average Assets)	$8,485	7.2%	≥$4,730	≥4.0%	≥$5,913	≥5.0%
As of December 31, 2002:
Total Capital (to Risk Weighted Assets)	$6,931	10.5%	≥$5,256	≥8.0%	≥$6,570	≥10.0%
Tier I Capital (to Risk Weighted Assets)	$6,207	9.4%	≥$2,628	≥4.0%	≥$3,942	≥6.0%
Tier I Capital (to Average Assets)	$6,207	6.5%	≥$3,803	≥4.0%	≥$4,754	≥5.0%

NOTE Q—FAIR VALUES OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company as a whole. The estimated fair values of the Company's financial instruments are as follows at December 31:

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$10,626,800	$10,626,800	$6,668,700	$6,668,700
Federal funds sold	24,500,000	24,500,000	8,396,000	8,396,000
Interest-bearing deposits in other banks	429,300	429,300	626,400	626,400
Investment securities available-for- sale	399,900	399,900	592,300	592,300
Loans held for sale	2,658,100	2,836,200	2,008,400	2,073,200
Loans, net	82,578,800	82,680,100	73,343,100	73,631,700
Accrued interest receivable	1,132,600	1,132,600	1,200,700	1,200,700
Financial liabilities:
Deposits	118,736,500	119,063,600	89,976,600	90,272,700
Borrowings	1,000,000	1,000,000
Accrued interest payable	115,200	115,200	144,100	144,100

        The carrying amounts in the preceding table are included in the balance sheet under the applicable captions. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        Cash, due from banks, federal funds sold and interest-bearing deposits in banks: The carrying amount is a reasonable estimate of fair value.

        Investment securities:    Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest receivable approximates its fair value.

        Loans, net:    For variable-rate loans that reprice frequently and fixed rate loans that mature in the near future, with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other fixed rate loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics and are adjusted for the allowance for loan losses. The carrying amount of accrued interest receivable approximates its fair value.

        Deposits:    The fair values disclosed for demand deposits (for example, interest-bearing checking, money market and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on the certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

        Borrowings:    The carrying amount of borrowed funds approximates fair value.

        Off-balance-sheet instruments:    Off-balance-sheet commitments consist of commitments to extend credit and standby letters of credit. The contract or notional amounts of the Company's financial instruments with off-balance-sheet risk are disclosed in Note N. Estimating the fair value of these financial instruments is not considered practicable due to the immateriality of the amounts of fees collected, which are used as a basis for calculating the fair value, on such instruments.

NOTE R—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

        A condensed balance sheet as of December 31, 2003, and the related condensed statements of operations and cash flows for the eleven months then ended for Gold Country Financial Services, Inc. (parent company only) are presented as follows (there was no parent company activity during 2002):

Condensed Balance Sheet
December 31, 2003

Assets
Cash	$4,200
Loan to subsidiary	1,000,000
Other assets	700
Investment in subsidiary	7,485,200

$8,490,100

Liabilities and shareholders' equity
Borrowing	$1,000,000
Common stock	4,285,300
Retained earnings	3,204,800

$8,490,100

Condensed Statement of Operations
Eleven months ended December 31, 2003

Dividends from subsidiary	$65,000
Expenses	(60,100)

Income before equity in income of subsidiary	4,900
Equity in undistributed income of subsidiary	1,251,200

Net income	$1,256,100

Condensed Statement of Cash Flows
Eleven months ended December 31, 2003

Cash flows from operating activities:
Net income	$1,256,100
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed income of subsidiary	(1,251,200)
Dividend from subsidiary	(65,000)
Change in other assets	(700)

Net cash used by operating activities	(60,800)
Cash flows from investing activities:
Loan to subsidiary	(1,000,000)
Dividends from subsidiary	65,000

Net cash provided by investing activities	(935,000)
Cash flows from financing activities:
Proceeds from line of credit	1,000,000

Net cash used by financing activities	1,000,000

Net increase in cash at end of year	$4,200

Appendix A

Agreement and Plan of Reorganization
and Merger

AGREEMENT AND PLAN OF REORGANIZATION

AND MERGER

DATED: NOVEMBER 18, 2004

BY AND AMONG

WESTERN SIERRA BANCORP

AND

GOLD COUNTRY FINANCIAL SERVICES, INC.

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

        This Agreement and Plan of Reorganization and Merger (the "Agreement") is entered into as of November 18, 2004 by and among Western Sierra Bancorp, a California corporation ("Western"), and Gold Country Financial Services, Inc., a Nevada corporation ("Gold").

RECITALS:

        WHEREAS, the respective Boards of Directors of Gold and Western have determined that it is in the best interests of Gold and Western and their respective shareholders for Gold to be merged with Western, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the Nevada Revised Statutes and other applicable laws;

        WHEREAS, Gold Country Bank, N.A. ("GC Bank") is a wholly-owned subsidiary of Gold;

        WHEREAS, each of the Boards of Directors of Gold and Western have approved this Agreement and the transactions contemplated hereby;

        WHEREAS, Gold's Board of Directors has resolved to recommend approval of the Merger of Gold and Western to its shareholders; and

        WHEREAS, upon the consummation of the Merger of Gold with Western, GC Bank shall be merged with and into Western Sierra National Bank ("WSNB"), a wholly-owned subsidiary of Western (the "Bank Merger").

        NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, Gold and Western hereby agree as follows:

ARTICLE 1. DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

          "Acquisition Event" shall mean any of the following:

            Gold's Board of Directors shall have approved or Gold shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than Western or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving Gold, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of Gold or any asset or assets of Gold the disposition or lease of which would result in a material change in the business or business operations of Gold, a transfer of any shares of stock or other securities of Gold by Gold, or a material change in the assets, liabilities or results of operations or the future prospects of Gold, including, but not limited to a grant of an option entitling any Person to acquire any shares of stock of Gold or any assets material to the business of Gold; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by Gold (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of Gold Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of Gold Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of Gold.

          "Acquisition Proposal" shall have the meaning given such term in Section 6.2.5.

          "Affected Party" shall have the meaning given to it in Section 5.7.

          "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

          "Affiliate Agreements" shall have the meaning given to such term in Section 5.3.3.

          "Average Closing Price" shall mean the average of the daily closing price of a share of Western Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the fifth trading day immediately preceding the Effective Time.

          "Bank Merger" shall mean the merger of GC Bank with and into WSNB.

          "Benefit Arrangement" shall have the meaning given such term in Section 3.21.4.

          "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

          "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

          "California Corporations Code" shall mean the General Corporation Law of the State of California.

          "Certificates" shall have the meaning given to such term in Section 2.6.4.

          "Chapter 92A" shall have the meaning given to such term in Section 2.7.

          "Classified Assets" shall have the meaning given to such term in Section 6.1.15.

          "Closing" shall have the meaning given to such term in Section 2.1.

          "Closing Date" shall have the meaning given to such term in Section 2.1.

          "Closing Schedules" shall have the meaning given to such term in Section 5.7.

          "Conversion Rate of Stock Options" shall have the meaning given to such term in Section 2.5.

          "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

          "Determination Date" shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

          "Director-Shareholder Agreement" shall have the meaning given such term in Section 7.2.9.

          "Dissenters' Set Aside" shall have the meaning given such term in Section 2.6.1 (a).

          "Dissenting Shares" shall mean shares of Gold Common Stock which come within all of the descriptions set forth in Nevada Revised Statutes 92A.300 et seq.

          "Dissenting Shareholder Notices" shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Nevada Revised Statutes 92A.300 et seq.

          "Effective Time" shall have the meaning given such term in Section 2.1.

          "Employee Plan" shall have the meaning given such term in Section 3.21.3.

          "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

          "Equity Securities" shall have the meaning given to such term in the Exchange Act.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall mean U.S. Stock Transfer Corporation or such other Person as Western shall have appointed to perform the duties set forth in Section 2.6.1 (a).

          "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of Gold Common Stock or Western Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of Gold Common Stock or Western Common Stock.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles.

          "GC Bank" shall mean Gold Country Bank, N.A.

          "Gold" shall mean Gold Country Financial Services, Inc.

          "Gold Collateralizing Real Estate" shall have the meaning given such term in Section 3.23.1.

          "Gold Common Stock" shall mean the common stock, no par value, of Gold.

          "Gold Documents" shall have the meaning given to such term in Section 3.6.2.

          "Gold Fairness Opinion" shall have the meaning given to such term in Section 7.3.6.

          "Gold Filings" shall have the meaning given such term in Section 3.6.1.

          "Gold Financial Statements" shall have the meaning given to such term in Section 3.7.3.

          "Gold Material Adverse Event" shall have the meaning given such term in Section 8.1.8.

          "Gold Properties" shall have the meaning given such term in Section 3.23.1.

          "Gold Stock Options" shall mean any options to purchase any shares of Gold Common Stock or any other Equity Securities of Gold granted on or prior to the Effective Time, whether pursuant to the Gold Stock Option Plan or otherwise.

          "Gold Stock Option Plan" shall mean Gold's written Stock Option Plan as described in Schedule 3.5 and 3.24 hereto.

          "Gold Superior Proposal" shall have the meaning set forth in Section 6.2.5.

          "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

          "Hazardous Substances" shall have the meaning given such term in Section 3.23.4.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended.

          "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of Gold or Western.

          "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

          "Material Adverse Effect" shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Agreement" shall have the meaning given to such term in Section 2.1.

          "No Election Shareholder" shall have the meaning given to such term in Section 2.6.2 (c).

          "OCC" shall mean the Office of the Comptroller of the Currency.

          "OREO" shall have the meaning given such term in Section 3.13.

          "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on Gold in accordance with Nevada Revised Statutes 92A.300 et seq. and has not withdrawn such demand prior to the Effective Time.

          "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

          "Proxy Statement/Prospectus" shall have the meaning given to such term in Section 3.7.2.

          "Registration Statement" shall have the meaning given to such term in Section 3.7.2.

          "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

          "Requisite Regulatory Approvals" shall have the meaning set forth in Section 7.1.2.

          "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term "Return" means any one of the foregoing Returns.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

          "Surviving Corporation" shall have the meaning given to such term in Section 2.1.

          "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

          "Tax Filings" shall mean any applications, reports, statements or other Returns required to be filed with any local, state or federal Governmental Entity before the Merger may become effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain a Tax Clearance Certificate for the Merger.

          "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of Gold Common Stock or Western Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of Gold or Western.

          "Understanding" shall have the meaning set forth in Section 6.1.5.

          "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

          "Western" shall mean Western Sierra Bancorp.

          "Western Common Stock" shall mean the common stock, no par value per share, of Western.

          "Western Documents" shall have the meaning given to such term in Section 4.5.2.

          "Western Filings" shall have the meanings given such term in Section 4.5.1.

          "Western Financial Statements" shall mean the financial statements of Western for the year ended December 31, 2003.

          "Western Material Adverse Event" shall have the meaning given to such term in Section 8.1.9

          "Western Stock Plans" shall have the meaning set forth in Section 4.4.

          "WSNB" shall mean Western Sierra National Bank.

ARTICLE 2. THE MERGER

        Section 2.1    The Merger.    Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, Gold shall be merged with Western, with Western being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the "Merger Agreement") and in accordance with the applicable provisions of the California Corporations Code and the Nevada Revised Statutes (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by Western and reasonably concurred to by Gold (the "Closing Date") which shall not, however, be later than thirty (30) days after receipt of the Last Regulatory Approval and expiration of all applicable waiting periods. The

Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Merger Agreement with the Secretary of State, and "Surviving Corporation" shall mean Western.

        Section 2.2    Effect of Merger.    By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of Gold and Western shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Gold and Western, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Gold and Western immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either Gold or Western shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Gold and Western shall be preserved unimpaired and all debts, liabilities and duties of Gold and Western shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

        Section 2.3    Articles of Incorporation and Bylaws.    The Articles of Incorporation and Bylaws of Western in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be "Western Sierra Bancorp."

        Section 2.4    Western Stock.    The authorized and issued capital stock of Western immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of Western shall remain as the common stock of the Surviving Corporation.

        Section 2.5    Gold Stock Options.    Prior to the Effective Time, Gold shall make arrangements satisfactory to Western for the cancellation or exercise of 17,386 of the Gold Stock Options and the delivery of an agreement between Gold and each Option Holder, of those 17,386 Gold Stock Options, who is canceling such Option Holder's Gold Stock Options in return for receipt immediately preceding the Effective Time of cash in the amount of the difference between the exercise price of the option and the Per Share Merger Consideration. In no event shall the Per Share Merger Consideration used in calculating the difference between the exercise price of the option and the Per Share Merger Consideration be in excess of the Per Share Merger Consideration that is used to pay Gold shareholders. In addition, as of the Effective Time, the outstanding rights with respect to the remaining Gold Stock Options for 17,386 shares of Gold Common Stock pursuant to stock options under the Gold Stock Option Plan shall be converted into and become equivalent rights with respect to Western Common Stock determined by dividing the Per Share Merger Consideration by the Average Closing Price (the "Conversion Rate of Stock Options") with a corresponding adjustment in the option price, and Western shall assume each of those 17,386 Gold Stock Options in accordance with the terms of the Gold Stock Option Plan and the stock option agreement by which it is evidenced.

        Section 2.6    Exchange Amount; Conversion of Gold Common Stock.

          2.6.1    Conversion of Gold Common Stock.

          At the Effective Time the conversion of each outstanding share of Gold Common Stock shall proceed as follows:

            The terms used in this provision shall have the following meanings:

              Initial Cash Component shall mean $5,535,906 in cash.

              Adjusted Stock Component shall mean the number of shares of Western Common Stock equal to the quotient of $17,614,250 divided by the Average Closing Price, provided however that in no event shall the number of shares exceed 476,061 shares or be less than 419,386 shares.

              Adjusted Cash Component shall mean the Initial Cash Component minus the adjustment pursuant to Section 2.6.1 (c), if any.

              Adjusted Value of the Stock Component shall mean the Adjusted Stock Component multiplied by the Average Closing Price.

              Adjusted Merger Consideration shall mean the sum of: (x) the Adjusted Cash Component, plus (y) the Adjusted Value of the Stock Component.

              Pro Forma Shares shall mean the sum of all outstanding shares of Gold Common Stock, issued and outstanding immediately prior to the Effective Time.

              Adjusted Per Share Merger Consideration shall mean the Adjusted Merger Consideration divided by the Pro Forma Shares.

              Remaining Adjusted Cash Component shall mean the remainder of (x) the Adjusted Cash Component, minus (y) cash equal to the Adjusted Per Share Merger Consideration multiplied by the total number of Perfected Dissenting Shares.

              Adjusted Value of the Per Share Stock Component shall mean the Adjusted Value of the Stock Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

              Remaining Adjusted Per Share Cash Component shall mean the Remaining Adjusted Cash Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

              Per Share Merger Consideration shall mean the combined value of the Adjusted Value of the Per Share Stock Component and the Remaining Adjusted Per Share Cash Component as of the Effective Time.

              (a)   Western shall deliver to the Exchange Agent the Adjusted Stock Component and the Remaining Adjusted Cash Component. Each share of Gold Common Stock, (except for Perfected Dissenting Shares, if applicable) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 2.6.2 and 2.6.5 hereof, be converted into the right to receive cash, Western Common Stock, or a combination thereof. Western shall set aside, in cash out of the Adjusted Cash Component, for each Perfected Dissenting Share the Adjusted Per Share Merger Consideration (the "Dissenters' Set Aside").

              (b)   The holders of certificates formerly representing shares of Gold Common Stock shall cease to have any rights as shareholders of Gold, except such rights, if any, as they may have pursuant to the California Corporations Code and the Nevada Revised Statutes. Except as provided above, until certificates representing shares of Gold Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

              (c)   The Initial Cash Component shall be reduced by the amount, if any, that the tail coverage policy set forth in Section 7.1.8 exceeds $50,000.

          2.6.2    Cash/Stock Election.

          The terms used in this provision shall have the following meanings:

            Cash/Stock Election shall mean the process described herein by which each Gold shareholder other than a holder of Perfected Dissenting Shares shall be permitted to state a preference to receive all cash or all stock or cash and/or stock in exchange for his or her shares of Gold Common Stock.

            Stock Elector shall mean a Gold shareholder who has timely submitted the proper form expressing a request to receive all shares of Western Common Stock as his or her Per Share Merger Consideration.

            Cash Elector shall mean a Gold shareholder who has timely submitted the proper form expressing a request to receive all cash as his or her Per Share Merger Consideration.

            Cash/Stock Elector shall mean a Gold shareholder who has timely submitted the proper form expressing a request to receive cash and/or shares of Western Common Stock as his or her Per Share Merger Consideration.

            (a)   Each Gold shareholder other than a holder of Perfected Dissenting Shares may state a preference to receive his or her Per Share Merger Consideration in any of the following: (x) all shares of Western Common Stock; (y) all cash; or (z) cash and/or shares of Western Common Stock. The Adjusted Merger Consideration shall be allocated in accordance with the following provisions of this Section 2.6.2.

            (b)   The Cash/Stock Election is subject to the limitation that the aggregate shall not exceed the Remaining Adjusted Cash Component and the Adjusted Stock Component. Shares of Western Common Stock paid pursuant to the Cash/Stock Election shall be valued at the Average Closing Price.

            (c)   First, the election of the Stock Electors shall be fulfilled by providing to each Stock Elector for each share of Gold Common Stock he or she owns the Per Share Merger Consideration in shares of Western Common Stock from the Adjusted Stock Component. If the elections of all of the Stock Electors cannot be fulfilled, then the Adjusted Stock Component shall be divided among the Stock Electors pro rata by the number of shares of their Gold Common Stock, and each Stock Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Gold Common Stock which is not converted into shares of Western Common Stock and all other shareholders will only receive cash.

            If there are any shares of Western Common Stock remaining from the Adjusted Stock Component after payment to the Stock Electors, then each Cash/Stock Elector shall receive for each share of Gold Common Stock he or she owns the Per Share Merger Consideration in shares of Western Common Stock. In the event there are insufficient shares of Western Common Stock available to pay all the Cash/Stock Electors in full with shares of Western Common Stock, then the left over Adjusted Stock Component shall be divided among the Cash/Stock Electors pro rata by the number of shares of their Gold Common Stock and each such Cash/Stock Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Gold Common Stock which is not converted into shares of Western Common Stock and all other shareholders will only receive cash.

            If there are any shares of Western Common Stock remaining after payment to the Stock Electors and Cash/Stock Electors, then, each holder of Gold Common Stock other than a holder of Perfected Dissenting Shares that makes no election or an improper election ("No

    Election Shareholder") shall receive for each share of Gold Common Stock he or she owns the Per Share Merger Consideration in shares of Western Common Stock. In the event there are insufficient shares of Western Common Stock available to pay all the No Election Shareholders in full with shares of Western Common Stock, then the left over Adjusted Stock Component shall be divided among the No Election Shareholders pro rata by the number of shares of their Gold Common Stock and each such No Election Shareholder shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Gold Common Stock which is not converted into shares of Western Common Stock and all other shareholders will only receive cash.

            If there are any shares of Western Common Stock remaining after payment to the Stock Electors, Cash/Stock Electors and the No Election Shareholders, then the left over Adjusted Stock Component shall be divided among the Cash Electors pro rata by the number of shares of their Gold Common Stock and each such Cash Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of Gold Common Stock which is not converted into shares of Western Common Stock.

            (d)   A Gold shareholder may not make a Cash/Stock Election until after the Effective Time and need not make a Cash/Stock Election at all. Promptly following the Effective Time, Western shall send to each Gold shareholder a letter of transmittal describing the Cash/Stock Election in more detail and providing forms for making the Cash/Stock Election, as desired.

            (e)   The Cash/Stock Election, if made, must be made by the Gold shareholder and received by the Exchange Agent within 30 calendar days following the Effective Time for all shares held in the name of the Gold shareholder. A Gold shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held. However, holders whose shares are represented by one or more certificates may make only one Cash/Stock Election for each such certificate.

            (f)    Gold shareholders who make Cash/Stock Elections have no assurance that they will receive all cash or all stock or any specific proportion thereof.

          2.6.3    Reservation of Shares.    Prior to the Effective Time, the Board of Directors of Western shall reserve for issuance a sufficient number of shares of Western Common Stock for the purpose of issuing its shares to the shareholders of Gold in accordance herewith.

          2.6.4    Exchange of Gold Common Stock.

          (a)   As soon as reasonably practicable after the Effective Time, holders of record of certificates formerly representing shares of Gold Common Stock ("Certificates") shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Western shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Western or the Exchange Agent.

          (b)   After the Effective Time, each holder of a Certificate that surrenders such Certificate to Western or the Exchange Agent will, upon acceptance thereof by Western or the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 2.6.2.

          (c)   Western or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Western or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Western or the Exchange Agent may reasonably require.

          (d)   Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to Western or the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

          (e)   After the Effective Time, holders of Certificates shall cease to have rights with respect to the Gold Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration. At the Effective Time, Gold shall deliver a certified copy of a list of its shareholders to Western or the Exchange Agent. After the Effective Time, there shall be no further transfer of Certificates on the records of Gold, and if such Certificates are presented to Gold for transfer, they shall be canceled against delivery of the Per Share Merger Consideration. Western shall not be obligated to deliver any Per Share Merger Consideration to any holder of Gold Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Western Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Western Common Stock, at which time such dividends on whole shares of Western Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored. Certificates surrendered for exchange by any person constituting an "affiliate" of Gold for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for certificates representing Western Common Stock until Western has received a written agreement from such person as specified in Section 5.3. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Gold Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Western and the Exchange Agent shall be entitled to rely upon the stock transfer books of Gold to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Western or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (f)    If any Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Western or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Western or the Exchange Agent that such tax has been paid or is not applicable.

          (g)   In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Western or the Exchange Agent an affidavit stating such fact, in form satisfactory to Western, and, at Western's discretion, a bond in such reasonable sum as Western or the Exchange Agent may direct as indemnity against any claim that may be made against Western or Gold or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

          2.6.5    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Western Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Western Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

        2.7    Dissenters' Rights.    Shares of Gold Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Chapter 92A of the Nevada Revised Statutes("Chapter 92A") and have timely filed with Gold a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to Section 92A.440, are herein called "Dissenting Shares." Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters' rights under Chapter 92A ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 2.6 but the holders thereof shall be entitled only to such rights as are granted by Chapter 92A. Each holder of Perfected Dissenting Shares who is entitled to payment for his or her Gold Common Stock pursuant to the provisions of Chapter 92A shall receive payment therefor from Western (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

        If any holder of Dissenting Shares has effectively withdrawn or lost his or her dissenter's rights under Chapter 92A prior to the Election Deadline, an Effective Election Statement submitted with respect to such shares will be given effect in the same manner as other Effective Election Statements but if no Effective Election Statement is submitted, such shares will be treated as No Election Shares. If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter's rights under Chapter 92A after the Election Deadline, the Dissenting Shares owned by such holder shall be treated as No Election Shares.

        Section 2.8    Board of Directors of Western and WSNB following the Effective Time.    At the Effective Time, the directors of Western shall continue to serve as the directors of Western until the next annual meeting of shareholders of Western and until such successors are elected and qualified. At the Effective Time, John A. Marta and Ronald W. Kelly, or another director of Gold if either John A. Marta or Ronald W. Kelly is unable to serve, shall be appointed as directors of WSNB to serve until the next annual meeting of shareholders of WSNB and until such successors are elected and qualified.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF GOLD

        Gold represents and warrants to Western that:

        Section 3.1    Organization; Corporate Power; Etc.    Gold is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. Gold is a bank holding company registered under the BHCA. Each of Gold's Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Gold taken as a whole or the ability of Gold to consummate the transactions contemplated by this Agreement. Gold has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals, Gold will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. Gold is the sole shareholder of GC Bank. GC Bank is a national banking association authorized by the OCC to conduct a general banking business in California. GC Bank is a member of the Federal Reserve System. GC

Bank's deposits are insured by the FDIC in the manner and to the full extent provided by law. Neither the scope of business or Gold, or any Subsidiary of Gold, including GC Bank, nor the location of any of their respective properties, requires that Gold or any of its respective Subsidiaries be licensed or qualified to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on Gold taken as a whole.

        Section 3.2    Licenses and Permits.    Except as disclosed on Schedule 3.2, Gold and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Gold or on the ability of Gold to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of Gold, and those of its Subsidiaries, including GC Bank, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 3.3    Subsidiaries.    Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which Gold owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

        Section 3.4    Authorization of Agreement; No Conflicts.

          3.4.1    The execution and delivery of this Agreement and the Merger Agreement by Gold, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Gold, subject only to the approval of this Agreement, the Merger Agreement and the Merger by Gold's shareholders. This Agreement has been duly executed and delivered by Gold and constitutes a legal, valid and binding obligation of Gold, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of Gold, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

          3.4.2    Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Gold, or except for the necessity of obtaining Requisite Regulatory Approvals, and the approval of the shareholders of Gold, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Gold or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Gold, or on Western following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Merger Agreement by Gold or the performance by Gold of its obligations hereunder and thereunder, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement with the Secretary of the State of California and Nevada; and (c) Tax Filings.

        Section 3.5    Capital Structure.    The authorized capital stock of Gold consists of 1,000,000 shares of Gold Common Stock, $4.00 par value per share. On the date of this Agreement, 671,019 shares of Gold Common Stock were outstanding and 34,772 shares of Gold Common Stock were reserved for issuance pursuant to outstanding Gold Stock Options under the Gold Stock Option Plan. All outstanding shares of Gold Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the Gold Stock Options described on Schedule 3.5 to this Agreement, Gold does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Gold is a party or by which it is bound obligating Gold to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Gold or obligating Gold to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 3.6    Gold Filings.

          3.6.1    Since January 1, 2001, Gold and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the OCC; (c) the FDIC; and (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to Gold's shareholders during the three-year period ended December 31, 2003 (whether or not filed with any Regulatory Authority), are collectively referred to as the "Gold Filings." Except to the extent prohibited by law, copies of the Gold Filings have been made available to Western. As of their respective filing or mailing dates, each of the past Gold Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Gold Financial Statements, together with the financial statements contained in the Gold Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of Gold as of the dates thereof and the results of its operations, cash flows and changes in shareholders' equity for the periods then ended.

          3.6.2    Gold, or GC Bank, as the case may be, has filed each report, schedule and amendments to each of the foregoing since January 1, 2001 that Gold or GC Bank was required to file with the Federal Reserve Bank, the OCC or the FDIC (the "Gold Documents"), all of which have been made available to Western. As of their respective dates, the Gold Documents complied in all material respects with the applicable requirements of the BHCA, the California Financial Code, the National Bank Act and the FDIC Rules and Regulations, as the case may be, and the rules and regulations of the Federal Reserve Bank, the OCC and the FDIC thereunder applicable to such Gold Documents, and none of the Gold Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Gold included in the Gold Filings comply in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the Federal Reserve Bank, the OCC or the FDIC (as applicable) with respect thereto, and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by regulations of the Federal Reserve Bank, the OCC or the FDIC) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of Gold as of the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

        Section 3.7    Accuracy of Information Supplied.

          3.7.1    No representation or warranty of Gold contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Gold or any of its Subsidiaries, including GC Bank, to Western in connection herewith and none of the information supplied or to be supplied by Gold or its Subsidiaries, including GC Bank, to Western hereunder to the best of Gold's Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.7.2    None of the information supplied or to be supplied by Gold or relating to Gold and approved by Gold for inclusion in, and which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Western in connection with the issuance of shares of Western Common Stock in the Merger (including the Proxy Statement of Gold and the Prospectus of Western ("Proxy Statement/Prospectus") constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Gold through the date of the meeting of shareholders of Gold to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Western Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.7.3    Gold has delivered or will deliver to Western copies of: (a) the audited balance sheets of GC Bank as of December 31, 2003, 2002 and 2001 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Richardson & Comapny, independent public accountants (the "Gold Financial Statements"), and Gold will hereafter until the Closing Date deliver to Western copies of additional financial statements of Gold and its Subsidiaries as provided in Sections 5.1.1(iii) and 6.1.11(iii). The Gold Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Gold and its Subsidiaries, including GC Bank, as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, Gold has delivered or made available to Western copies of all management or other letters delivered to Gold or GC Bank by its independent accountants in connection with any of the Gold Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Gold or GC Bank issued at any time since January 1, 2001, and will make available for inspection by Western or its representatives, at such times and places as Western may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 3.8    Compliance with Applicable Laws.    Except as disclosed on Schedule 3.8, to the best of Gold's Knowledge the respective businesses of Gold and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Gold, or Western at or following the Effective Time. Except as set forth in Schedule 3.8, to the Knowledge of Gold no investigation or review by any Governmental Entity with respect to Gold or GC Bank is pending or threatened, nor has any Governmental Entity indicated to Gold or GC Bank an intention to conduct the same.

        Section 3.9    Litigation.    Except as set forth in Schedule 3.9, to the Knowledge of Gold there is no suit, action or proceeding or investigation pending or threatened against or affecting Gold or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on Gold or its Subsidiaries; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Gold or any of its Subsidiaries that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Gold or any of its Subsidiaries is a named party of which Gold has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Gold's prior business practices.

        Section 3.10    Agreements with Banking Authorities.    Neither Gold nor any Subsidiary of Gold is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 3.11    Insurance.    Gold and its Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by Gold or any Subsidiary. Except as set forth on Schedule 3.11, none of Gold or any of its Subsidiaries is in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding thereunder have been filed in timely fashion. Gold and its Subsidiaries have filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

        Section 3.12    Title to Assets other than Real Property.    Each of Gold and its respective Subsidiaries has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), it owns or leases, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the Gold Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of Gold or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and (e) other matters as described in Schedule 3.12. Materially all such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

        Section 3.13    Real Property.    Schedule 3.13 is an accurate list and general description of all real property owned or leased by Gold or any of its Subsidiaries, including Other Real Estate Owned ("OREO"). Each of Gold and its respective Subsidiaries has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of Gold to dispose, of Gold's interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13. Gold and its Subsidiaries have valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13. To the best of Gold's Knowledge, the activities of Gold and its Subsidiaries with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.13, Gold and its Subsidiaries enjoy quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Materially all buildings and improvements on real properties owned or leased by Gold or any of its Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 3.14    Taxes.

          3.14.1    Filing of Returns.    Except as set forth on Schedule 3.14.1, Gold and its Subsidiaries have duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Gold and its Subsidiaries, or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. Except as set forth on Schedule 3.14.1, no extension of time within which Gold or any of its Subsidiaries may file any Return is currently in force.

          3.14.2    Payment of Taxes.    Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on Gold or any Subsidiary or for which Gold or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of Gold or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

          3.14.3    Audit History.    Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of Gold or any Subsidiary currently in progress of which Gold has Knowledge. Except as disclosed on Schedule 3.14.3, Gold and its Subsidiaries have not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of Gold or any Subsidiary for any period. Gold and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Gold or any Subsidiaries filed for fiscal years ended on or after December 31, 1998 through the Closing Date, nor to the Knowledge of Gold is there reason to believe that any material deficiency will be assessed.

          3.14.4    Statute of Limitations.    Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of Gold or any Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of Gold or any Subsidiaries are currently pending.

          3.14.5    Withholding Obligations.    Except as set forth on Schedule 3.14.5, Gold and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

          3.14.6    Tax Liens.    There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by Gold or its Subsidiaries, except for liens for Taxes that are not yet due and payable.

          3.14.7    Tax Reserves.    Gold and its Subsidiaries have made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The Gold Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the Gold Financial Statements and all periods prior thereto.

          3.14.8    IRC Section 382 Applicability.    None of Gold or any of its Subsidiaries, including any party joining in any consolidated return to which Gold is a member, underwent an "ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

          3.14.9    Disclosure Information.    Within 45 days of the date of this Agreement, Gold will deliver to Western a schedule setting forth the following information with respect to Gold and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) Gold's basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Gold; and (c) the amount of any deferred gain or loss allocable to Gold and arising out of any deferred intercompany transactions.

        Section 3.15    Performance of Obligations.    To Gold's Knowledge, Gold and its Subsidiaries have performed all material obligations required to be performed by them to date and none of Gold or any of its Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Gold or its Subsidiaries. To Gold's Knowledge, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom Gold or any of its Subsidiaries has an agreement that is of material importance to the businesses of Gold or its Subsidiaries is in default thereunder.

        Section 3.16    Loans and Investments.    Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of Gold or its Subsidiaries, including GC Bank, are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on Schedule 3.16, as of September 30, 2004, no loans or investments held by Gold or any Subsidiary, including GC Bank are: (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by GC Bank or any banking regulators; or (iii) on a nonaccrual status in accordance with GC Bank's loan review procedures. Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by Gold or GC Bank to any Affiliates of Gold or GC Bank are disclosed on Schedule 3.16. For outstanding loans or extensions of credit where the original principal amounts are in excess of $50,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to Gold or any Subsidiary, including GC Bank, and to Gold's Knowledge, is still in full force and effect.

        Section 3.17    Brokers and Finders.    Except as set forth on Schedule 3.17, none of Gold or any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. Gold agrees to indemnify and hold harmless Western and its affiliates, and to defend with counsel selected by Western and reasonably satisfactory to Gold, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 3.17.

        Section 3.18    Material Contracts.    Schedule 3.18 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which Gold or any Subsidiary is a party as of the date of this Agreement, except for loans and other extensions of credit made by Gold or GC Bank in the ordinary course of its business and those items specifically disclosed in the Gold Financial Statements.

        Section 3.19    Absence of Material Adverse Effect.    Since January 1, 2004, the respective businesses of Gold and its Subsidiaries, including GC Bank, have been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to Gold's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Gold.

        Section 3.20    Undisclosed Liabilities.    Except as disclosed on Schedule 3.20, none of Gold or any of its Subsidiaries to Gold's Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Gold and its Subsidiaries and that have not been: (a) reflected or disclosed in the Gold Financial Statements; or (b) incurred subsequent to December 31, 2003 in the ordinary course of business. Gold has no Knowledge of any basis for the assertion against Gold, or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Gold that is not fully and fairly reflected and disclosed in the Gold Financial Statements or on Schedule 3.20.

        Section 3.21    Employees; Employee Benefit Plans; ERISA.

          3.21.1    All material obligations of Gold or its Subsidiaries for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the Gold Financial Statements and paid when due. All material obligations of Gold or its Subsidiaries, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the Gold Financial Statements for the periods covered thereby and paid when due. Except as set forth on Schedule 3.21.1, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Gold, attempts to unionize or controversies threatened between Gold or any Subsidiary or Affiliate and or relating to, any of their employees that are likely to have a Material Adverse Effect on Gold and its Subsidiaries, taken as a whole. None of Gold or any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, none of Gold or any Subsidiary is a party to a written employment contract with any of their respective employees and there are no understandings with respect to the employment of any officer or employee of Gold or any Subsidiary which are not terminable by Gold or such Subsidiary without liability on not more than thirty (30) days' notice. Except as disclosed in the Gold Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on Schedule 3.21.1, no director, officer or employee of Gold or any Subsidiary is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To Gold's Knowledge, Gold and its Subsidiaries have materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

          3.21.2    Gold has delivered as Schedule 3.21.2 a complete list of:

            (a)   All current employees of Gold or any of its Subsidiaries together with each employee's tenure with Gold or such Subsidiary, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

            (b)   All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active Employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

          3.21.3    Except as disclosed on Schedule 3.21.3, none of Gold or any of its Subsidiaries maintains, administers or otherwise contributes to any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of Gold or any of its Subsidiaries (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to Western, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of Gold or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the IRC, and none of Gold or any of its Subsidiaries has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of Gold or any of its Subsidiaries is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and none of Gold or any of its Subsidiaries is aware of any fact which has occurred which would cause the loss of such qualification or exemption.

          3.21.4    Except as disclosed in Schedule 3.21.4, none of Gold or any of its Subsidiaries maintains (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of Gold or any of its Subsidiaries or for any class or classes of such directors, officers or employees. Except as disclosed in Schedule 3.21.4, none of Gold or any of its Subsidiaries maintains any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of Gold or any of its Subsidiaries, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to Western, shall be herein referred to as a "Benefit Arrangement."

          3.21.5    All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangements, materially comply with or will be amended to materially comply with applicable legal requirements. To Gold's Knowledge, none of Gold or any of its Subsidiaries, nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject Gold or any of its Subsidiaries or Western to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to Gold's Knowledge, no employee of Gold or any Subsidiary, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject Gold or any of its Subsidiaries to liability if Gold or any such Subsidiary is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21.5, Gold and its Subsidiaries have not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

          3.21.6    Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan. Except as set forth on Schedule 3.21.6, to Gold's Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan which could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

          3.21.7    Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

          3.21.8    Except as disclosed in Schedule 3.21.8, none of Gold or any of its Subsidiaries maintains any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by Gold or any of its Subsidiaries or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of Gold or any Subsidiary or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

          3.21.9    Except as disclosed in Schedule 2.6.1(c), none of Gold or any of its Subsidiaries has provided or entered into any Benefit Arrangement for or with any director, officer or employee between the period of January 1, 2004 and the date of this Agreement.

        Section 3.22    Powers of Attorney.    No power of attorney or similar authorization given by Gold or any Subsidiary thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 3.23    Hazardous Materials.    Except as set forth on Schedule 3.23:

          3.23.1    Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of Gold and its Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the Gold Properties (as defined below), Gold and its Subsidiaries have not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To Gold's Knowledge, no material amount of Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 2001, or which is currently or during the past three years was leased, by Gold or any of its Subsidiaries, including OREO (collectively, the "Gold Properties"), or to Gold's Knowledge, on

  or in any real property in which Gold or any of its Subsidiaries now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 ("Gold Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 3.23; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such Gold Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the Gold Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against Gold or any of its Subsidiaries in excess of $25,000 individually or in the aggregate. To Gold's Knowledge, no activity has been undertaken on any of the Gold Properties since January l, 2001, and to the Knowledge of Gold no activities have been or are being undertaken on any of the Gold Collateralizing Real Estate, that would cause or contribute to:

            (a)   any of the Gold Properties or Gold Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

            (b)   a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

            (c)   the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the Gold Property or Gold Collateralizing Real Estate involved.

          3.23.2    To the Knowledge of Gold, there are not, and never have been, any underground storage tanks located in or under any of the Gold Properties or the Gold Collateralizing Real Estate.

          3.23.3    None of Gold or any of its Subsidiaries has received any written notice of, and to the Knowledge of Gold none has received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the Gold Properties or Gold Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the Gold Properties or Gold Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of Gold, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

          3.23.4    "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

        Section 3.24    Stock Options.    Schedule 3.24 to this Agreement contains a description of the Gold Stock Option Plan and list of all Gold Stock Options outstanding, indicating for each: (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.

        Section 3.25    Parachute Payments.    The consummation of the Merger will not entitle any director, officer or employee of Gold to any payment that would constitute a parachute payment under IRC 280G.

        Section 3.26    Effective Date of Representations, Warranties, Covenants and Agreements.    Each representation, warranty, covenant and agreement of Gold set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF WESTERN

        Western represents and warrants to Gold that:

        Section 4.1    Organization; Corporate Power; Etc.    Western is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. Western is a bank holding company registered under the BHCA. Each of Western's Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Western taken as a whole or the ability of Western to consummate the transactions contemplated by this Agreement. Western has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, Western will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of business of Western or any Subsidiary, nor the location of any of their respective properties, requires that Western or any of its respective Subsidiaries be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on Western taken as a whole.

        Section 4.2    Licenses and Permits.    Except as disclosed on Schedule 4.2, Western and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Western taken as a whole, or on the ability of Western to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of Western and those of its Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 4.3    Authorization of Agreement; No Conflicts.

          4.3.1    The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Western. This Agreement has been duly executed and delivered by Western and constitutes a legal, valid and binding obligation of Western, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of Western, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

          4.3.2    Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Western, or except for the necessity of obtaining the

  Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Western or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Western taken as a whole; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Western or the performance by Western of its obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals; (b) the filing of the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof) with the SEC relating to the Merger and the declaration of effectiveness of the Registration Statement by the SEC and any applicable state securities law regulatory authorities; (c) the filing and approval of the Merger Agreement with the Secretary of the State of California; (d) any approvals required to be obtained pursuant to the BHCA or the Federal Deposit Insurance Act or any other required governmental approval for the execution and delivery of this Agreement by Western or the consummation of the Merger; and (e) any consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or "blue sky" laws of various jurisdictions in connection with the issuance of shares of Western Common Stock contemplated by this Agreement.

        Section 4.4    Capital Structure of Western.    The authorized capital stock of Western consists of 10,000,000 shares of Western Common Stock, no par value per share and 10,000,000 shares of Western preferred stock. On November 1, 2004, 7,620,856 shares of Western Common Stock were outstanding, 590,874 shares of Western Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the "Western Stock Plans"), and no shares of Western preferred stock were outstanding or were reserved for issuance by Western. All outstanding shares of Western Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. The issuance of the shares of Western Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of Western, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Western Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement and the Western Stock Plans, Western does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Western is a party or by which it is bound obligating Western to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Western or obligating Western to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.5    Western Filings.

          4.5.1    Since January 1, 2001, Western and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the SEC; and (c) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings including the Western Financial Statements are collectively referred to as the "Western Filings." Except to the extent prohibited by law, copies of the Western Filings have been made available to Gold. As of their respective filing or mailing dates, each of the past Western Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Western Financial Statements, together with the financial statements contained in the Western Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of Western as of the dates thereof and the consolidated results of its operations, cash flows and changes in shareholders' equity for the period then ended.

          4.5.2    Western has filed each report, schedule, and amendments to each of the foregoing since January 1, 2001 that Western was required to file with the Federal Reserve Bank (the "Western Documents"), all of which have been made available to Gold. As of their respective dates, the Western Documents complied in all material respects with the applicable requirements of the BHCA and the rules and regulations of the Federal Reserve Bank thereunder applicable to such Western Documents, and none of the Western Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Western included in the Western Filings comply in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by regulations of the Federal Reserve Bank), and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of Western as of the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

        Section 4.6    Accuracy of Information Supplied.

          4.6.1    No representation or warranty of Western contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Western or any of its Subsidiaries to Gold in connection herewith and none of the information supplied or to be supplied by Western or any of its Subsidiaries to Gold hereunder to the best of Western's Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.6.2    None of the information supplied or to be supplied by Western or relating to Western which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Western in connection the issuance of shares of Western Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Gold through the date of the meeting of shareholders of Gold to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Western Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to Gold and its Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          4.6.3    Western has delivered or will deliver to Gold copies of: (a) the audited balance sheets of Western and its Subsidiaries as of December 31, 2003, 2002 and 2001 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith LLP, independent public accountants (the "Western Financial Statements"), and Western will hereafter until the Closing Date deliver to Gold copies of additional financial statements of Western as provided in Section 5.1.1(iii). The Western Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Western and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, Western has delivered or made available to Gold copies of all management or other letters delivered to Western by its independent accountants in connection with any of the Western Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Western issued at any time since January 1, 2001, and will make available for inspection by Gold or its representatives, at such times and places as Gold may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 4.7    Compliance With Applicable Laws.    Except as disclosed on Schedule 4.7, to the best of Western's Knowledge, the respective businesses of Western and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to Western is pending or, to the Knowledge of Western, threatened, nor has any Governmental Entity indicated to Western an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole.

        Section 4.8    Litigation.    Except as set forth in Schedule 4.8, to the Knowledge of Western there is no suit, action or proceeding or investigation pending or threatened against or affecting Western which, if adversely determined, would have a Material Adverse Effect on Western, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Western or its Subsidiaries, that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 4.8 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Western or its Subsidiaries, is a named party of which Western has Knowledge, and except as disclosed on Schedule 4.8, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Western's prior business practices.

        Section 4.9    Agreements with Banking Authorities.    Neither Western nor any Subsidiary of Western is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 4.10    Performance of Obligations.    To Western's Knowledge, Western and its Subsidiaries have performed all material obligations required to be performed by them to date and none of Western or any of its Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole. To Western's Knowledge, and except as disclosed on Schedule 4.10, no party with whom Western or any of its Subsidiaries has an agreement that is of material importance to the business of Western and its Subsidiaries, taken as a whole, is in default thereunder.

        Section 4.11    Absence of Material Adverse Effect.    Since January 1, 2004, the respective businesses of Western and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to Western's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole.

        Section 4.12    Undisclosed Liabilities.    Except as disclosed on Schedule 4.12, none of Western or any of its Subsidiaries to Western's Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Western and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the Western Financial Statements; or (b) incurred subsequent to December 31, 2003 in the ordinary course of business. Western has no Knowledge of any basis for the assertion against Western or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, that is not fairly reflected in the Western Financial Statements or on Schedule 4.12.

        Section 4.13    Effective Date of Representations, Warranties, Covenants and Agreements.    Each representation, warranty, covenant and agreement of Western set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 5. ADDITIONAL AGREEMENTS

        Section 5.1    Access to Information, Due Diligence, etc.

          5.1.1    Upon reasonable notice, each party shall permit the other party and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to each other as soon as practicable, (i) a copy of each of Gold's Filings or Western's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of Gold or any of its Subsidiaries shall be furnished to Western at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of Western, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by it during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of Gold or Western as of the end of such month; and (iv) all other information concerning its business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Gold or Western may reasonably request.

          5.1.2    Until the Effective Time, a representative of Western shall be entitled and shall be invited to attend meetings of the Boards of Directors and Committees of Gold, at least five (5) days' prior to written notice of the dates, times and places of such meetings shall be given to Western except that in the case of special meetings Western shall receive the same number of days' prior notice as Gold's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by Gold, (ii) involve discussions between such Boards of Directors or such Committees and legal counsel for Gold that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of Western, or (iii) constitute the Executive Session of any Board of Directors meeting.

          5.1.3    Western and Gold each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party. In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

        Section 5.2    Shareholder Approval.

          5.2.1    Gold shall promptly call a meeting of its shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is filed with the SEC, but in no event later than March 1, 2005, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger. Gold's Board of Directors will recommend to its shareholders approval of this Agreement, the Merger Agreement and the Merger; provided, however, that Gold's Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a Gold Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

          5.2.2    If the Merger is approved by vote of the shareholders of Gold, then, within ten (10) days thereafter Gold shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

        Section 5.3    Taking of Necessary Action.

          5.3.1    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of Gold's or Western's Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, Western and Gold will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of Western or Gold advisable for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, Western shall take all actions necessary to execute and file the Merger Agreement and to effect all transactions contemplated by this Agreement and Gold shall take all actions necessary to effect all transactions contemplated by this Agreement and the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Gold, the proper officers or directors of Western or Gold, as the case may be, shall take all such necessary action.

          5.3.2    The obligations of Gold contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or Gold's receipt of an Gold Superior Proposal (defined below) and any Default under Section 6.2.5 by Gold shall entitle Western to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's Board of Directors and officers to its shareholders. Notwithstanding the foregoing, however, in the event of a termination of this Agreement by Western or Gold and the actual payment of the liquidated damages to the other party as provided for in Section 8.5 of this Agreement, neither Western, Gold or their respective directors or officers shall have any obligations or liabilities of any kind under this Agreement by reason of any such Default, and Western or Gold shall have no further obligations of any kind under this Agreement.

          5.3.3    Gold shall use its best efforts to cause each director, executive officer and other Person who is an "Affiliate" of Gold (for purposes of Rule 145 under the Securities Act) to deliver to Western, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the "Affiliate Agreements").

        Section 5.4    Registration Statement and Applications.

          5.4.1    Western and Gold will cooperate and jointly prepare, and, Western will file as promptly as practicable, the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. Each of Western and Gold shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail the Proxy Statement/Prospectus to the shareholders of Gold. Each party will furnish to the other all financial or other information, including accountant comfort letters relating thereto, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

          5.4.2    Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; provided, however, that no approval need be obtained from any party to which such materials are provided; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

        Section 5.5    Expenses.

          5.5.1    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, including, without limitation, all costs associated with any resales of

  Western Common Stock by Affiliates of Gold; provided, however, that Western will file on a timely basis at its own expense the reports required by Rule 144(c) of the Securities Act.

          5.5.2    Gold and Western shall use their best efforts to ensure that their attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Determination Date and that all such expenses are paid or properly accrued prior to the Determination Date.

        Section 5.6    Notification of Certain Events.

          5.6.1    Gold shall provide to Western, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.2    Western shall provide to Gold, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.3    Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

          5.6.4    Gold and Western shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. Western shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act. If the amendment or supplement so required relates to information concerning Gold, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by Gold.

        Section 5.7    Closing Schedules.    Gold has delivered to Western on or before the date of this Agreement all of the Schedules to this Agreement which Gold is required to deliver to Western hereunder (the "Gold Schedules"). Western has delivered to Gold on or before the date of this Agreement all of the Schedules to this Agreement which Western is required to deliver to Gold hereunder (the "Western Schedules"). Immediately prior to the Closing Date, Gold shall have prepared updates of the Gold Schedules provided for in this Agreement and shall deliver to Western revised schedules containing the updated information (or a certificate signed by Gold's Chief Executive Officer stating that there have been no changes on the applicable schedules); and Western shall have prepared updates of the Western Schedules provided for in this Agreement and shall deliver to Gold revised Schedules containing updated information (or a certificate signed by Western's Chief Executive Officer stating that there has been no change on the applicable schedules). Such updated schedules shall sometimes be referred to collectively, as the "Closing Schedules." The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances. In the event the Closing Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on Gold, on the one hand, or on Western, on the other hand, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered Schedules hereto, the party delivering such Closing Schedules (the "Affected Party") shall so notify the other party in the letter of transmittal for such Closing Schedules, the Closing Date shall be delayed for seven (7) Business Days and such other party shall be entitled to terminate this Agreement within five (5) Business Days after receiving such Closing Schedules that disclose such event, occurrence or circumstance. In the event of any such termination, the terminating party shall have no liability for such termination. The Affected Party shall have no liability to the terminating party in such an event unless (i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the Affected Party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the Affected Party, in either of which cases the Affected Party shall be liable to the terminating party for Liquidated Damages as provided in Section 8.5 hereof.

        Section 5.8    Additional Accruals/Appraisals.    Prior to the Closing Date, but after the Determination Date, at Western's request, Gold and/or GC Bank shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves immediately prior to the Determination Date as may be necessary to conform Gold's or GC Bank's accounting and credit and OREO loss reserve practices and methods to those of Western, provided, however, that no accrual or reserve made by Gold or GC Bank pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Gold or GC Bank resulting from Gold's or GC Bank's compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE 6. CONDUCT OF BUSINESS

        Section 6.1    Affirmative Conduct of Gold.    During the period from the date of execution of this Agreement through the Effective Time, Gold shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banks or all member banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

          6.1.1    Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.1.2    Advise Western promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.1.3    Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

          6.1.4    Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify Western in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

          6.1.5    Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on Gold;

          6.1.6    Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Gold;

          6.1.7    Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

          6.1.8    Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

          6.1.9    Promptly advise Western in writing of any event or any other transaction within the Knowledge of Gold, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of Gold Common Stock either prior to or after the record date fixed for the Gold shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

          6.1.10    (a) Maintain a reserve for loan and lease losses ("Loan Loss Reserve") at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in Gold's or GC Bank's portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

            (b)   Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by Gold or GC Bank, Gold or GC Bank has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

          6.1.11    Furnish to Western, as soon as practicable, and in any event within fifteen days after it is prepared: (i) a copy of any report submitted to the Board of Directors of Gold or GC Bank and access to the working papers related thereto, provided, however, that Gold need not furnish Western any materials relating to deliberations of Gold's Board of Directors or GC Bank's Board of Directors with respect to its approval of, or relating to, this Agreement, communications of Gold's legal counsel with the Board of Directors or officers of Gold regarding Gold's rights against or obligations to Western or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to Gold or GC Bank or filed with or received from any Federal Reserve Bank, the OCC, the FDIC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for Gold and GC Bank and quarterly unaudited balance sheets, statements of income and changes in shareholders' equity for Gold and GC Bank, in each case prepared on a basis consistent with past practice; and (iv) such other reports as Western may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to Gold. Each of the financial statements of Gold or GC Bank delivered pursuant to this Section 6.1.11 shall be accompanied by a certificate of the Chief Financial Officer of Gold or GC Bank to the effect that such financial statements fairly present the financial information presented therein of Gold or GC Bank, for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice, except as stated therein or in notes thereto;

          6.1.12    Gold agrees that through the Effective Time, as of their respect dates, (i) each Gold Filing will be true and complete in all material respects; and (ii) each Gold Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Gold Filings that is intended to present the financial position of Gold during the periods involved to which it relates will fairly present in all material respects the financial position of Gold and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein or in notes thereto;

          6.1.13    Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

          6.1.14    Promptly notify Western in writing within three days (or on the same day, if the notifying event happens within three days of the Closing) of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against Gold or any of its assets. In addition, Gold must notify Western in writing within three days (or on the same day, if the notifying event happens within three days of the Closing) of any significant event with respect to pending litigation or any pending government or regulatory action;

          6.1.15    Inform Western of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority or by any unit of GC Bank as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). Gold will furnish to Western, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

          6.1.16    Furnish to Western, upon Western's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by Gold to any director or officer (at or above the Vice President level) of Gold or any of its Subsidiaries, or to any Person holding 5% or more of the capital stock of Gold, including, with respect to each such loan or lease, the identity and, to the best Knowledge of Gold, the relation of the borrower to Gold or GC Bank, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000);

          6.1.17    Make available to Western copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $100,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit and $25,000 in the case of unsecured loans or unsecured extensions of credit, which are approved by Gold after the date of this Agreement, within ten Business Days of preparation of such packages and at least five Business Days prior to any approval of such extensions or credit or renewals; and

          6.1.18    The Board of Directors of Gold shall promptly adopt resolutions required to cause the 401(k) Plan to be rolled into the 401(k)SOP for Western Sierra at the Effective Time. The Board of Directors of Gold shall also promptly adopt resolutions required to cause the Employee Stock Ownership Plan ("ESOP") to be terminated as of the Effective Time, and shall request an IRS termination letter with respect to the ESOP. Gold participants in the ESOP shall have the right to rollover their ESOP account balances into the Western Sierra Bancorp 401(k)SOP. Except for the Gold Stock Option Plan the Board of Directors of Gold shall promptly adopt resolutions to terminate any other plan or agreement providing shares of Gold Common Stock or equity-based rights to any Person.

          6.1.19    Management of Gold and GC Bank shall cooperate and provide Western and WSNB with all information necessary to complete and file the applications with the Federal Reserve and the OCC for the Merger and the Bank Merger.

        Section 6.2    Negative Covenants of Gold.    During the period from the date of execution of this Agreement through the Effective Time, Gold agrees that without Western's prior written consent, it shall not and its Subsidiaries shall not:

          6.2.1    (a) Declare or pay any dividend on, other than regular cash dividends consistent with past practices, or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock.;

          6.2.2    Take any action that would or might result in any of the representations and warranties of Gold set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

          6.2.3    Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of Gold or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of Gold Common Stock pursuant to the exercise of Gold Stock Options;

          6.2.4    Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

          6.2.5    Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than Western, and its representatives) concerning any such solicited Acquisition Proposal. Gold shall notify Western immediately if any inquiry regarding an Acquisition Proposal is received by Gold, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than Western would acquire or participate in a merger or other business combination or reorganization involving Gold or any of its Subsidiaries; (b) proposal by which any Person or group, other than Western, would acquire the right to vote ten percent (10%) or more of the capital stock of Gold entitled to vote for the election of directors; (c) acquisition of the assets of Gold other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of Gold, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Gold or Gold's Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Gold, if and only to the extent that (A) the Board of Directors of Gold has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to Gold's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as an "Gold Superior Proposal") and Gold's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for Gold to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, Gold's Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between Gold and Western, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

          6.2.6    Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to Gold, other than in the ordinary course of business consistent with prior practice;

          6.2.7    Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Gold, except in the ordinary course of business consistent with prior practice;

          6.2.8    Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Gold or any of its Subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

          6.2.9    Enter into any Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

          6.2.10    Make or enter into a commitment to make any loan or other extension of credit to any director, officer or employee of Gold or any of its Subsidiaries, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

          6.2.11    Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

          6.2.12    Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

          6.2.13    Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2003 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

          6.2.14    Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $20,000 in the aggregate;

          6.2.15    Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

          6.2.16    Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

          6.2.17    Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by Western, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to Western for its approval, which it shall not unreasonably withhold or delay;

          6.2.18    Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement, or enter into, or provide for, any new Employee Plan or Benefit Arrangement;

          6.2.19    Change its fiscal year or methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by Gold's independent public accountants;

          6.2.20    Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

          6.2.21    Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to Western prior to taking such property into OREO;

          6.2.22    Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by Gold or its Subsidiaries. Western shall be deemed to have consented in writing to any election Gold or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of Western in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) Western shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election; or

          6.2.23    Materially change its pricing practices on loans or deposit products.

        Section 6.3    Affirmative Conduct of Western.    During the period from the date of execution of this Agreement through the Effective Time, Western shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banks or all member banks insured by the FDIC and directives from regulators (except to the extent Gold shall otherwise consent in writing), and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

          6.3.1    Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.3.2    Advise Gold promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.3.3    Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Gold;

          6.3.4    Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

          6.3.5    File all necessary applications with the Federal Reserve and the OCC for the transactions contemplated by this Agreement and the Merger Agreement as soon as possible, but no later than December 17, 2004 and furnish to Gold, as soon as practicable, and in any event within fifteen days after it has prepared all applications to be submitted to the Federal Reserve and OCC for approval of the Merger and the Bank Merger; and

          6.3.6    Western agrees that through the Effective Time, as of their respective dates, (i) each Western Filing will be true and complete in all material respects; and (ii) each Western Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Western Filings that is intended to present the financial position of Western, on a consolidated basis, during the periods involved to which it relates will fairly present in all material respects the financial position of Western, on a consolidated basis, and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and regulations, except as stated therein.

        Section 6.4    Negative Covenants of Western.    During the period from the date of execution of this Agreement through the Effective Time, Western agrees that without Gold's prior written consent, it shall not and its Subsidiaries shall not:

          6.4.1    (a) Declare or pay any dividend on, other than regular cash dividends consistent with past practices, or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

          6.4.2    Take any action that would or might result in any of the representations and warranties of Western set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority; or

          6.4.3    Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING

        Section 7.1    Conditions to the Parties' Obligations.    The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

          7.1.1    This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of Gold Common Stock entitled to vote;

          7.1.2    All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

          7.1.3    There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by Western of any material asset or of a material portion of the business of Western; or (iii) imposes any condition upon Western or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of Western would be materially burdensome;

          7.1.4    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

          7.1.5    Western and Gold shall have received an opinion from Perry-Smith LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to Western and Gold, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)

  of the IRC and that Western and Gold will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

          7.1.6    Western and Gold shall have received opinions of counsel for the other party in substantially the forms previously agreed to by the parties as set forth in Exhibits 7.1.6A and 7.1.6B, respectively, dated as of the Closing Date;

          7.1.7    No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions; and

          7.1.8    Gold shall have qualified for, and Western shall have obtained, a three year director and officer liability insurance tail coverage policy for the benefit of the current directors and executive officers of Gold.

        Section 7.2    Conditions to Western's Obligations.    The obligations of Western to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Western) of the following conditions:

          7.2.1    Except as otherwise provided in this Section 7.2, (a) the representations and warranties of Gold contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or GC Bank, or upon the consummation of the transactions contemplated hereby; (b) Gold shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Gold or GC Bank, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Western to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Gold shall have delivered to Western certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

          7.2.2    There shall have been obtained, without the imposition of any material burden or restriction not in existence on the date hereof, on any of the parties hereto each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which Gold is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on Gold, the Surviving Corporation or Western at or following the Effective Time, or on the transactions contemplated by this Agreement;

          7.2.3    Gold shall have delivered its Closing Schedules to Western on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the Gold Schedules (or in the Gold Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on Gold, the Surviving Corporation or Western at or after the Effective Time, or on the consummation of the transactions contemplated hereby or at any time prior to the Closing Date;

          7.2.4    Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse

  Effect on Gold, or its Subsidiaries, and Western shall have received a certificate signed on behalf of Gold by the President and Chief Executive Officer of Gold to such effect;

          7.2.5    Counsel for Western shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Western hereunder or that are reasonably requested by such counsel;

          7.2.6    The sale of the Western Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked;

          7.2.7    Gold shall have delivered to Western not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

          7.2.8    None of Gold or any of its Subsidiaries shall be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of their respective businesses, prospects and operations, so as to have a Material Adverse Effect;

          7.2.9    All of Gold's director-shareholders shall have delivered to Western on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.9;

          7.2.10    Gold's shareholders' equity as of the Determination Date shall be no less than the September 30, 2004 shareholders' equity of Gold. The amounts paid with respect to the cancellation of Gold Stock Options and other contracts and benefits shall not be taken into effect when calculating Gold's shareholders' equity as of the Determination Date; and

          7.2.11    The holders of no more than 10% of the outstanding shares of Gold Common Stock shall have exercised dissenters' rights.

        Section 7.3    Conditions to Gold's Obligations.    The obligations of Gold to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Gold) of the following conditions:

          7.3.1    Except as otherwise provided in this Section 7.3, (a) the representations and warranties of Western contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on Western, taken as a whole, or upon consummation of the transactions contemplated hereby; (b) Western shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Western, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Gold to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Western shall have delivered to Gold certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

          7.3.2    Counsel for Gold shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Gold hereunder or that are reasonably requested by such counsel;

          7.3.3    Western has taken such action as appropriate to convert the Gold stock options for 17,386 shares into Western stock options adjusted for the Conversion Rate of Stock Options;

          7.3.4    Prior to the Closing Date, WSNB shall have taken all corporate action required to effectuate the appointment of John A. Marta and Ronald W. Kelly, or another director of Gold if either John A. Marta or Ronald W. Kelly is unable to serve on the WSNB Board of Directors effective immediately after the Effective Time;

          7.3.5    Western shall have delivered its Closing Schedules to Gold on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the Western Schedules (or in the Western Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby or at any time prior to the Closing Date;

          7.3.6    The fairness opinion (the "Gold Fairness Opinion") to be commissioned by Gold's Board of Directors shall provide that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Gold, and shall not have been revoked, at any time prior to the meeting of Gold's shareholders at which the Merger is to be voted on; and

          7.3.7    The sale of the Western Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked.

ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

          8.1.1    By mutual consent of the Boards of Directors of Western and Gold;

          8.1.2    By Western or Gold upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

          8.1.3    By Western if an Acquisition Event involving Gold shall have occurred;

          8.1.4    By Gold if there shall have been a material breach of any of the representations or warranties of Western set forth in this Agreement, which breach, in the reasonable opinion of Gold, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of Gold, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

          8.1.5    By Western if there shall have been a material breach of any of the representations or warranties of Gold set forth in this Agreement, which breach, in the reasonable opinion of Western, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of Western, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Gold and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

          8.1.6    By Gold after the occurrence of a Default by Western and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of Gold, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

          8.1.7    By Western after the occurrence of a Default by Gold and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of Western, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

          8.1.8    By Western if the Closing Schedules delivered by Gold disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the Gold Financial Statements delivered to Western on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on Gold and its Subsidiaries, taken as a whole, or after the Effective Time, on Western, or on the consummation of the transactions contemplated hereby (a "Gold Material Adverse Event");

          8.1.9    By Gold if the Closing Schedules delivered by Western disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the Western Financial Statements delivered to Gold on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on Western and its Subsidiaries, taken as a whole, or on the consummation of the transactions contemplated hereby (a "Western Material Adverse Event");

          8.1.10    By Gold upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to May 31, 2005 (or June 30, 2005 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that Gold may not terminate this Agreement under this Section 8.1.10 if the relevant condition shall have failed to occur as a result of any act, delay or omission by Gold; or

          8.1.11    By Western upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to May 31, 2005 (or June 30, 2005 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that Western may not terminate this Agreement under this Section 8.1.11 if the relevant conditions shall have failed to occur as a result of any act, delay or omission by Western.

        Section 8.2    Effect of Termination; Survival.    Except as provided in Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

        Section 8.3    Amendment.    This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of Gold; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

        Section 8.4    Waiver.    Any term or provision of this Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

        Section 8.5    Liquidated Damages; Cancellation Fee.

          8.5.1    In the event of the occurrence of an Acquisition Event involving Gold, then Gold shall pay to Western the sum of Nine Hundred Thousand Dollars ($900,000) in cash.

          8.5.2    In the event of termination of this Agreement by Gold pursuant to Section 8.1.10 as a result of the revocation of the Gold Fairness Opinion; or a termination of this Agreement by

  Western pursuant to (i) Section 8.1.2, only as a result of Section 7.1.1 (no approval by Gold shareholders), or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of Gold) or Section 8.1.7 (Default) or Section 8.1.8 (disclosure in the Closing Schedules of a Gold Material Adverse Event), where such breach of representation or warranty, Default or Gold Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of Gold or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any breach or Default or Gold Material Adverse Event that occurs after the date of this Agreement and was outside of the control of Gold, its directors and executive officers, shall not come within this Section 8.5.2), then, Gold shall pay to Western the sum of Four Hundred Fifty Thousand Dollars ($450,000), in cash; provided, however, that if an Acquisition Event occurs involving Gold within one year following any termination by Western or Gold to which this Section 8.5.2 applies, Gold shall pay to Western an additional Four Hundred Fifty Thousand Dollars ($450,000) in cash.

          8.5.3    In the event of the termination of this Agreement by Western pursuant to Section 8.1.11 as a result of a termination of this Agreement by Gold pursuant to 8.1.4 (breach of representations and warranties of Western) or Section 8.1.6 (Default), or Section 8.1.9 (disclosure in Closing Schedules of a Western Material Adverse Event), where such breach of representation or warranty, or such Default or Western Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of Western or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any breach or Default or Western Material Adverse Event that occurs after the date of this Agreement and was outside of the control of Western, its Subsidiaries and their directors and executive officers, shall not come within this Section 8.5.3), then, Western shall pay to Gold the sum of Four Hundred Fifty Thousand Dollars ($450,000), in cash.

          8.5.4    The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1, 8.5.2 and 8.5.3 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1, 8.5.2 and 8.5.3 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1, 8.5.2 or 8.5.3, as applicable. Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.3, 5.5, 8.5.2 (in case of an Acquisition Event) and 9.5.

          8.5.5    In the event of the termination of this Agreement by Western or Gold and for any reason other than as specified in Sections 8.5.1, 8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.3, 5.5 and 9.5.

ARTICLE 9. GENERAL PROVISIONS

        Section 9.1    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

        If to Gold at:

        Gold Country Financial Services, Inc.
        519 "D" Street
        Marysville, California 95901
        Fax No. (530) 741-4860
        Attention: Ronald Kelly, President/CEO

        with a copy to:

        Gerrish & McCreary, P.C.
        700 Colonial Road, Suite 200
        P.O. Box 242120
        Memphis, Tennessee 38124-2120
        Fax No. (901) 684-2339
        Attention: Jeffrey C. Gerrish, Esq.

        If to Western at:

        Western Sierra Bancorp
        4080 Plaza Goldorado Circle
        Cameron Park, California 95682
        Fax No. (530) 698-2279
        Attention: Gary D. Gall, President/CEO

        with a copy to:

        Gary Steven Findley & Associates
        1470 North Hundley Street
        Anaheim, California 92806
        Fax No. (714) 630-7910
        Attention: Gary Steven Findley, Esq.

        Section 9.3    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.4    Entire Agreement/No Third Party Rights/Assignment.    This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

        Section 9.5    Nondisclosure of Agreement.    Western and Gold agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

        Section 9.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

        Section 9.7    Headings/Table of Contents.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.8    Enforcement of Agreement.    The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Bank Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

        Section 9.9    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 9.10    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        IN WITNESS WHEREOF, Western and Gold have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

Western Sierra Bancorp		Gold Country Financial Services, Inc.
By:	/s/ GARY D. GALL	By:	/s/ JOHN A. MARTA
Name:	Gary D. Gall, President/CEO	Name:	John A. Marta, Chairman
By:	/s/ CHARLES BACCHI	By:	/s/ RONALD W. KELLY
Name:	Charles Bacchi, Chairman	Name:	Ronald W. Kelly, President/CEO

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

        This First Amendment to Agreement and Plan of Reorganization and Merger (the "Agreement") is entered into as of January 18, 2005, by and among Western Sierra Bancorp, a California corporation ("Western"), and Gold Country Financial Services, Inc., a Nevada corporation ("Gold").

RECITALS:

        WHEREAS, Western and Gold entered into the Agreement as of November 18, 2004, and they now have agreed to amend the Agreement by this First Amendment.

        NOW, THEREFORE, in consideration of these premises and the Agreement, Western and Gold hereby agree as follows:

          1.     Article I. Definitions is amended by deleting in its entirety the definition of "Gold Fairness Opinion".

          2.     Section 3.1 Agreements With Banking Authorities is amended to read in its entirety as follows:

      "Section 3.10 Agreements With Banking Authorities. Except as disclosed on Schedule 3.8, neither Gold, nor any Subsidiary of Gold, is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity."

          3.     Section 7.2.7 is amended to read in its entirety as follows:

      "Section 7.2.7 Gold shall have delivered to Western all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3."

          Western hereby acknowledges that it has received all required Affiliate Agreements.

          4.     Section 7.2.9 is amended to read in its entirety as follows:

      "Section 7.2.9 All of Gold's director-shareholders shall have delivered to Western the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.9, with such changes therein as Western and the Director-Shareholder executing the same shall agree."

          Western hereby acknowledges that it has received all Director-Shareholder Agreements it is requiring for compliance with this representation and warranty.

          5.     Section 7.3.6 is deleted in its entirety.

          6.     Section 8.5.2 is amended by deleting from the first sentence thereof the following" "...as a result of the revocation of the Gold Fairness Opinion;..."

        IN WITNESS WHEREOF, Western and Gold have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

Western Sierra Bancorp		Gold Country Financial Services, Inc.
By:	/s/ GARY D. GALL	By:	/s/ RONALD W. KELLY
Name:	Gary D. Gall, President/CEO	Name:	Ronald W. Kelly, President/CEO
By:	/s/ CHARLES BACCHI	By:	/s/ JOHN A. MARTA
Name:	Charles Bacchi, Chairman	Name:	John A. Marta, Chairman

EXHIBIT 7.2.9

DIRECTOR-SHAREHOLDER'S AGREEMENT

        This Director-Shareholder's Agreement ("Agreement"), dated as of November    , 2004 is entered into by and between Western Sierra Bancorp, a California corporation ("Western"), and                        ("Shareholder").

RECITALS

A.
Western and Gold Country Financial Services, Inc., a Nevada corporation ("Gold") entered into that certain Agreement and Plan of Reorganization and Merger dated as of November     , 2004 (the "Reorganization Agreement").

B.
Shareholder is a member of the Board of Directors of Gold and owns shares of the common stock, $4.00 par value, of Gold ("Gold Stock").

C.
Shareholder is willing to agree to vote or cause to be voted all shares of Gold Stock with respect to which Shareholder has voting power on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

D.
Shareholder is willing to agree to not compete with, use trade secrets or solicit customers or employees of Western or any of Western's Subsidiaries, or Gold as set forth in this Agreement.

E.
Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

        NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Western and Shareholder agree as follows:

ARTICLE I
DIRECTOR-SHAREHOLDER'S AGREEMENT

        1.1    Agreement to Vote.    Shareholder shall vote or cause to be voted at any meeting of shareholders of Gold to approve the Reorganization Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of Gold Stock as to which Shareholder has sole or shared voting power (the "Shares"), as of the record date established to determine shareholders who have the right to vote at any such Shareholders' Meeting or to give consent to action in writing (the "Record Date"), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Reorganization and Merger.

        1.2    Legend.    Shareholder agrees to stamp, print or type on the face of his or her certificates of Gold Stock evidencing the Shares the following legend:

    "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A DIRECTOR-SHAREHOLDER'S AGREEMENT DATED AS OF NOVEMBER    , 2004 BY AND BETWEEN WESTERN SIERRA BANCORP, AND                        , COPIES OF WHICH ARE ON FILE AT THE OFFICES OF GOLD COUNTRY FINANCIAL SERVICES, INC."

        1.3    Restrictions on Dispositions.    Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, he or she will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Western or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

        1.4    Shareholder Approval.    Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the Gold shareholders at the Shareholders' Meeting and (ii) advise the Gold shareholders to reject any subsequent proposal or offer received by Gold relating to any purchase, sale, acquisition, merger or other form of business combination involving Gold or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of Gold is advised in writing by outside legal counsel, Gerrish & McCreary, P.C., that, in the exercise of his or her fiduciary duties, a director of Gold should not take such action.

        1.5    Noncompetition.    Other than serving as a director, executive officer or shareholder of Western or its subsidiaries, for a period of two years after the Effective Time of the Reorganization, Shareholder agrees not to, directly or indirectly, without the prior written consent of Western, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution, other than Western or its subsidiaries, whose deposits are insured by the Federal Deposit Insurance Corporation that has its head offices or a branch office within 50 miles of the head office of Gold. In the event that during the two year period Western is acquired by another financial institution and is not the surviving entity of the acquisition, then this Section 1.5 shall terminate upon the date of Western's acquisition.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholder represents and warrants to Western that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

        2.1    Ownership and Related Matters.

          (a)   Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder's voting power with respect thereto as of the date hereof. Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder's voting power with respect thereto as of the Record Date.

          (b)   There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

        2.2    Authorization; Binding Agreement.    Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

        2.3    Noncontravention.    The execution, delivery and performance of this Agreement by Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which Shareholder or his or her spouse is a party or by which any of Shareholder's properties or his or her spouse's properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require any third party consents; (c) result in the creation or imposition of any encumbrance on any of the Shares or any other assets of Shareholder or his or her spouse; or (d) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

2

ARTICLE III
GENERAL

        3.1    Amendments.    To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

        3.2    Integration.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

        3.3    Specific Performance.    Shareholder and Western each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, Western would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and Western agree that Western shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

        3.4    Termination.    This Agreement shall terminate automatically without further action at the earlier of two years following the Effective Time of the Reorganization or the termination of the Reorganization Agreement in accordance with its terms. Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

        3.5    No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Western or Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

        3.6    Headings.    The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        3.7    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

        3.8    Gender, Number, and Tense.    Throughout this Agreement, unless the context otherwise requires,

  (i)
  the masculine, feminine and neuter genders each includes the other;

  (ii)
  the singular includes the plural, and the plural includes the singular; and

  (iii)
  the past tense includes the present, and the present tense includes the past.

        3.9    Notices.    Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

  If to Western:

    Western Sierra Bancorp
    4080 Plaza Goldorado Circle
    Cameron Park, California 95682
    Attention: Gary D. Gall
    Fax: (530) 698-2279

3

  With a copy to:

    Gary Steven Findley & Associates
    1470 N. Hundley Street
    Anaheim, California 92806
    Attention: Gary Steven Findley
    Fax: (714) 630-7910

  If to Shareholder:

  With a copy to:

    Gerrish & McCreary, P.C.
    700 Colonial Road, Suite 200
    P.O. Box 242120
    Memphis, Tennessee 38124-2120
    Attention: Jeffrey C. Gerrish, Esq.
    Fax No. (901) 684-2339

    Gary Steven Findley & Associates
    1470 N. Hundley Street
    Anaheim, California 92806
    Attention: Gary Steven Findley
    Fax: (714) 630-7910

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

        3.10    Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

        3.11    Not in Director Capacity.    Except to the extent set forth in Section 1.4, no person executing this Agreement who is, during the term hereof, a director of Gold, makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners of or holders of the power to vote shares of Gold Stock.

        3.12    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        3.13    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

4

        IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

WESTERN SIERRA BANCORP
By:
Title: President
SHAREHOLDER

5

SPOUSAL CONSENT

        I am the spouse of                        , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder's Spouse's Name)

6

Appendix B

NEVADA REVISED STATUTES
92A.300-500
RIGHTS OF DISSENTING OWNERS

        NRS 92A.300 Definitions.    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

        (Added to NRS by 1995, 2086)

        NRS 92A.305 "Beneficial stockholder" defined.    "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

        (Added to NRS by 1995, 2087)

        NRS 92A.310 "Corporate action" defined.    "Corporate action" means the action of a domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.315 "Dissenter" defined.    "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

        (Added to NRS by 1995, 2087; A 1999, 1631)

        NRS 92A.320 "Fair value" defined.    "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (Added to NRS by 1995, 2087)

        NRS 92A.325 "Stockholder" defined.    "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.330 "Stockholder of record" defined.    "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.335 "Subject corporation" defined.    "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

        (Added to NRS by 1995, 2087)

        NRS 92A.340 Computation of interest.    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

        (Added to NRS by 1995, 2087)

        NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

        (Added to NRS by 1995, 2088)

        NRS 92A.360 Rights of dissenting member of domestic limited-liability company.    The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        (Added to NRS by 1995, 2088)

        NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

        1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

        (Added to NRS by 1995, 2088)

        NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

        1.     Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a)   Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

            (1)   If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

            (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

          (b)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

          (c)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

        2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

        (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

        NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

        1.     There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a)   The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b)   The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

            (1)   Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

               (I)  The surviving or acquiring entity; or

              (II)  Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

            (2)   A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

        2.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

        (Added to NRS by 1995, 2088)

        NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

        1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2.     A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a)   He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b)   He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

        (Added to NRS by 1995, 2089)

        NRS 92A.410 Notification of stockholders regarding right of dissent.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

        2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

        (Added to NRS by 1995, 2089; A 1997, 730)

        NRS 92A.420 Prerequisites to demand for payment for shares.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a)   Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Must not vote his shares in favor of the proposed action.

        2.     A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

        (Added to NRS by 1995, 2089; 1999, 1631)

        NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

        1.     If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

        2.     The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

        (Added to NRS by 1995, 2089)

        NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

        1.     A stockholder to whom a dissenter's notice is sent must:

          (a)   Demand payment;

          (b)   Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's noice for this certification; and

          (c)   Deposit his certificates, if any, in accordance with the terms of the notice.

        2.     The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        3.     The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

        (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

        NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

        1.     The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        2.     The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        (Added to NRS by 1995, 2090)

        NRS 92A.460 Payment for shares: General requirements.

        1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a)   Of the county where the corporation's registered office is located; or

          (b)   At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

        2.     The payment must be accompanied by:

          (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b)   A statement of the subject corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated;

          (d)   A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e)   A copy of NRS 92A.300 to 92A.500, inclusive.

        (Added to NRS by 1995, 2090)

        NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

        1.     A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

        2.     To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

        (Added to NRS by 1995, 2091)

        NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

        1.     A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        2.     A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

        (Added to NRS by 1995, 2091)

        NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

        1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60 -day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        2.     A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

        3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

        (Added to NRS by 1995, 2091)

        NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

        1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

        (Added to NRS by 1995, 2092)

Gold Country Financial Services, Inc.
Proxy

        This proxy is solicited on behalf of the Board of Directors for the special meeting of shareholders to be held on March 7, 2005.

        The undersigned hereby appoints John A. Marta and Robert M. Peppercorn, M.D. as proxyholders with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Gold Country Financial Services, Inc. common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held on March 7, 2005 at 5:30 p.m., at Gold Country Financial Services, Inc.'s head office located at 519 "D" Street, Marysville, California or any adjournment(s) thereof, with all the powers the undersigned would possess if personally present as follows:

1.
To approve payments to an executive of Gold Country Financial in connection with the merger of Gold Country Financial with Western Sierra Bancorp.

[    ] FOR                        [    ] AGAINST                        [    ] ABSTAIN

2.
To approve the merger agreement, as amended, by and between Gold Country Financial Services, Inc. and Western Sierra Bancorp and the transactions contemplated therein as described more fully in the accompanying proxy statement-prospectus.

[    ] FOR                        [    ] AGAINST                        [    ] ABSTAIN

3.
To transact such other business as may properly come before the meeting and any adjournments or adjournments thereof.

Please Sign and Date Below

        The Board of Directors recommends a vote "FOR" management's proposal. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of management's proposal. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

        (Please date this proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

[ ] I Do [ ] I Do Not Expect to Attend the Meeting.

(Number of Shares)

(Please Print Your Name)

(Please Print Your Name)

(Date)

(Signature of Shareholder)

(Signature of Shareholder)

        This proxy may be revoked prior to its exercise by filing with the Secretary of Gold Country Financial Services, Inc. a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and voting in person.

QuickLinks

Questions and Answers About the Merger
Summary
  General
  Parties to the Merger (pages 45 and 49)
  Special Shareholders' Meeting (Page 17)
  Payments to Executive (Page 20)
  The Merger (Pages 25 and 35)
  Western's Management and Operations After the Merger (Page 35)
  Interests of Certain Persons in the Merger That Are Different From Yours (Pages 18 and 35)
  Differences in Your Rights as a Shareholder (Page 79)
  Dissenters' Rights (Page 36)
  Stock Dividends; Western Stock Repurchase Plan
  Resale of Western Common Stock by Former Gold Country Financial Shareholders (Page 35)
Risk Factors
A Warning about Forward Looking Statements
Markets; Market Prices and Dividends
Selected Financial Data
  Western
  Selected Historical and Pro Forma Per Share Data
The Gold Country Financial Meeting
  General
  Record Date; Stock Entitled to Vote; Quorum
  Number of Votes
  Votes Required
  Voting of Proxies
Payments to Executive
The Merger
  Background and Reasons for the Merger; Recommendation of the Board of Directors
  Structure of the Merger
  Calculation of Consideration to be Paid to Gold Country Financial Shareholders
  Certain Federal Income Tax Consequences
  Regulatory Approvals
  Resale of Western Common Stock
  Certain Effects of the Merger
  Interests of Certain Persons in the Merger
  Dissenters' Rights of Gold Country Financial's Shareholders
  Accounting Treatment
  The Merger Agreement
Information Regarding Western
  General
  Management and Additional Information
Information Regarding Gold Country Financial
  Business
  Competition and Service Area
  Summary of Earnings
  Results of Operations
  Financial Condition
  Management
  Compensation of Directors and Executive Officers
  Certain Transactions
  Description of Capital Stock
Comparison of Shareholder Rights
  Comparison of Corporate Structure
  Voting Rights
  Dividends
  Number of Directors
  Indemnification of Directors and Officers
Supervision and Regulation
  Introduction
  Western and Gold Country Financial
  Western's and Gold Country Financial's Banking Subsidiaries
Validity of Western's Common Stock
Experts
Where You Can Find More Information
Index to Financial Statements
DIRECTOR-SHAREHOLDER'S AGREEMENT
ARTICLE I DIRECTOR-SHAREHOLDER'S AGREEMENT
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
ARTICLE III GENERAL
SPOUSAL CONSENT